UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SYMANTEC CORPORATION

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350 Ellis Street

Mountain View, California 94043

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

December 3, 2018

9:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m. (Pacific Time) on Monday, December 3, 2018. This year’s meeting will again be completely virtual and conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions prior to or during the meeting by visiting www.virtualshareholdermeeting.com/SYMC2018. You will also be able to vote your shares electronically at the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.virtualshareholdermeeting.com/SYMC2018 and submit questions in advance of the Annual Meeting.

For your convenience, we are also pleased to offer a re-playable webcast of the Annual Meeting at investor.symantec.com.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the eleven nominees named in the proxy statement to Symantec’s Board of Directors;

2.	To ratify the appointment of KPMG LLP as Symantec’s independent registered public accounting firm for the 2019 fiscal year;

3.

To approve amendments to our 2013 Equity Incentive Plan, as amended, to increase the number of shares authorized for issuance thereunder by 12,000,000 shares and to approve additional amendments thereto;

4.	To approve amendments to our 2008 Employee Stock Purchase Plan, as amended, to extend the term by an additional ten years;

5.	To hold an advisory vote to approve executive compensation; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

On or about October 29, 2018, we expect to send to our stockholders our proxy materials, including our proxy statement and our annual report, and instructions on how to vote through the Internet or by telephone.

Only stockholders of record as of the close of business on October 5, 2018 are entitled to notice of, and vote at, the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (650) 527-8020.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the proxy card you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “2018 Annual Meeting of Stockholders Meeting Information” section of the proxy statement for additional information.

BY ORDER OF THE BOARD OF DIRECTORS

SCOTT C. TAYLOR

Executive Vice President, General

Counsel and Secretary

Mountain View, California

October 29, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 3, 2018. The proxy statement and Symantec’s Form 10-K for the 2018 fiscal year are available at http://investor.symantec.com/About/Investors/financial-information/Annual-Reports/default.aspx.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2018 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Monday, December 3, 2018 at 9:00 a.m. Pacific Time

Location:	Meeting live via the Internet by visiting www.virtualshareholdermeeting.com/SYMC2018

Record Date:	October 5, 2018

Admission:	To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/SYMC2018. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

VOTING MATTERS

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	20
2. Ratification of Independent Registered Public Accounting Firm	FOR	35
3. Approval of amendments to the 2013 Equity Incentive Plan	FOR	37
4. Approval of amendments to the 2008 Employee Stock Purchase Plan	FOR	48
5. Advisory Vote to Approve Executive Compensation	FOR	53

OUR DIRECTOR NOMINEES

Immediately following the Annual Meeting, the proposed Board of Directors and committees thereof will be as follows:

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	NGC

Gregory S. Clark	53	2016	Chief Executive Officer	No				—

Frank E. Dangeard	60	2007	Managing Partner, Harcourt	Yes				1

Peter A. Feld	39	2018	Managing Member and Head of Research at Starboard Value LP	Yes				0

Dale L. Fuller	60	2018	Operating Partner, The Riverside Company	Yes				1

Kenneth Y. Hao	50	2016	Managing Partner and Managing Director, Silver Lake Partners	Yes				1

David W. Humphrey	41	2016	Managing Director, Bain Capital	Yes				2

David L. Mahoney	64	2003	Director	Yes				2

Anita M. Sands	42	2013	Director	Yes				2

Daniel H. Schulman	60	2000	President and CEO, PayPal Holdings, Inc.	Yes				2

V. Paul Unruh	70	2005	Director	Yes				0

Suzanne M. Vautrinot	58	2013	President, Kilovolt Consulting Inc.	Yes				2

AC = Audit Committee     CC = Compensation and Leadership Development Committee     NGC = Nominating & Governance Committee

= Member         = Chair

OVERVIEW OF DIRECTOR NOMINEE QUALIFICATIONS AND EXPERIENCE

11 Director Nominees	90% Independent (all but CEO)	27% Diverse	5 Directors Added Since 2016	7 Years Average Tenure

SOUND CORPORATE GOVERNANCE PRACTICES

✓	Separate Independent Chairman and CEO
✓	Board Committees Consist Entirely of Independent Directors
✓	All Directors Attended at least 75% of Meetings Held
✓	Independent Directors Meet Regularly in Executive Session
✓	Annual Board and Committee Self-Evaluations
✓	Risk Oversight by Full Board and Committees
✓	Annual Election of All Directors
✓	Majority Voting for Directors
✓	Stockholder Ability to Call Special Meetings (15% threshold)
✓	Stockholder Ability to Act by Written Consent
✓	Proxy Access Subject to Standard Eligibility Requirements
✓	Insider Trading Policy Prohibits Short-selling, Hedging and Pledging Symantec Securities
✓	Stock Ownership Requirements for Directors and Executive Officers

EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The overriding principle driving our compensation programs continues to be our belief that it benefits our employees, customers, partners and stockholders to have management’s compensation tied to our near- and long-term performance. Our pay programs reward achievement of challenging performance goals that align with our business strategy. We measure shorter-term results, though the majority of emphasis is placed on long-term equity compensation that provides direct alignment with stockholders. We use responsible pay policies to reinforce strong governance and enhance stockholder alignment.

Base Salary Annual Incentives Long-Term Incentives Aligned with role, contributions, and com-petitive market practice Supports attraction and retention of talent 50% Revenue (non-GAAP) Encour-ages overall company growth, a key stockholder value driver 70% Performance Units (PRUs) Independently-measured corporate metrics (non-GAAP EPS and relative TSR) provides short-term and long- term motivation Pay Policies Ownership guidelines No hedging/pledging Clawback policy Double-trigger equity 50% Operating Income (non-GAAP) Provides a strong focus on cost control, aligns with stockholder value growth 30% Time-Vested Restricted Stock Units (RSUs) Promotes retention and stockholder alignment

Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured so that a large portion of their total direct compensation is paid based on Company performance (modified by individual achievement). As illustrated by the following charts, for fiscal 2018, approximately 95% of our CEO’s target total direct compensation was at-risk, and on average approximately 94% of our other named executive officers’ target total direct compensation was at-risk. As a result of no annual incentives being paid to our executive officers for fiscal 2018, actual pay was delivered 94% in the form of equity for our CEO and an average of 93% for our NEOs other than the CEO. (please see “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A)” beginning on page 60 for more discussion of executive officer pay mix).

Fiscal 2018 Total Direct Compensation Mix(1) Fiscal 2018 Total Direct Compensation Mix(1) CEO NEOs except CEO Base Salary 5% Base Salary 6% Annual Annual Incentive 8% Incentive 7% RSU 23% RSU 23% PRU 63% PRU 63% At-Risk At-Risk Compensation Compensation 95% 94%

(1)	Does not equal 100% due to rounding.

The following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:

SOUND COMPENSATION GOVERNANCE PRACTICES

What We Do:	What We Do Not Do:
We reward performance that meets our predetermined goals.	We do not pay performance-based cash or equity awards for unmet performance goals.
We cap payouts under our plans to discourage excessive or inappropriate risk taking by our named executive officers (“NEOs”).	Our compensation plans do not have minimum guaranteed payout levels.
We have a relevant peer group and reevaluate the peer group annually, at a minimum.	We do not permit short-sales, hedging or pledging of our stock*
We have long-standing significant stock ownership guidelines for our executives and directors, which include stock holding requirements until the following value thresholds have been met: 10x directors’ total annual cash retainer, 6x our CEO’s total base salary, 3x our CFO’s total base salary and 2x our other NEOs’ total base salary.

We do not provide “golden parachute” excise tax gross-ups under §4999 of IRC for our NEOs.

We do not provide material perquisites.

We do not permit repricing of stock options without stockholder approval.

We have adopted a comprehensive “clawback” policy, applicable to all performance-based compensation granted to the company’s officers (even after they leave Symantec).	We do not permit the payment of dividend or dividend equivalents on unvested equity awards.
Only double-trigger change in control provisions apply to our regular compensation programs.
We limit any potential severance payments to not more than 1x our executive officers’ total target cash compensation and 2x our CEO’s total base salary.
Our Compensation and Leadership Development Committee retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.
We require one-year minimum vesting on stock options and stock appreciation rights (SAR) awards.

*	The Board granted a limited exception to this policy to Starboard Value LP. See “Corporate Governance — Policy Against Short-Selling, Hedging and Pledging Symantec Securities” below.

EFFECTIVELY ALIGNING PAY FOR PERFORMANCE

Executive Annual Incentive Plan

The performance relative to the core financial operating metrics under the FY18 Executive Annual Incentive Plan was as follows(1):

•	Non-GAAP operating income: 95.2% of the targeted level, below the threshold of 97%

•	Non-GAAP revenue: 96.4% of the targeted performance level, below the threshold of 98%

As a result, no awards were funded because the thresholds for both metrics were not met and named executive officers did not receive any annual incentive plan compensation for 2018.

(1)

See “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A) — Compensation Components — II. Executive Annual Incentive Plan” below for a description of the non-GAAP operating income and non-GAAP revenue targets.

2018 PRU Awards

In June 2017, our Compensation and Leadership Development Committee (the “Compensation Committee”) approved fiscal 2018 PRU awards (the “FY18 PRUs”) for our executive officers, which may be earned over three years based on the Company’s achievement of non-GAAP earnings per share (“EPS”) for fiscal 2018 along with relative total stockholder return (“TSR”) against the Nasdaq 100 index for the two- and three-year periods ending at the completion of fiscal 2019 and fiscal 2020, respectively, as described below.

50% of the total FY18 PRUs (“FY18 Year One Shares”) were eligible to be earned based on fiscal 2018 non-GAAP EPS. For fiscal 2018, our non-GAAP EPS target under the FY18 PRUs was $1.64 per share versus a threshold level of $1.56 per share. This resulted in 50.5% of the FY18 Year One Shares (25.25% of the total FY18 PRUs) becoming eligible to be earned at the end of the FY18 PRU Performance Period at the end of fiscal 2020*.

*

See “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A) — Compensation Components — II. Executive Annual Incentive Plan — Compensation Components — II. Equity Incentive Awards — Performance Restricted Stock Units (PRUs)” below for a description of non-GAAP EPS target and relative TSR.

AMENDMENTS TO THE 2013 EQUITY INCENTIVE PLAN

We are asking stockholders to approve the following amendments to our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), which were approved by our Board in August and October 2018:

(i)	an increase to the number of shares reserved for issuance under the 2013 Plan by 12,000,000 shares; and

(ii)	a new limit on total annual non-employee director compensation of $900,000.

Our Board takes seriously its commitment to stockholders to use equity responsibly, and in recent years our gross burn rate has been decreasing:

Gross Burn Rate 2.17% 1.78% 1.49% 2016 2017 2018

If approved, with the 12,000,000 share increase, approximately 25,093,483 shares will be available for future grant and issuance under the 2013 Plan, which represents approximately 3.93% of our outstanding shares as of October 10, 2018. For information about our overhang, please see “Plan History” under Proposal No. 3.

As discussed more fully below in Proposal No. 3, increasing the number of shares reserved for issuance under the 2013 Plan is in the best interests of our Company because of the continuing need to provide equity-based incentives to attract, motivate and retain the most qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy at Symantec and is a practice that we plan to continue.

For a more detailed discussion of Proposal No. 3, please see page 37.

AMENDMENTS TO THE 2008 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve an amendment to our 2008 Employee Stock Purchase Plan, as amended (the “ESPP”) to extend the term of the ESPP by an additional ten years through January 30, 2028. The Board approved this amendment on January 30, 2018. Although stockholder approval is not required to extend the term, the Board is submitting this amendment for extension of the ESPP to our stockholders for approval as a matter of good corporate practice.

For a more detailed discussion of Proposal No. 4, please see page 48.

MEETING INFORMATION

We provide information about Symantec’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), voting and additional information starting on page 107.

CORPORATE GOVERNANCE

Symantec is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors (the “Board”) and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of Symantec’s Board, management and stockholders, and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect the Board and vote on certain extraordinary matters; the Board is responsible for the general governance of our Company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate. Our Board represents the interests of the stockholders in perpetuating a successful business and optimizing long term stockholder value. The Board is responsible for ensuring that the Company is managed in a manner that is designed to serve those interests.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our principal financial officer and principal accounting officer. Our Code of Conduct and Financial Code of Ethics are posted on the Investor Relations section of our website located at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.” Any amendments or waivers of our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Policy Against Short-Selling, Hedging and Pledging Symantec Securities

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including hedging transactions. This policy was established in part because there is often a conflict of interest involved when an employee bets against or hedges a bet regarding our Company’s performance. In addition, our Insider Trading Policy prohibits pledging Symantec stock as collateral for a loan, since the stock may be sold in foreclosure if the borrower defaults on the loan at a time when the pledgor is aware of material, nonpublic information.

Notwithstanding this policy, the Board granted a waiver from the prohibition against transactions with respect to derivative securities for Mr. Feld and Starboard Value LP (“Starboard”) solely for the purpose of enabling Starboard to exercise the forward contracts that were in existence before Mr. Feld was appointed to the Board and that were described in Starboard’s Schedule 13D with respect to the Company filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2018. The grant of this waiver was conditioned upon Mr. Feld’s and Starboard’s compliance with all applicable laws and all other provisions of the Company’s Insider Trading Policy in connection with such derivative securities transactions.

Stock Ownership Guidelines

It is the policy of the Board that our directors’ and officers’ interests align with those of our stockholders. In furtherance of this policy, our Board adopted stock ownership guidelines to better align our directors’ and officers’ interests with those of our stockholders. Details of our directors’ stock ownership guidelines are disclosed under “Summary of Director Qualifications and Experience” on page 32, and details of our executive officers’ stock ownership guidelines are disclosed under “Stock Ownership Requirements” in the “Compensation Discussion & Analysis” section on page 60. The Compensation Committee determines the stock ownership guidelines and the Nominating and Governance Committee monitors compliance under such guidelines.

Stockholder Engagement

We are committed to ongoing engagement with our stockholders to gain valuable insight into the issues that matter most to them and to enable our Company to address them effectively. During fiscal 2018 we engaged in discussions with stockholders representing approximately 65% of our then outstanding shares to discuss our strategy, focus on delivering financial results that create significant stockholder value, as well as corporate governance, executive compensation and other company matters. Our stockholders were generally supportive of the direction of the company and provided valuable insights and feedback, which was shared with the full Board for review and consideration.

Majority Vote Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for the election of directors. Under the majority vote standard, each nominee must be elected by a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means the votes cast “for” a nominee’s election must exceed the votes cast “against” that nominee’s election. A plurality voting standard will apply instead of the majority voting standard if: (i) a stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and (ii) that nomination has not been withdrawn as of 10 days before we first deliver proxy materials to stockholders.

To effectuate this policy with regard to incumbent directors, the Board will not nominate an incumbent director for re-election unless prior to such nomination the director has agreed to promptly tender a resignation if such director fails to receive a sufficient number of votes for re-election at the stockholder meeting with respect to which such nomination is made. Such resignation will be effective upon the earlier of (i) the Board’s acceptance of such resignation or (ii) the 90th day after certification of the election results of the meeting; provided, however, that prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee shall act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board intends to act promptly on the Committee’s recommendation and will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors they deem relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Proxy Access

Our Bylaws contain “proxy access” provisions which permit a stockholder, or a group of up to 50 stockholders, owning continuously for at least three years a number of shares of our common stock that constitutes at least 3% of our outstanding shares of common stock, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. Our Bylaws specifically allow funds under common management to be treated as a single stockholder, and permit share lending with a five-day recall. They do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.

Board Leadership Structure

Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Instead, it retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. During those periods in which the positions of Chairman and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairman are separate. Daniel Schulman, one of our independent directors, was appointed as non-executive Chairman of the Board in January 2013. The Board believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our Company at this time because it allows our Chief Executive Officer to focus on executing our Company’s strategic plan and managing our Company’s operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.

Board Independence

It is the policy of the Board and The Nasdaq Stock Market LLC’s (“Nasdaq”) rules require that listed companies have a board of directors with at least a majority of independent directors, as defined under Nasdaq’s Marketplace Rules. Currently, each member of our Board, other than our Chief Executive Officer, Gregory S. Clark, is an independent director, and all standing committees of the Board are composed entirely of independent directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and our Company with regard to each director’s business and other activities as they may relate to Symantec and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following current directors and director nominees are independent: Frank E. Dangeard, Peter A. Feld, Dale L. Fuller, Kenneth Y. Hao, David W. Humphrey, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot.

Change in Director Occupation

Our Corporate Governance Guidelines include a policy that our Board should consider whether a change in any director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill his or her directorship obligations. To facilitate the Board’s consideration, all directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. Such resignation may be accepted or rejected in the discretion of the Board.

Board and Committee Effectiveness

It is important to Symantec that our Board and its committees are performing effectively and in the best interests of our Company and its stockholders. The Nominating and Governance Committee reviews the size, composition and needs of the Board with established criteria to ensure the Board has the appropriate skills and expertise to effectively carry out its duties and responsibilities. In addition, an evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees.

Board of Directors

Audit Committee

•  Primarily responsible for overseeing our Company’s enterprise risk management.

•  Receives updates and discusses individual and overall risk areas during its meetings, including our Company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures, which exposures span a variety of areas, including litigation, reputational and policy matters, financial reporting, data privacy and cybersecurity (see “Additional Matters – Audit Committee Investigation” on page 62 for more information on the Audit Committee’s recent independent investigation).

Compensation Committee

•  Oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•  Receives reports and reviews whether Symantec’s compensation policies and practices to confirm that they are not reasonably likely to have a material adverse effect on our Company or encourage unnecessary risk-taking.

Nominating and Governance Committee	• Oversees the management of risks that may arise in connection with our Company’s governance structures, processes.

The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board during the Board meetings. In addition, the Board participates in regular discussions with our senior management of many core subjects, including strategy, operations and finance, in which risk oversight is an inherent element. The Board believes that its leadership structure, as described above under “Board Leadership Structure,” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent, non-executive Chairman and each independent committee chair, to participate actively in the oversight of management’s actions.

Board’s Role in Oversight of Company Strategy

One of the Board’s most important responsibilities is collaborating with management to establish the Company’s long-term strategy and then overseeing and providing guidance to management in the execution of the articulated strategy. Various elements of our strategy are discussed in depth at every quarterly Board meeting, with management providing the Board with an update on performance with an update on execution against short and longer-term elements of strategy. The Board also meets annually for a multi-day session where long-term strategy is the primary topic. While the full Board, with leadership of the Independent Chairman, has responsibility for overseeing overall Company strategy, each of our key Committees provides input to the full Board on strategic and execution oriented issues related to their respective areas of focus. The Board receives regular updates from the management team (including those below the executive level) regarding the Company’s strategy and performance to inform its perspective on progress and ensure that it is able to effectively perform its oversight responsibilities.

Board’s Role in Oversight of Human Capital Management

The Board has long recognized that our employees are one of our most important assets and is engaged with management on ensuring that our Company is an employer of choice for the most talented employees in our industry. While the full Board discusses human capital management with regards to its role in overseeing our overall long-term strategy, our Compensation Committee has responsibility for overseeing human capital management. The Compensation Committee, together with our Nominating and Governance Committee, are tasked with overseeing specific initiatives on a regular basis.

Our Compensation Committee is responsible for, among other tasks:

•	Monitoring employee turnover on a quarterly basis; and

•	Overseeing compensation philosophies and incentive plans across our workforce.

Our Nominating and Governance Committee has regular touchpoints with management on the following topics:

•	Employee engagement and work-life integration initiatives;

•	Monitoring our workforce planning, including required capabilities and skills development;

•	Understanding our workforce demographics and diversity, equity and inclusion strategies; and

•	Monitoring our corporate culture.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at Symantec’s expense, and are provided full access to our officers and employees.

Board Structure and Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. The Board held a total of 10 meetings during fiscal 2018. During this time, no directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).

Agendas and topics for board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing annual and longer-term strategic and business plans;

•	Reviewing key product, industry and competitive issues;

•	Reviewing and determining the independence of our directors;

•	Reviewing and determining the qualifications of directors to serve as members of committees, including the financial expertise of members of the Audit Committee;

•	Selecting and approving director nominees;

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Reviewing and discussing succession planning for the senior management team, and for lower management levels to the extent appropriate;

•	Reviewing and approving material investments or divestitures, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Evaluating the performance of the Board;

•	Overseeing our compliance with legal requirements and ethical standards; and

•	Overseeing our financial results.

Executive Sessions

After each regularly scheduled Board meeting, the independent members of our Board hold a separate closed meeting, referred to as an “executive session.” These executive sessions are used to discuss such topics as the independent directors deem necessary or appropriate. At least annually, the independent directors hold an executive session to evaluate the Chief Executive Officer’s performance and compensation. Executive sessions of the Board are led by the independent, non-executive Chairman.

Succession Planning

Our Board recognizes the importance of effective executive leadership to Symantec’s success, and meets to discuss executive succession planning at least annually. Our Board develops and reviews emergency and long-term succession plans and evaluates succession candidates for the CEO and other senior leadership positions under both. The Board also oversees management’s senior executive talent development plans, including ensuring that our succession candidates have regular interactions with the Board.

Attendance of Board Members at Annual Meetings

We encourage our directors to attend our annual meetings of stockholders. All directors who were elected to the Board at our 2017 Annual Meeting were in attendance at that meeting.

THE BOARD AND ITS COMMITTEES

There are three primary committees of the Board: the Audit Committee, Compensation and Leadership Development Committee and Nominating and Governance Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the full Board. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee was appointed by the Board. Each of the Board committees has a written charter approved by the Board and available on our website at investor.symantec.com, by clicking on “Company Charters,” under “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on the Board and its committees, and the number of meetings the Board and each of its committees held in fiscal 2018:

Director	Independent	Board	Audit	Compensation	Nominating & Governance

Gregory S. Clark	No

Frank E. Dangeard	Yes

Peter A. Feld*	Yes

Dale L. Fuller*	Yes

Kenneth Y. Hao	Yes

David W. Humphrey	Yes

Geraldine B. Laybourne**	Yes

David L. Mahoney	Yes

Robert S. Miller**	Yes

Anita M. Sands	Yes

Daniel H. Schulman	Yes

V. Paul Unruh	Yes

Suzanne M. Vautrinot	Yes

Number of Meetings in Fiscal 2018		10	10	10	4

= Member         = Chair

*	Messrs. Feld and Fuller joined our Board in September 2018.
**	Ms. Laybourne and Mr. Miller will not stand for re-election at the Annual Meeting.

Audit Committee

Our Audit Committee oversees our Company’s accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal control over financial reporting and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment, retention and compensation of our independent auditors. Its duties and responsibilities include, among other things, to:

•	Review and discuss with management our Company’s quarterly and annual financial statements.

•	Review the adequacy and effectiveness of our Company’s accounting and financial reporting processes.

•	Appoint and, if necessary, terminate any registered public accounting firm engaged to render an audit report or to perform other audit, review or attest services for our Company.

•	Review and approve processes and procedures to ensure the continuing independence of our Company’s independent auditors.

•

Review the internal audit function of our Company, including the independence and authority of its reporting obligations and the coordination of our Company’s internal audit function with the independent auditors.

•

Review our Company’s practices with respect to risk assessment and risk management and meet with management and members of internal audit to discuss our Company’s significant risk exposures and the steps management has taken to monitor, control and mitigate such exposures.

•	Review our Company’s ethics compliance program, including policies and procedures for monitoring compliance, and the implementation and effectiveness of our Company’s ethics and compliance program.

•

Direct and supervise investigations into any matters within the scope of its duties, and authority and funding to retain such outside counsel, experts and other advisors as it determines to be necessary to carry out its responsibilities.

Our Board has unanimously determined that all Audit Committee members are independent as defined by current Nasdaq listing standards for Audit Committee membership and financially literate under current Nasdaq listing standards, and at least one member has financial sophistication as required pursuant to the Nasdaq listing standards. In addition, our Board has unanimously determined that V. Paul Unruh qualifies as an “audit committee financial expert” under the SEC rules and regulations. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations or liability on any person so designated.

Compensation and Leadership Development Committee

Our Compensation Committee oversees our compensation policies and practices so that they align with the interests of our stockholders; encourage a focus on our Company’s long-term success and performance; and incorporate sound corporate governance principles. It also oversees our programs to attract, retain and develop our executive officers. Its duties and responsibilities include, among other things, to:

•

Review executive and leadership development practices that support our Company’s ability to retain and develop the executive and leadership talent required to deliver against our Company’s short term and long term business strategies, including succession planning for the executive officers.

•

Review our Company’s compensation policies, plans and programs to confirm they: (i) are designed to attract, motivate and retain talented executive officers; (ii) compensate the executive officers effectively in a manner consistent with the strategy of our Company and the interests of stockholders; (iii) are consistent with a competitive framework; and (iv) support the achievement of our Company’s overall financial results and individual contributions.

•	Review and recommend to the independent directors of our Board all compensation arrangements for our Chief Executive Officer.

•	Determine stock ownership guidelines for our Board and executive officers.

•	Review our Company’s overall compensation and benefits programs.

•	Administer our equity incentive and stock purchase plans.

•	Review and recommend to the Board compensation for non-employee members of the Board.

•	Review and approve policies and procedures relating to perquisites of our executive officers.

•

Review our Company’s compensation policies and practices to confirm that such policies and practices are not likely to have a material adverse effect on our Company and do not encourage excessive or inappropriate risk-taking by our executives.

•	Review and make recommendations regarding Company policies on recoupment of incentive-based compensation.

•	Review and make recommendations to the Board with respect to stockholder proposals and stockholder advisory votes related to executive compensation matters.

Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Governance Committee

Our Nominating and Governance Committee oversees our Company’s corporate governance procedures and policies, and ensures that they represent best practices and are in the best interests of our Company and its stockholders, which includes establishing appropriate criteria for nominating qualified candidates to the Board. Its duties and responsibilities include, among other things, to:

•

Establish the criteria and determine the desired qualifications, expertise and characteristics of the Board, with the goal of developing a diversity of perspectives, backgrounds, experiences, knowledge and skills on the Board.

•

Consider the size, composition and needs of the Board and evaluate and recommend qualified candidates for election to the Board consistent with the established criteria to ensure the Board has the appropriate skills and expertise.

•	Advise the Board on corporate governance matters and recommend to the Board appropriate or necessary actions to be taken by our Company, the Board and the Board’s committees.

•	Identify best corporate governance practices and develop and recommend to the Board a set of corporate governance guidelines applicable to our Company.

•

Review and assess the adequacy of our Company’s corporate governance policies, including our Company’s Corporate Governance Guidelines and Code of Conduct, and recommend modifications to the Board as appropriate.

•

Oversee and review our Company’s policies and programs concerning: (i) corporate social responsibility; (ii) public policy; (iii) philanthropy; (iv) political activities and expenditures; (v) our Company’s participation and visibility as a global corporate citizen; and (vi) our Company’s sustainability performance, including impacts to our business of environmental, social and governance issues.

•	Monitor compliance under the stock ownership guidelines as set by the Compensation Committee for the Board and executive officers.

•	Implement and oversee the processes for evaluating the Board, its committees and the CEO on an annual basis.

•	Oversee the management of risks that may arise in connection with our Company’s governance structures and processes.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating and Governance Committee will consider candidates submitted by Symantec stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Nominating and Governance Committee has generally identified nominees based upon recommendations by outside directors, management and executive recruiting firms. The goal of the Nominating and Governance Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

Two of our director-nominees have been nominated pursuant to an agreement we entered into with Starboard Value LP on September 16, 2018. For more information about this agreement, see disclosure under “Proposal No. 1 — Election of Directors — Agreement with Starboard Value LP” below.

The key attributes, experience and skills we consider important for our directors in light of our current business and structure are:

•

Industry and Technology Expertise.    As a cybersecurity company, understanding new technologies and emerging industry trends or having experience in security and related technologies is useful in understanding our business and the market segments in which we compete, our research and development efforts, competing technologies, the various products and processes that we develop, and evolving customer requirements.

•

Global Expertise.    We are a global organization with employees, offices and customers in many countries. Directors with global operating expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•

Leadership Experience.    Directors who have served in a senior leadership position, as a general manager of a business or as the functional leader of a global sales, marketing or product development organization, are important to us, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the company’s chief executive officer and other senior management personnel and the importance of public-company corporate governance, including oversight matters, strategic decisions and operational and compliance-related matters.

•

Business Combinations and Partnerships Experience.    Directors who have a background in mergers and acquisitions and strategic partnership transactions can provide insight into developing and implementing strategies for growing our business through combinations or partnerships with other organizations.

•

Financial Expertise.    Knowledge of financial markets, financial operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Symantec’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•

Diversity.    In addition to a diverse portfolio of professional background, experiences, knowledge and skills, the composition of the Board should reflect the benefits of diversity as to gender, race, and ethnic background.

The information provided under “Director Qualifications” below each of the brief biographical descriptions set forth under Proposal No. 1, “Election of Directors — Nominees for Director” below includes the key individual attributes, experience and skills of each of our directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and Nasdaq.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. In addition, we do not have a formal written policy with regard to the consideration of diversity in identifying candidates; however, as discussed above, diversity is one of the numerous criteria the Nominating and Governance Committee reviews before recommending a candidate. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for Symantec and may do so in the future.

Stockholder Proposals for Nominees

The Nominating and Governance Committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in our corporate Bylaws regarding director nominations. The Nominating and Governance Committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the Nominating and Governance Committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted by mail and must be received by the Corporate Secretary no later than July 1, 2019 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees in this proxy statement.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board for next year’s annual meeting is described in this proxy statement under “Additional Information — Stockholder Proposals for the 2019 Annual Meeting.”

Pursuant to the proxy access provisions of our Bylaws, an eligible stockholder or group of stockholders may nominate one or more director candidates to be included in our proxy materials. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing between June 1, 2019 and July 1, 2019 (or, if the 2019 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2018 Annual Meeting, by the later of the close of business on the date that is 180 days prior to the date of the 2019 annual meeting or within 10 calendar days after our public announcement of the date of the 2019 annual meeting) to the Corporate Secretary at the address listed below. When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required therein.

Contacting the Board of Directors

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of thirteen directors, eleven of whom are nominated for election at the Annual Meeting, including ten independent directors and our Chief Executive Officer. Each director is elected on an annual basis. At the recommendation of the Nominating and Governance Committee, the Board has nominated the following eleven persons to serve as directors for the term beginning at the Annual Meeting on December 3, 2018: Gregory S. Clark, Frank E. Dangeard, Peter A. Feld, Dale L. Fuller, Kenneth Y. Hao, David W. Humphrey, David L. Mahoney, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot. Robert S. Miller, a member of our Board of Directors since 1994, and Geraldine B. Laybourne, a member of our Board of Directors since 2008 are not standing for re-election at the Annual Meeting. The Board thanks Mr. Miller and Ms. Laybourne for their leadership and years of service to Symantec.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to Symantec cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of October 10, 2018, and other information about each nominee is shown below.

Nominee	Age	Principal Occupation	Director Since
Gregory S. Clark	53	Chief Executive Officer	2016
Frank E. Dangeard	60	Managing Partner, Harcourt	2007
Peter A. Feld	39	Managing Member and Head of Research, Starboard Value LP	2018
Dale L. Fuller	60	Operating Partner, The Riverside Company	2018
Kenneth Y. Hao	50	Managing Partner and Managing Director, Silver Lake Partners	2016
David W. Humphrey	41	Managing Director, Bain Capital	2016
David L. Mahoney	64	Director	2003
Anita M. Sands	42	Director	2013
Daniel H. Schulman	60	President and Chief Executive Officer, PayPal Holdings, Inc.	2000
V. Paul Unruh	70	Director	2005
Suzanne M. Vautrinot	58	President, Kilovolt Consulting Inc.	2013

Gregory S. Clark Chief Executive Officer Age: 53 Director Since: 2016 Committee Memberships: • None Other Current Public Boards: • None

Mr. Clark has served as our Chief Executive Officer and a member of our Board since 2016. Prior to joining Symantec, he served as the Chief Executive Officer of Blue Coat, which we acquired in 2016, and as a member of Blue Coat’s board of directors from 2011 to August 2016. From 2008 to 2011, Mr. Clark was the President and Chief Executive Officer of Mincom, a global software and service provider to asset-intensive industries. Before joining Mincom, he was a Founder and served as President and Chief Executive Officer of E2open, a provider of cloud-based supply chain software, from 2001 until 2008. Earlier in his career, Mr. Clark founded a security software firm, Dascom, which was acquired by IBM in 1999. Mr. Clark previously served on the boards of directors of Imperva, Inc. from May 2014 through August 2015 and Emulex Corporation from 2013 through its acquisition by Avago Technologies Ltd. in 2015. He served as a distinguished engineer and Vice President of IBM’s Tivoli Systems, a division providing security and management products, from 1999 until 2001. Mr. Clark holds a Bachelor’s degree from Griffith University.

Director Qualifications:

• Industry and Technology Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat and former President and Chief Executive Officer of Mincom.

• Global Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat and former President and Chief Executive Officer of Mincom.

• Leadership Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

• Public Company Board Experience — former member of the board of directors of Imperva, Inc. and Emulex Corporation.

• Business Combinations and Partnerships Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

• Financial Experience — Chief Executive Officer of Symantec Corporation; former Chief Executive Officer of Blue Coat; former President and Chief Executive Officer of Mincom and Founder, President and Chief Executive Officer of E2open.

Frank E. Dangeard Managing Partner, Harcourt Age: 60 Director Since: 2007 Committee Memberships: • Audit • Nominating & Governance Other Current Public Boards: • RBS Group

Mr. Dangeard has served as a member of our Board since 2007. He has been the Managing Partner of Harcourt, an advisory firm, since 2008. Mr. Dangeard was Chairman and Chief Executive Officer of Thomson, a provider of digital video technologies, solutions and services, from 2004 to 2008. From 2002 to 2004, he was Deputy Chief Executive Officer of France Telecom, a global telecommunications operator. From 1997 to 2002, Mr. Dangeard was Senior Executive Vice President of Thomson and served as its Vice Chairman in 2000. Prior to joining Thomson, he was Managing Director of SG Warburg & Co. Ltd. from 1989 to 1997 in London, Paris and Madrid and Chairman of SG Warburg France from 1995 to 1997. Prior to that, Mr. Dangeard was a lawyer with Sullivan & Cromwell, in New York and London. He serves on the boards of Arqiva PLC, Royal Bank of Scotland Group PLC (“RBS Group”), as chairman of the board of directors of Nat West Markets PLC, the investment bank of the RBS Group, and on a number of advisory boards. Mr. Dangeard has previously served as a director of a variety of companies, including Crédit Agricole CIB, Eutelsat, Home Credit, SonaeCom, Thomson, Electricité de France and Telenor. He graduated from the École des Hautes Études Commerciales, the Paris Institut d’Études Politiques and holds an LLM degree from Harvard Law School.

Director Qualifications:

• Industry and Technology Experience — former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor; former member of the boards of directors of Eutelsat, SonaeCom and RPX Corporation.

• Global Experience — member of the board of directors of RBS Group (UK), of Arqiva (UK) and chairman of NatWest Markets (UK); former Chairman and Chief Executive Officer of Thomson (France); former Deputy Chief Executive Officer of France Telecom (France); former Deputy Chairman of Telenor (Norway) and former member of the boards of directors of Crédit Agricole CIB (France), Eutelsat (France), Home Credit (Czech Republic), Electricité de France (France) and SonaeCom (Portugal).

• Leadership Experience — Managing Partner of Harcourt; former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor and former Chairman of SG Warburg France and Managing Director of SG Warburg & Co. Ltd; Chairman of NatWest Markets.

• Public Company Board Experience — member of the board of directors of RBS Group; former Deputy Chairman of Telenor and former member of the boards of directors of Eutelsat, Electricité de France, Thomson, and SonaeCom.

• Business Combinations and Partnerships Experience — former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Deputy Chairman of Telenor; former Chairman of SG Warburg France and former lawyer at Sullivan & Cromwell LLP.

• Financial Experience — former Chairman and Chief Executive Officer of Thomson; former Deputy Chief Executive Officer of France Telecom; former Chairman of the Audit Committee of Electricité de France and former Deputy Chairman of Telenor; member of the board of RBS Group; Chairman of NatWest Markets.

Peter A. Feld Managing Member and Head of Research, Starboard Value LP Age: 39 Director Since: 2018 Committee Memberships: • Compensation • Nominating & Governance Other Current Public Boards: • None

Mr. Feld has served as a member of our Board since September 2018. Mr. Feld has served as a Managing Member and Head of Research of Starboard Value LP since 2011. Mr. Feld previously served on the boards of directors of several technology companies, including Marvell Technology Group Ltd. from May 2016 to June 2018, The Brink’s Company from January 2016 to November 2017, Insperity, Inc. from March 2015 to June 2017, Darden Restaurants, Inc. from October 2014 to September 2015, Tessera Technologies, Inc. (n/k/a Xperi Corporation) from 2013 to April 2014, Integrated Device Technology, Inc. from 2012 to February 2014 and Unwired Planet, Inc. (n/k/a Great Elm Capital Group, Inc.) from 2011 to March 2014 and as Chairman from 2011 to 2013. Mr. Feld received a Bachelor of Arts degree in Economics from Tufts University.

Director Qualifications:

• Industry and Technology Experience — member of the boards of directors of many public and private technology companies.

• Global Expertise — Managing Member and the Head of Research of Starboard Value LP; former member of the board of directors of Marvell Technology Group, Insperity, Inc., and Darden Restaurants, Inc.

• Leadership Experience — Managing Member and the Head of Research of Starboard Value LP.

• Public Company Board Experience — former member of the boards of directors of Marvell Technology Group, Insperity, Inc., and Darden Restaurants, Inc.

• Business Combinations and Partnerships Experience — Managing Member and the Head of Research of Starboard Value LP.

• Financial Experience — over 10 years of capital markets and corporate governance experience.

Dale L. Fuller Operating Partner, The Riverside Company Age: 60 Director Since: 2018 Committee Memberships: • Nominating & Governance Other Current Public Boards: • comScore, Inc.

Mr. Fuller has served as a member of our Board since September 2018. Mr. Fuller has served as an Operating Partner at the Riverside Company, a private equity firm, since 2013 and on the board of directors of comScore, Inc., a media measurement and analytics company, since March 2018, and as Chairman of the board of directors of MobiSocial, Inc., a technology startup, since 2013. Mr. Fuller previously served on the boards of directors of several technology companies, including Quantum Corporation from September 2014 to March 2017 and AVG Technologies N.V. from 2008 to October 2016 and as Chairman from 2009 to October 2016. Mr. Fuller holds an honorary doctorate degree from St. Petersburg State University and a Bachelor of Science degree from Pacific College.

Director Qualifications:

• Industry and Technology Experience — member of the boards of directors of many public and private technology companies.

• Global Experience — former member of the boards of directors of Quantum Corporation, AVG Technologies, N.V., Zoran Corporation and Phoenix Technologies, Ltd.

• Leadership Experience — Operating Partner at the Riverside Company, prior president and CEO of MokaFive and member of the boards of directors of numerous major technology companies.

• Public Company Board Experience — member of the boards of directors of comScore; former board member of Quantum Corporation and AVG Technologies.

• Business Combinations and Partnerships Experience — former member of the boards of directors of Quantum Corporation, AVG Technologies, N.V., Zoran Corporation and Phoenix Technologies, Ltd.

• Financial Experience — over 10 years of capital markets and corporate governance experience.

Kenneth Y. Hao Managing Partner and Managing Director, Silver Lake Partners Age: 50 Director Since: 2016 Committee Memberships: • None Other Current Public Boards: • Smart Global Holdings, Inc.

Mr. Hao has served as a member of our Board since 2016. Mr. Hao joined Silver Lake Partners in 2000 and currently serves Silver Lake as a Managing Partner and Managing Director. Mr. Hao also serves on the boards of directors of SMART Global Holdings, Inc., as well as on the boards of directors of a number of private companies in Silver Lake’s portfolio. Prior to joining Silver Lake, he was an investment banker with Hambrecht & Quist, where he served as a Managing Director in the Technology Investment Banking group. He also serves on the Executive Council for UCSF Health. Mr. Hao graduated from Harvard University with a Bachelor’s degree in economics.

Director Qualifications:

• Industry and Technology Experience — over 25 years of technology investment experience; member of the boards of directors of many public and private technology companies.

• Global Experience — extensive experience investing in large global businesses and established Silver Lake’s Asia business.

• Leadership Experience — Managing Partner and Managing Director of Silver Lake and member of the boards of directors of numerous major technology companies.

• Public Company Board Experience — member of the board of directors of SMART Global Holdings, Inc.; former board member of Broadcom Limited and Netscout Systems.

• Business Combinations and Partnerships Experience — Managing Partner and Managing Director of Silver Lake Partners and former investment banker with Hambrecht & Quist.

• Financial Experience — over 25 years of investment experience in complex transactions.

David W. Humphrey Managing Director, Bain Capital Age: 41 Director Since: 2016 Committee Memberships: • None Other Current Public Boards: • BMC Software • Genpact Ltd.

Mr. Humphrey has served as a member of our Board since August 2016 when he joined in connection with Bain Capital’s investment in Symantec, prior to which he served on Blue Coat’s board of directors since May 2015. He is a Managing Director of Bain Capital, a private equity firm, where he co-leads the firm’s investing efforts in technology, media and telecom investments and where he has worked since 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. He serves on the boards of directors of BMC Software and Genpact Ltd. and on the board of directors of a number of private companies in Bain Capital’s portfolio. Mr. Humphrey previously served on the boards of directors of Bright Horizons Family Solutions, Inc. Burlington Coat Factory Warehouse Corporation, Skillsoft PLC and Bloomin’ Brands, Inc. He received a Master of Business Administration degree from Harvard Business School and a Bachelor’s degree from Harvard University.

Director Qualifications:

• Industry and Technology Experience — former member of the board of directors of Blue Coat; Managing Director of Bain Capital; and member of the boards of directors of BMC Software, Inc., Viewpoint Construction Software, Navicure, Inc. and Genpact Ltd.

• Global Experience — extensive experience investing in large global businesses.

• Leadership Experience — Managing Director of Bain Capital and leader of its technology, media and telecom vertical; and member of the boards of directors of BMC Software, Inc. Viewpoint Construction Software, Navicure, Inc. and Genpact Ltd.

• Public Company Board Experience — member of the board of directors of BMC Software and Genpact Ltd. and former member of the boards of directors of Bright Horizons Family Solutions, Inc. Burlington Coat Factory Warehouse Corporation, Skillsoft PLC and Bloomin’ Brands, Inc.

• Business Combinations and Partnerships Experience — Managing Director of Bain Capital and former investment banker with Lehman Brothers.

• Financial Experience — Managing Director of Bain Capital and former investment banker with Lehman Brothers.

David L. Mahoney

Director

Age: 64

Director Since: 2003

Committee
Memberships:

• Compensation (Chair)

• Nominating & Governance

Other Current
Public Boards:

• Adamas
Pharmaceuticals,
Inc.

• Corcept
Therapeutics, Inc.

Mr. Mahoney has served as a member of our Board since 2003. He previously served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare services company, and as Chief Executive Officer of iMcKesson LLC, also a healthcare services company, from 1999 to 2001. Mr. Mahoney is a member of the boards of directors of Adamas Pharmaceuticals, Inc. Corcept Therapeutics Incorporated, and Mercy Corps, a non-profit organization, the board of trustees of Mount Holyoke College, as well as a trustee of the Schwab/Laudus fund family and the San Francisco Museum of Modern Art. He has previously served as a director of a variety of companies, including Tercica Inc. Mr. Mahoney has a Bachelor’s degree from Princeton University and a Master of Business Administration degree from Harvard Business School.

Director Qualifications:

• Industry and Technology Experience — former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

• Global Experience — former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

• Leadership Experience — former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

• Public Company Board Experience — member of the board of directors of Corcept Therapeutics Incorporated; Lead Independent Director at Adamas Pharmaceuticals, Inc. and former member of the board of directors of Tercica, Inc.

• Business Combinations and Partnerships Experience — former co-Chief Executive Officer of McKesson HBOC, Inc.; former Chief Executive Officer of iMcKesson LLC; various executive roles at McKesson Corporation and former Principal at McKinsey & Co.

• Financial Experience — former roles at McKesson HBOC; serves on the Audit Committee of Corcept Therapeutics Incorporated (former Chair of the Audit Committee) and the Investment Committee of the Schwab/Laudus fund family; served on the Audit Committees of Tercica Inc., Adamas Pharmaceuticals, Inc., Symantec, and is Chair of the Finance Committee of Mercy Corps and San Francisco Museum of Modern Art.

Anita M. Sands Director Age: 42 Director Since: 2013 Committee Memberships: • Audit Other Current Public Boards: • Pure Storage, Inc. • ServiceNow, Inc.

Ms. Sands has served as a member of our Board since October 2013. She served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm, from April 2012 to September 2013. Ms. Sands was Group Managing Director and Chief Operating Officer of Wealth Management Americas at UBS Financial Services from April 2010 to April 2012. Prior to that, she was a Transformation Consultant at UBS Financial Services from October 2009 to April 2010. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup’s Global Operations and Technology organization. She also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands is on the boards of directors of ServiceNow, Inc., Pure Storage, Inc. and two private companies. She received a Bachelor’s degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a Doctorate in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and a Master of Science degree in public policy and management from Carnegie Mellon University.

Director Qualifications:

• Industry and Technology Experience — former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

• Global Experience — former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

• Leadership Experience — former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

• Public Company Board Experience — member of the boards of directors of ServiceNow, Inc. and Pure Storage, Inc.

• Financial Experience — former Managing Director and Chief Operating Officer at UBS Financial Services and various executive positions of global financial services firms.

Daniel H. Schulman

President and Chief Executive Officer, PayPal Holdings, Inc.

Age: 60

Director Since: 2000

Committee
Memberships:

• Compensation

• Nominating & Governance (Chair)

Other Current
Public Boards:

• PayPal
Holdings, Inc.

• Verizon
Communications Inc.

Mr. Schulman has served as a member of our Board since 2000. He has served as President and then Chief Executive Officer of PayPal Holdings, Inc., an online payment system company, since September 2014. Previously, Mr. Schulman served as Group President, Enterprise Group of American Express, a financial services company, from 2010 to September 2014. He was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from 2009 until 2010. Mr. Schulman served as Chief Executive Officer of Virgin Mobile USA, a cellular phone service provider, from 2001 to 2009, when Sprint Nextel acquired that company. He also served as a member of the board of directors of Virgin Mobile USA from 2001 to 2009. Mr. Schulman is a member of the boards of directors of PayPal Holdings, Inc., Verizon Communications Inc. and a non-profit organization. He received a Bachelor’s degree in economics from Middlebury College and a Master of Business Administration degree, majoring in Finance, from New York University.

Director Qualifications:

• Industry and Technology Experience — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express and former Chief Executive Officer and Chief Operating Officer of priceline.com.

• Global Experience — President and Chief Executive Officer of PayPal and former Group President of American Express.

• Leadership Experience — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express; former President, Prepaid Group of Sprint Nextel Corporation; former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

• Public Company Board Experience — member of the boards of directors of PayPal Holdings, Inc. and Verizon Communications Inc. and former member of the boards of directors of Virgin Mobile USA and Flextronics International Ltd.

• Business Combinations and Partnerships Experience — President and Chief Executive Officer of PayPal and former Chief Executive Officer of Virgin Mobile USA.

• Financial Experience — President and Chief Executive Officer of PayPal; former Group President, Enterprise Group of American Express; former President, Prepaid Group of Sprint Nextel Corporation; former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

V. Paul Unruh Director Age: 70 Director Since: 2005 Committee Memberships: • Audit (chair) Other Current Public Boards: • None

Mr. Unruh has served as a member of our Board since 2005 following the acquisition of Veritas, where he had served on the board of directors since 2003. Mr. Unruh retired as Vice Chairman of Bechtel Group, Inc., a global engineering and construction services company, in 2003. During his 25-year tenure at Bechtel Group, he held a number of management positions including Treasurer, Controller and Chief Financial Officer. Mr. Unruh also served as President of Bechtel Enterprises, the finance, development and ownership arm from 1997 to 2001. He is a member of the board of directors of Aconex Ltd., which is traded on the Australian Stock Exchange, and a private company. Mr. Unruh is a Certified Public Accountant.

Director Qualifications:

• Global Experience — former Vice Chairman of and held various executive positions at Bechtel Group, Inc.; former President of Bechtel Enterprises and member of the board of directors of Aconex Ltd. (Australia).

• Leadership Experience — former Vice Chairman of and held various executive positions at Bechtel Group, Inc. and former President of Bechtel Enterprises.

• Public Company Board Experience — former member of the boards of directors of Heidrick & Struggles International Inc., Move, Inc., URS Corporation and Aconex Ltd. (Australia).

• Business Combinations and Partnerships Experience — former board member of Veritas Corporation, Move, Inc., and URS Corporation.

• Financial Experience — certified public accountant; former Chief Financial Officer, Treasurer and Controller of Bechtel Group, Inc.; former President of Bechtel Enterprises; served on the Audit Committees of Heidrick & Struggles International, Inc. and Move, Inc

Suzanne M. Vautrinot President, Kilovolt Consulting Inc. Age: 58 Director Since: 2013 Committee Memberships: • Audit Other Current Public Boards: • Ecolab, Inc. • Wells Fargo & Company

Ms. Vautrinot has served as a member of our Board since 2013. She has been President of Kilovolt Consulting Inc., an advisory firm, since October 2013. Ms. Vautrinot retired from the United States Air Force in October 2013 after over 30 years of service. During her career with the United States Air Force, she served in a number of leadership positions including Major General and Commander, 24th Air Force/Network Operations from 2011 to October 2013; Special Assistant to the Vice Chief of Staff from December 2010 to 2011; Director of Plans and Policy, U.S. Cyber Command from 2010 to 2010 and Deputy Commander, Network Warfare, U.S. Strategic Command, from 2008 and 2010. Ms. Vautrinot is a member of the board of directors of Ecolab, Inc., Wells Fargo & Company, a private company and a non-profit organization. She received a Bachelor of Science degree from the U.S. Air Force Academy, a Master of Systems Management degree from University of Southern California, and completed Air Command and Staff College as well as Air War College. Ms. Vautrinot was a National Security Fellow at the John F. Kennedy School of Government at Harvard University. In 2017 she was inducted into the National Academy of Engineering.

Director Qualifications:

• Industry and Technology Experience — Major General and Commander (retired) and various leadership positions of United States Air Force.

• Global Experience — Major General and Commander (retired) of United States Air Force; member of the boards of directors of Ecolab, Inc. and Wells Fargo & Company.

• Leadership Experience — Major General and Commander (retired) and various leadership positions of United States Air Force.

• Public Company Board Experience — member of the boards of directors of Ecolab, Inc. and Wells Fargo & Company.

• Financial Experience — serves on the Audit Committees of Ecolab, Inc. and Wells Fargo & Company.

Agreement with Starboard Value LP

In September 2018, the Company entered into an agreement with Starboard Value LP and certain of its affiliates (collectively, “Starboard”) regarding, among other things, the membership and composition of the Board and committees thereof (the “Starboard Agreement”). Under the terms of the Starboard Agreement, the Company appointed Peter A. Feld and Dale L. Fuller to serve on the Board and agreed to nominate them for election to the Board at the Annual Meeting. The Starboard Agreement also provides that Robert S. Miller and Geraldine B. Laybourne will not stand for re-election as directors at the Annual Meeting and that, within 30 days after the Annual Meeting, the Company will appoint Richard S. “Rick” Hill to the Board and an additional director to the Board who will be selected by the then-appointed Board from a list of candidates mutually agreed by the Company and Starboard pursuant to the procedures described in the Starboard Agreement. With respect to the Annual Meeting, Starboard has agreed to, among other things, vote all shares of the Company’s common stock beneficially owned by Starboard in favor of the Company’s director nominees and, subject to certain conditions, vote in accordance with the Board’s recommendations on all other proposals.

Pursuant to the Starboard Agreement, if at any time Starboard beneficially owns less than 3.0% of the Company’s then-outstanding common stock (the “Minimum Ownership Threshold”), Mr. Feld (or, if Mr. Feld is no longer serving on the Board, the substitute Starboard employee director who replaced Mr. Feld) will immediately resign from the Board. Furthermore, until the earlier of (x) 15 business days prior to the deadline for the submission of stockholder nominations for the 2019 Annual Meeting and (y) 90 days prior to the first anniversary of the Annual Meeting, for so long as Starboard satisfies the Minimum Ownership Threshold, Starboard also has certain additional rights to recommend or select substitute directors as provided in the Starboard Agreement.

Summary of Director Qualifications and Experience

Our Board is comprised of directors with complementary skills and qualifications needed to effectively oversee our business strategy. The Nominating and Governance Committee annually reviews the skills and characteristics required of members of the Board in the context of the composition of the Board and the stage of the business of the Company.

	Clark	Dangeard	Feld	Fuller	Hao	Humphrey	Mahoney	Sands	Schulman	Unruh	Vautrinot
Industry and Technology Expertise	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Global Expertise	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Leadership Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Public Company Board Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Business Combinations and Partnerships Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö		Ö	Ö
Financial Expertise	Ö	Ö	Ö	Ö		Ö	Ö	Ö	Ö	Ö	Ö
Diversity					Ö			Ö			Ö

The policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Symantec does not pay employee directors for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to director compensation.

Director Stock Ownership Guidelines: Effective fiscal 2017, the Compensation Committee instituted the following stock ownership guidelines for our non-employee directors to better align our directors’ interests with those of our stockholders:

•	Directors must maintain a minimum holding of Company stock with a fair market value equal to ten times (10x) such director’s total annual cash retainer;

•

In the event the annual retainer (or any portion thereof) is paid to a non-employee director in equity instead of cash, the value of such annual retainer for purposes of calculating the minimum holding requirement means the grant date fair value of the annual equity award (or applicable portion thereof);

•	New directors will have three years to reach the minimum holding level; and

•	Notwithstanding the foregoing, directors may sell enough shares to cover their income tax liability on vested grants.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 57 of this proxy statement.

Annual Fees: In accordance with the recommendation of the Compensation Committee, the Board determined the non-employee directors’ compensation for fiscal 2018 as follows:

•	$50,000 annual cash retainer;

•	$15,000 annual fee for committee membership ($20,000 for Audit Committee membership);

•	$25,000 annual fee for chairing a committee of the Board ($15,000 for chairing the Nominating and Governance Committee); and

•	$100,000 annual fee for the Lead Independent Director/Independent Chairman.

The payment of the annual cash retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended, which allows directors to choose to receive common stock in lieu of cash for all or a portion of the retainer payable to each director for serving as a member. We pay the annual retainer fee and any additional annual fees to each director at the beginning of the fiscal year. Directors who join the Company after the beginning of the fiscal year receive a prorated cash payment in respect of their annual retainer fee and fees. These payments are considered earned when paid. Accordingly, we do not require them to be repaid in the event a director ceases serving in the capacity for which he or she was compensated.

Annual Equity Awards. Pursuant to a Non-Employee Director Grant Policy adopted by our Board, each non-employee member of the Board receives an annual award of fully-vested restricted stock under the 2013 Plan, having a fair market value on the grant date equal to a pre-determined dollar value, which was $275,000 for fiscal 2018.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 57 of this proxy statement.

The following table provides information for fiscal year 2018 compensation for all of our non-employee directors:

Fiscal 2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)		Total ($)
Frank E. Dangeard	85,024	274,976		360,000
Peter A. Feld(5)	0	0		0
Dale L. Fuller(5)	0	0		0
Kenneth Y. Hao	40	324,960	(6)	325,000
David W. Humphrey	40	324,960	(6)	325,000
Geraldine B. Laybourne	80,024	274,976		355,000
David L. Mahoney	105,024	274,976		380,000
Robert S. Miller	35,040	324,960	(6)	360,000
Anita M. Sands	20,040	324,960	(6)	345,000
Daniel H. Schulman	195,024	274,976		470,000
V. Paul Unruh	95,024	274,976		370,000
Suzanne M. Vautrinot	70,024	274,976		345,000

(1)

Non-employee directors receive an annual retainer fee of $50,000 plus an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $20,000 (Audit Committee) for membership on each committee. The chair of each committee receives an additional annual fee of $15,000 (Nominating and Governance Committee) or $25,000 (Audit Committee and Compensation Committee). The Lead Independent Director/Independent Chairman receives an annual fee of $100,000.

(2)	Includes payments for fractional share(s) from stock awards granted to each non-employee director.

(3)

Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during fiscal 2018.

(4)

Each non-employee director, other than Messrs. Feld and Fuller, was granted 8,593 RSUs on May 15, 2017, with a per-share fair value of $32.00 and an aggregate grant date fair value of $274,976. The balance of each such director’s fee was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

(5)	Messrs. Feld and Fuller joined our Board of Directors on September 16, 2018 and did not receive any compensation in fiscal 2018.

(6)

In lieu of cash, Messrs. Hao, Humphrey and Miller and Ms. Sands each received 100% of his or her respective annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, each was granted 1,562 shares at a per share fair value of $32.00 and an aggregate grant date fair value of $49,984. The balance of each such director’s fee was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE ELEVEN NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2019. As a matter of good corporate governance, the Audit Committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of KPMG is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as our independent registered public accounting firm.

The Audit Committee first approved KPMG as our independent auditors in September 2002, and KPMG audited our financial statements for fiscal 2018. Representatives of KPMG are expected to attend the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting with respect to this proposal.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, KPMG. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for our audit. Our Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.

In addition to performing the audit of our consolidated financial statements, KPMG provided various other services during fiscal years 2018 and 2017. Our Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2018 and 2017 for each of the following categories of services are as follows:

Fees Billed to Symantec	2018	2017
Audit fees(1)	$11,370,525	$9,985,434
Audit related fees(2)	753,689	2,215,628
Tax fees(3)	469,449	248,467
All other fees(4)	311,000	—

Total fees	$12,904,663	$12,449,529

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Exchange Act, and these categories include in particular the following components:

(1)

“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions and divestitures and statutory audit fees.

(2)	“Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

An accounting firm other than KPMG performs supplemental internal audit services for Symantec. Another accounting firm provides the majority of Symantec’s outside tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services,

audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services relating to the fees described in the table above were approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

AMENDMENTS TO OUR 2013 EQUITY INCENTIVE PLAN, AS AMENDED

We are asking stockholders to approve the following amendments to our 2013 Equity Incentive Plan, as amended (the “2013 Plan”), which were approved by our Board in August and October 2018:

(i)	an increase to the number of shares reserved for issuance under the 2013 Plan by 12,000,000 shares; and

(ii)	a new limit on total annual non-employee director compensation of $900,000.

With the proposed 12,000,000 share increase, approximately 25,093,483 shares will be available for future grant and issuance under the 2013 Plan, which represents approximately 3.93% of our 638,538,278 shares outstanding as of October 10, 2018. Our common stock is listed on Nasdaq under the symbol “SYMC.” On October 10, 2018, the reported closing sale price of our common stock on Nasdaq was $19.90 per share.

Promotion of Good Compensation Practices

The 2013 Plan, as amended, is designed to promote good compensation practices and play an important part of our pay-for-performance philosophy. Including the above proposed amendments, the 2013 Plan, as amended, contains the following important features which we believe promote good compensation practices:

•	No “evergreen” provision. The 2013 Plan has a fixed number of shares available for issuance. It is not an “evergreen” plan.

•

No “fungible share reserve.” The 2013 Plan does not contain a “fungible share reserve.” Instead, each one share granted as a restricted stock award, RSU (including PRUs), stock option or SAR under the 2013 Plan will count as the issuance of one share reserved for issuance under the 2013 Plan for the purpose of computing shares remaining available for issuance.

•	No discounted options of SARs. Stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•

One year minimum vesting on options and SARs. Subject to certain exceptions, each stock option and SAR granted under the 2013 Plan, other than a stock option or SAR granted in substitution for a stock option or SAR granted under a stock plan of a company acquired by the Company, is subject to a minimum service vesting requirement of one year from the date of grant of such stock option or SAR.

•	Repricing prohibited. Repricing or certain other exchanges of stock options and SARs for new 2013 Plan awards or cash is prohibited unless stockholder approval is first obtained.

•

Non-Employee Director Compensation Limit. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board of Directors with respect to any fiscal year, including awards granted under the 2013 Plan and cash fees paid by us to such non-employee director, will not exceed $900,000 in total value.

•

No recycling or liberal share counting. No recycling of shares or “liberal share counting” practices are permitted under the 2013 Plan. Shares tendered to us or retained by us in the exercise or settlement of an award or for tax withholding, or shares that are repurchased on the open market with the proceeds of an option exercise price will not become available again for issuance under the 2013 Plan. In addition, the gross shares subject to a stock appreciation right (SAR) award and not the net number of shares actually issued upon exercise of such SAR counts against the 2013 Plan reserve.

Planned Frequency of Share Requests

Our request for 12,000,000 shares this year follows last year’s request for 8,000,000 shares under the 2013 Plan. In an effort to increase accountability and transparency, the Board has determined to seek stockholder approval for more modest increases more frequently. This approach gives stockholders a more frequent opportunity to evaluate and vote on our usage of equity compensation across our Company. Our current reserve of shares plus this year’s request, if approved, is expected to be sufficient for equity awards to employees across our Company for at least one year, at which point we anticipate we will request stockholders approve additional shares.

Share Request Background

We believe that the increase in the number of shares reserved for issuance under the 2013 Plan is in the best interests of our Company because of the continuing need to provide equity-based incentives to attract, motivate and retain the most qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy at Symantec and is a practice that we plan to continue. The 2013 Plan serves as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our employees. In addition, awards under the 2013 Plan provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 3 is not approved by our stockholders, we believe our ability to attract, motivate and retain the talent we need to compete in our industry would be seriously and negatively impacted and this could affect our long-term success.

Based on a review of Symantec’s historical practice, the recent trading price of our common stock, advice from its independent compensation consultant, and stockholder feedback, the Compensation Committee and the Board currently believe the additional share request will be sufficient to cover awards for at least one year. Our future burn rate will depend on a number of factors, including the number of participants in the 2013 Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, future acquisitions, changes in the compensation practices of our competitors, or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix. Our burn rate is more fully discussed below under “Burn Rate.”

In connection with its approval of the amendment of the 2013 Plan, the Board considered Symantec’s current stock repurchase program, under which approximately $800 million remained authorized for future repurchases as of October 10, 2018, with no expiration date. We believe that stock repurchases reduce the potential dilutive effect of the issuance of additional equity incentives to employees. For example, the weighted average common shares outstanding decreased from 670,002,129 shares in fiscal 2016 to 615,784,822 shares in fiscal 2018, due in part to Symantec’s stock repurchase programs.

Non-Employee Director Compensation Limit

As described above in “Proposal Number 1 — Election of Directors — Fiscal 2018 Director Compensation,” above, we provide our non-employee directors a combination of cash and equity compensation pursuant to a policy developed and recommended by our Compensation Committee, based in part on advice and compensation data provided by Mercer, the Compensation Committee’s independent compensation advisor. For fiscal 2018, the average fees earned or paid in cash to our non-employee directors was approximately $68,530, and the RSU awards granted to our non-employee directors had an aggregate value of $275,000 based on the fair market value of our common stock on the date of grant, resulting in average total annual compensation of approximately $363,506. In May 2018, the Compensation Committee reviewed market data in consultation with Mercer and recommended to our Board of Directors that no changes be made to the non-employee director compensation for fiscal 2019.

We are asking our stockholders to approve an amendment to the 2013 Plan to provide that the total combined value of cash paid and Awards granted to a non-employee director in any calendar year cannot exceed $900,000 in the aggregate. There is currently no such limit in the 2013 Plan, although the 2013 Plan does currently provide that no award under the 2013 Plan to a non-employee director shall exceed 2,000,000 shares in any one fiscal year (which would be replaced by this amendment if approved). We believe that this proposal will benefit stockholders by establishing an upper limit on director compensation, while continuing to provide flexibility to increase non-employee director compensation in future years, should the Compensation Committee determine, in consultation with an independent compensation advisor, that a higher level of compensation is appropriate to attract and retain qualified directors in light of prevailing compensation practices in our peer group.

If stockholder approval of this proposal is not obtained, there will continue to be no limit on either Awards or cash compensation paid to non-employee directors other than the 2,000,000 share limit currently in place under the 2013 Plan.

Equity Plan Philosophy

We have always placed an emphasis on the importance of using equity-based incentives to attract, motivate and retain the most qualified personnel in our industry. We award equity to a broad-based section of our employee base, which positions us for success in attracting, engaging and retaining key employee talent globally including many highly-competitive markets. Over the last two fiscal years, we have granted equity to more than 25% of new hires. We typically grant equity awards to over 40% of employees at all levels globally during our annual review, with a focus on retention of higher performers with critical skills. As of October 10, 2018, over 60% of our employees, across 40 countries, owned unvested equity in our Company. We believe this points to a culture of ownership at the Company, at all levels of the organization and across the vast majority of countries in which we operate. Equity is also a significant portion of our CEO and NEO’s overall compensation package (95% of total target compensation for our CEO and on average 94% of total target compensation for our NEOs).

Our broad-based use of equity for compensation purposes can have a material impact on our burn rate versus that of our peers, however, we believe that granting equity is an important part of our value proposition to our employees and, ultimately, our stockholders.

Plan History

The 2013 Plan was originally adopted by the Board in July 2013, and it was approved by our stockholders in October 2013. In 2016, the 2013 Plan was amended by the Board to provide the Committee the authority to make certain adjustments under the 2013 Plan in the event of an extraordinary cash dividend by Symantec. The 2013 Plan was further amended in 2016 to require that, subject to certain exceptions, each stock option and SAR granted under the 2013 Plan, other than a stock option or SAR granted in substitution for a stock option or SAR granted under a stock plan of a company acquired by the Company, shall be subject to a minimum service vesting requirement of one year from the date of grant of such stock option or SAR. Last year, the 2013 Plan was amended to (i) prohibit dividend payments on unvested equity awards and (ii) require that all awards under the 2013 Plan be subject to our insider trading policy and recoupment policies in accordance with the Company’s clawback policy.

Upon adoption, our stockholders approved the reservation of an aggregate of 45 million shares for issuance under the 2013 Plan. In 2016, our stockholders approved an increase to the number of shares reserved for issuance under the 2013 Plan by 17,000,000 shares. Last year, our stockholders approved an increase to the number of shares reserved for issuance under the 2013 Plan by 8,000,000 shares. With the proposed 12,000,000 share increase, 82,000,000 shares of our common stock will have been reserved for issuance under the 2013 Plan since its inception, which represents approximately 12.84% of our outstanding shares as of October 10, 2018. No shares carried over to the 2013 Plan from our 2004 Equity Incentive Plan (the “Prior Plan”), which was our primary equity compensation plan prior to the adoption of the 2013 Plan. We no longer grant awards under the Prior Plan.

The following table summarizes certain information regarding our equity incentive program, which includes our 2013 Plan and awards granted under our prior plans, including our assumed plans. Our only active equity plans with available shares for future issuance are our 2013 Plan, our 2008 Employee Stock Purchase Plan, and our 2000 Director Equity Plan, as referenced below.

As of October 10, 2018
Total number of shares of common stock subject to outstanding full value awards (including RSUs and PRUs) under all plans(1)	26,017,340
Total number of shares of common stock subject to outstanding stock options under all plans	12,649,479
Weighted-average exercise price of outstanding stock options	$8.49
Weighted-average remaining term of outstanding stock options	6.88 years
Total number of shares of common stock available for future grant under the 2013 Plan(2)	13,093,483
Total number of shares of common stock available for future grant under the 2000 Director Equity Plan	43,203

(1)	Includes PRU at the target grant level.

(2)	Excludes the proposed increase of 12,000,000 shares under this Proposal No. 3.

Burn Rate

A key factor that we consider in administering our equity compensation programs and in determining our share increase request is our “burn rate,” which is generally the number of shares that we utilize under the 2013 Plan each year relative to our total shares outstanding. We analyze our burn rate in terms of gross burn rate and net burn rate. We define “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We define “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage.

Our Board of Directors takes seriously its commitment to stockholders to use equity responsibly, and in recent years our gross burn rate has been decreasing:

Gross Burn Rate 2.17% 1.78% 1.49% 2016 2017 2018

The following table sets forth our gross burn rate for fiscal 2018, 2017 and 2016. Our net burn rate for the same period was 0.96%, 1.19% and 0.24%, respectively.

Gross Burn Rate Summary

Grant Year	Restricted Stock Granted (#)(1)(2)	Performance-based Restricted Stock Released (#)(2)(3)	Options & SARs Granted (#)(4)	Weighted Average Common Shares Outstanding (#)	Gross Burn Rate (%)
Fiscal 2018	8,354,368	817,468	—	615,784,822	1.49
Fiscal 2017	10,421,909	583,640	—	617,726,034	1.78
Fiscal 2016	14,116,762	400,449	—	670,002,129	2.17

(1)	Includes time-based RSUs granted by Symantec. Does not include PRUs granted by Symantec; PRU stock released is included in a separate column above.

(2)	This table only includes awards granted by Symantec and does not include options, RSUs or PRUs assumed in acquisitions.

(3)	Includes PRU stock released in the fiscal year but earned and vested in the previous fiscal year.

(4)	While we assumed stock options with acquisitions in fiscal 2018 and 2017, no stock options or SARs were granted by Symantec in fiscal 2018, 2017 and 2016.

Our burn rates for fiscal 2016 through fiscal 2018 were higher than we initially estimated for reasons including the following:

•	Our weighted average number of shares of common stock outstanding during each of those periods has decreased as we maintain ongoing share buyback plans to return capital to our stockholders; and

•	We granted additional equity awards for retention purposes in fiscal 2017 as we integrated Blue Coat and Symantec into one organization while undertaking our business transformation initiatives.

The table below summarizes the number of PRUs granted at target under the 2013 Plan in each of the past three fiscal years but not included in our burn rate calculations. Our burn rate calculations consider Performance-based Restricted Stock upon release rather than grant. PRUs released is a more accurate measure of the compensation expense and dilutive impact than awards granted, and that calculation is also more frequently used by third parties evaluating our equity compensation plans.

Grant Year	Performance-based Restricted Stock Granted (#)
Fiscal 2018	2,836,989
Fiscal 2017	1,978,638
Fiscal 2016	917,460

The following table presents a summary of the number of awards assumed in fiscal 2018 in connection acquisitions made by the Company in fiscal 2018, and excluded from our fiscal 2018 burn rate calculations, as noted above.

	RSUs (#)	PRUs (#)	Options & SARs (#)
Fiscal 2018 awards assumed(1)	2,019,722	1,110,127	722,386

(1)

These amounts include the total awards assumed at the closing of the fiscal 2018 acquisitions; the number of awards currently outstanding is less due to terminations, cancellations and exercises after the assumption.

Please see “Executive Compensation and Related Information — Compensation Discussion & Analysis (CD&A)” beginning on page 60 for more discussion of equity awards made to our senior executives.

Summary of our 2013 Equity Incentive Plan, as Amended

The following is a summary of the principal provisions of the 2013 Plan, as proposed to be amended. This summary does not purport to be a complete description of all of the provisions of the 2013 Plan. It is qualified in its entirety by reference to the full text of the 2013 Plan. A copy of the 2013 Plan has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the 2013 Plan may do so by written request to the Secretary at Symantec’s headquarters in Mountain View, California.

Eligibility. Employees (including officers), consultants, independent contractors, advisors and members of the Board (including non-employee directors) are eligible to participate in the 2013 Plan. As of October 10, 2018, there were approximately 11,650 employees and consultants, including six executive officers, and twelve non-employee directors that were eligible to receive awards under the 2013 Plan.

Since our executive officers and non-employee directors may participate in the 2013 Plan, each of our executive officers, non-employee directors and director nominees has an interest in Proposal No. 3.

Types of Awards. Awards that may be granted are stock options (both nonstatutory stock options and incentive stock options (which may only be granted to employees)), restricted stock awards, RSUs (including PRUs and performance-contingent stock units (“PCSUs”)) and stock appreciation rights (each individually, an “award”).

Shares Reserved for Issuance. If Proposal No. 3 is approved, the total number of shares reserved under the 2013 Plan since the 2013 Plan’s adoption will be 82,000,000 shares, with 25,093,483 available for future issuance (including the available reserve as of October 10, 2018).

Shares Returned to the Plan. Shares that are subject to issuance upon exercise of an option but cease to be subject to such option for any reason (other than exercise of such option), shares that are subject to an award that is granted but is subsequently forfeited or repurchased by Symantec at the original issue price and shares that are subject to an award that terminates without shares being issued will again be available for grant and issuance under the 2013 Plan.

Shares Not Returned to the Plan. Shares that are withheld to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award, shares that are not issued or delivered as a result of the net settlement of an outstanding option or SAR and shares that are repurchased on the open market with the proceeds of an option exercise price will not be available again for grant and issuance under the 2013 Plan.

Reduction of Shares. For purposes of determining the number of shares available for grant under the 2013 Plan, any equity award (i.e., an option, SAR, award of restricted stock or RSUs) will reduce the number of shares available for issuance by one share.

Per-Share Exercise Price. The per-share exercise price of stock options and SARs granted under the 2013 Plan must equal at least the fair market value of a share of our common stock on the grant date of the option.

No Repricing. The exercise price of an option or SAR may not be reduced (repriced) and no option or SAR may be cancelled in exchange for an award with a lower exercise price or cash without first obtaining stockholder approval (other than in connection with certain corporate transactions, including stock splits, stock dividends, mergers, spin-offs and certain other similar transactions).

Recoupment (“Clawback”) Policy; Insider Trading Policy. Under the 2013 Plan, awards granted under the 2013 Plan are subject to a clawback policy adopted by the Board or required by law. In August 2017, our Board adopted a formal clawback policy for recoupment of performance-based equity compensation, PRUs and other performance-based compensation granted under the 2013 Plan from the Company’s executive officers, including all Named Executive Officers. Pursuant to this policy, the

Board of Directors may seek to recoup certain incentive compensation from executives in the event that the Company is required to restate its financial statements due to fraud or intentional misconduct for three fiscal years preceding the date on which the Company is required to prepare an accounting restatement. In August 2018, our Board further expanded this clawback policy to allow for recoupment for certain violations of the Company’s policies. This policy operates in addition to any compensation recoupment provided for under the Company’s Executive Annual Incentive Plans or other equity arrangements. Awards under the 2013 Plan are also subject to compliance with the Company’s insider trading policy.

Number of Shares Per Calendar Year. No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to the grant of awards under the 2013 Plan, except that new employees are eligible to receive up to a maximum of 3,000,000 shares in the calendar year in which they commence employment with us.

Non-Employee Director Compensation Limit. Under the 2013 Plan, non-employee directors may be granted stock options and other equity awards either on a discretionary basis or pursuant to policy adopted by the Board. Additionally, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director of our Board of Directors with respect to any fiscal year, including awards granted under the 2013 Plan and cash fees paid by us to such non-employee director, will not exceed $900,000 in total value. Pursuant to a policy adopted by the Board effective April 2, 2016, each non-employee member of the Board receives an annual award of fully-vested restricted stock units having a fair market value on the grant date equal to $275,000, with this value prorated for new non-employee directors from the date of such director’s appointment to the Board to the end of the fiscal year.

Vesting and Exercisability. Awards become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the administrator and as set forth in the related award agreement. Vesting may be based on the passage of time in connection with services performed for us or upon achievement of performance goals or other criteria. The maximum term of each option and SAR is ten years from the date of grant. As a matter of practice, options have generally been subject to a four-year vesting period with a one-year period before any vesting occurs and are currently granted with a maximum term of seven years from the date of grant. Options cease vesting on the date of termination of service or the death or disability of the employee, and generally expire three months after the termination of the employee’s service to Symantec or up to 12 months following the date of death or disability. However, if an employee is terminated for cause, the option expires upon termination. SARs become exercisable as they vest and are settled in cash or shares, as determined by the administrator, having a value at the time of exercise equal to (1) the number of shares deemed exercised, times (2) the amount by which Symantec’s stock price on the date of exercise exceeds the exercise price of SARs. RSUs are settled in cash or shares, depending on the terms upon which they are granted, and only to the extent that they are vested. Shares subject to a restricted stock award that are unvested remain subject to our right of repurchase.

Minimum Vesting. No stock option or SAR award granted on or after November 1, 2016 will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares authorized for issuance under the 2013 Plan as of November 1, 2016 may be subject to stock options and SAR awards granted on or after November 1, 2016 which do not meet such vesting (and, if applicable, exercisability) requirements.

No Dividends Paid on Unvested Awards. Under the 2013 Plan as proposed to be amended, dividend or dividend equivalent payments may be accrued but not paid on unvested equity awards. Any dividends or dividend equivalents on unvested awards are subject to the same vesting conditions as the awards on which they relate and may be paid at the time of vesting.

Method of Exercise. The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, broker assisted same-day sales or other methods permitted by the 2013 Plan, the administrator and applicable law.

Adjustment of Shares. In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Symantec without consideration or if there is a change in the corporate structure of Symantec, then (a) the number of shares reserved for issuance and future grant under the 2013 Plan, (b) the limits on the number of shares that may be issued to participants in a calendar year, (c) the exercise price and number of shares subject to outstanding options and SARs, (d) the maximum number of shares that may be issued as incentive stock options, (e) the maximum number of shares that may be issued to non-employee directors in a fiscal year and (f) the purchase price and number of shares subject to other outstanding awards, including restricted stock awards, will be proportionately adjusted, subject to any required action by the Board or our stockholders and subject to compliance with applicable securities laws. In the event of an extraordinary cash dividend, the Company may make certain adjustments in lieu of the above, including cash payments.

Administration. The Compensation Committee administers the 2013 Plan (except when the Board decides to directly administer the 2013 Plan).

Corporate Transaction. In the event of a change of control of Symantec (as set forth in the 2013 Plan), the buyer may, among other alternatives, either assume outstanding awards or substitute equivalent awards. If the buyer fails to assume or substitute awards issued under the 2013 Plan, all awards will accelerate upon the closing of the transaction, unless otherwise determined by the Board.

Amendment or Termination of 2013 Plan. The Board may at any time amend or terminate the 2013 Plan in any respect; provided, that the Board may not, without the approval of the stockholders of Symantec, amend the 2013 Plan to increase the number of shares that may be issued under the 2013 Plan, change the designation of employees or class of employees eligible for participation in the 2013 Plan or materially modify a provision of the 2013 Plan if the modification requires stockholder approval under Nasdaq rules.

Termination Date. The 2013 Plan will terminate on October 22, 2023 unless terminated earlier.

Summary of Federal Income Tax Consequences of Awards Granted under the 2013 Equity Incentive Plan, as Amended

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to Symantec and participants in the 2013 Plan with respect to awards granted under the 2013 Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Tax Treatment of the Participant

Incentive Stock Options. An optionee will recognize no income upon the grant of an incentive stock option (“ISO”) and will incur no tax upon exercise of an ISO unless for the year of exercise the optionee is subject to the alternative minimum tax (“AMT”). If the optionee holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the ISO’s grant date (the “required holding period”), then the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon the exercise of the ISO.

If the optionee disposes of ISO Shares prior to the expiration of the required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonstatutory Stock Options. An optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by Symantec if the optionee is an employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss depending upon the amount of time the NSO shares were held by the optionee.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a RSU award (including awards of PRUs and PCSUs). The participant will generally include in ordinary income, which will be subject to income tax withholding by Symantec if the participant is an employee, the fair market value of the shares of stock that are delivered to the participant upon settlement, which generally occurs at the time the RSUs vest.

Restricted Stock. A participant receiving restricted shares for services recognizes taxable income when the shares become vested. Upon vesting, the participant will include in ordinary income an amount, which will be subject to income tax withholding by Symantec if the participant is an employee, equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the participant, subsequent appreciation or depreciation in the value of the shares is treated as long-term or short-term capital gain or loss depending on the amount of time the shares were held by the participant.

If the participant makes an election under Section 83(b) of the Code (“83(b) Election”), the participant will include in income as ordinary income the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income will be subject to withholding by Symantec (either by payment in cash or withholding out of the participant’s award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

Stock Appreciation Rights. A grant of a SAR has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares or other consideration received is generally taxable to the recipient as ordinary income, which will be subject to income tax withholding by Symantec if the recipient is an employee.

Tax Treatment of Symantec

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the Code, Symantec generally will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 2013 Plan.

ERISA Information

The 2013 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Accounting Treatment

Symantec will recognize compensation expense in connection with awards granted under the 2013 Plan as required under applicable accounting standards. Symantec currently recognizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

New Plan Benefits

Except as described in “— Summary of our 2013 Equity Incentive Plan, as Amended — Non-Employee Director Equity Awards” above, future awards to directors, executive officers, employees and other eligible participants under the 2013 Plan are discretionary and cannot be determined at this time. Further, since the number of shares subject to the RSUs to be granted to non-employee directors under the 2013 Plan depends on the fair market value of our common stock at future dates, it is not possible to determine the exact number of shares that will be subject to such future RSU awards. The following table sets forth the aggregate number of shares subject to RSU awards (including PRUs at 100% of target as disclosed under “Compensation Components — II. Equity Incentive Awards — Performance Restricted Stock Units (PRUs)”) granted in fiscal 2018 under the 2013 Plan for the individuals identified and the various indicated groups. No stock options were granted under the 2013 Plan in fiscal 2018.

Name	Restricted Stock Units Granted
Named Executive Officers:
Clark, Gregory S	485,249
Noviello, Nicholas R.	226,449
Fey, Michael D.	452,899
Taylor, Scott C.	145,574
Rosch, Francis C.(1)	388,199
All current executive officers as a group (6 persons)	1,458,979
All current non-employee directors as a group (12 persons)	85,930
All employees, excluding current executive officers	9,646,448

(1)	Former executive officer

As of October 10, 2018, since the inception of the 2013 Plan, the aggregate number of awards granted to each named executive officer and the various indicated groups under the 2013 Plan are:

Name	Number of Awards Granted under 2013 Plan
Named Executive Officers:
Clark, Gregory S.	485,249
Noviello, Nicholas R.	226,449
Fey, Michael D.	452,899
Taylor, Scott C.	644,754
Rosch, Francis C.(1)	1,020,083
All current executive officers as a group (6 persons)	2,984,490
All current non-employee directors as a group (12 persons)	529,582
All employees, excluding current executive officers	73,302,468

(1)	Former executive officer

Equity Compensation Plan Information

The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of March 30, 2018:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	—		—	82,997,034	(1)
Equity compensation plans not approved by security holders	—	(2)	—	—
Total	—		—	82,997,034

(1)

Represents 47,683 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan, 35,773,529 shares remaining available for future issuance under Symantec’s 2008 Employee Stock Purchase Plan, 22,019,375 shares issuable upon settlement of RSUs and PRUs (at 100% of target), and 25,156,447 shares issuable for future grant under our 2013 Plan as of March 30, 2018. Excludes 14,125,684 shares issuable upon settlement of RSUs and PRUs (at target) that were assumed in connection with various acquisitions. Note, this does not include shares granted after March 30, 2018 and excludes the proposed increase of 12,000,000 shares under this Proposal No. 3.

(2)

Excludes outstanding options to acquire 13,605,035 shares as of March 30, 2018 that were assumed as part of various acquisitions. The weighted average exercise price of these outstanding options was $8.53 as of March 30, 2018. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plan themselves, and therefore, no further options may be granted under these acquired-company plans.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO OUR 2008 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve an amendment to our 2008 Employee Stock Purchase Plan (the “ESPP”) to extend the term of the ESPP by an additional ten years through January 30, 2028 and make certain other minor administrative changes. The Board approved this amendment on January 30, 2018. Although stockholder approval is not required to extend the term, the Board is submitting this amendment for extension of the ESPP to our stockholders for approval as a matter of good corporate practice.

The ESPP provides our employees the means to acquire shares of our common stock at a discount to the purchase date fair market value through accumulated payroll deductions. This is a long-standing benefit program, and we believe it is important in helping us retain employees and helping align their interests with those of our stockholders.

Plan History

The ESPP was originally adopted by the Board in April 2008, and it was approved by our stockholders in September 2008. The ESPP was amended by the Board and our stockholders in 2010 and 2013 to increase the number of shares reserved for issuance. As of October 10, 2018, 35,773,529 shares are available for future issuance under the ESPP.

The following named executive officers purchased under the ESPP the number of the shares listed after his or her name during the fiscal year ending March 30, 2018: Gregory S. Clark — none, Nicholas R. Noviello — 276 shares, Michael D. Fey — 884 shares, Francis C. Rosch — 743 shares, and Scott C. Taylor — 884 shares. During fiscal year 2018, all executive officers as a group purchased an aggregate of 2,973 shares. No associate of any of our executive officers or directors has purchased shares under the ESPP, and no person has purchased 5% or more of the total shares issued under the ESPP from the inception of the ESPP through October 10, 2018.

Summary of our 2008 Employee Stock Purchase Plan

The following is a summary of the principal provisions of the ESPP, as proposed for approval. This summary does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the ESPP may do so by written request to the Corporate Secretary at Symantec’s headquarters in Mountain View, California.

Statutory Plan and Non-Statutory Plan. The ESPP allows us the ability to establish separate sub-plans to permit the purchase of our common stock either through the “Statutory Plan,” which is intended to satisfy the requirements of Section 423 of the Code or through one or more “Non-Statutory Plans” that will not comply with Section 423. The Statutory Plan and the Non-Statutory Plans shall be operated as separate and independent plans, although the total number of shares authorized to be issued under the ESPP applies in the aggregate to both the Statutory Plan and to all Non-Statutory Plans. Other than the share reserve, the Board may adopt special provisions, rules and procedures for a particular Non-Statutory Plan that are different from, and may in certain cases supersede the provisions of the ESPP, without seeking stockholder approval.

Shares Reserved for Issuance. As of October 10, 2018, there were 70,000,000 shares reserved for issuance under the ESPP since its initial adoption and there was 638,538,278 shares of our common stock issued and outstanding.

Offering Periods. The ESPP operates by offering eligible employees the right to purchase stock through a series of successive or overlapping offering periods (each an “Offering Period”). The ESPP operates through a series of successive twelve-month Offering Periods that generally begin each

February 16 and August 16 (or the first business day after that date), and end, respectively, on the following February 15 and August 15 (or the last business day preceding that date). The ESPP permits us to provide for multiple purchase dates within a single Offering Period. Each Offering Period is divided into two consecutive six-month “Purchase Periods,” one ending with a “Purchase Date” on the last trading date immediately preceding the six (6) month anniversary of the commencement of the Offering Period and the second one ending with a Purchase Date on the last trading date immediately preceding the twelve (12) month anniversary of the commencement of the Offering Period. On each Purchase Date, all accrued payroll deductions of each participant are used to purchase shares.

Eligibility and Participation. Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months in any calendar year and who are employed by us as of the third business day before the beginning of an Offering Period are eligible to participate in that Offering Period, subject to certain limitations imposed by Section 423(b) of the Code, applicable local law for locations outside of the United States and the plan itself. For example, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of Symantec or our subsidiaries. As of October 10, 2018, approximately 11,954 employees (including officers and employee directors) are eligible to participate in the ESPP. Each of our executive officers has an interest in Proposal No. 4. In connection with the Audit Committee Investigation, the Purchase Period scheduled to end on August 15, 2018, and the Offering Period scheduled to begin on August 16, 2018 were cancelled. With the conclusion of the Audit Committee Investigation announced on September 24, 2018, we anticipate opening the ESPP to eligible employees with the Offering Period beginning on February 16, 2019.

Eligible employees become participants in the ESPP by submitting an enrollment form authorizing payroll deductions no later than the third business day prior to the beginning of an Offering Period (unless payroll deductions are not permitted under local law, in which case such other payment methods as we may approve). Once a participant enrolls in an Offering Period, he or she is automatically enrolled in subsequent Offering Periods unless he or she withdraws from or becomes ineligible to participate in the ESPP. Once an employee has enrolled in the ESPP, amounts are withheld from his or her compensation during each payroll period. An employee may elect to have not less than 2% or more than 10% of his or her compensation during an Offering Period withheld to be used to purchase shares under the ESPP. Eligible compensation is defined in the ESPP as all compensation including base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions but excluding amounts related to company equity compensation; provided however, that for purposes of determining a participant’s compensation any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make the election. For purposes of any Non-Statutory Plan, compensation is defined as base salary. A participant may decrease, but not increase, the rate of his or her payroll deductions once during an ongoing Offering Period by completing and filing a new authorization for payroll deductions form.

Grant and Exercise of Option; Purchase Price. On the first trading date of an Offering Period (which is referred to as the grant date or the “Offering Date”), each participant is granted an option to purchase up to that number of shares determined by dividing his or her payroll deductions accumulated during each Purchase Period as of the last trading day of such Purchase Period by the purchase price applicable for that Purchase Period. We administer the ESPP to provide that the purchase price per share for each Purchase Period is the lower of 85% of the fair market value of a share of our common stock on (i) the first day of the Offering Period or (ii) the last trading day of the applicable Purchase Period (the “Purchase Date”). Fair market value means the closing price of our common stock on the Purchase Date. As of October 10, 2018, the fair market value of a share of our common stock was $19.90.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the Offering Date) for each calendar year in which the option is outstanding. In addition, we have set 10,000 shares as the maximum number of shares an employee may purchase on each Purchase Date. The ESPP allows us to increase or decrease this share limit without stockholder approval. We will make a pro rata reduction in the number of shares subject to options outstanding under the ESPP if the total number of shares that would otherwise be purchased on a Purchase Date by all participants exceeds the number of shares remaining available under the plan.

Provided the employee continues participating in the plan through the end of a Purchase Period, his or her option to purchase shares is exercised automatically at the end of the Purchase Period, and the maximum number of shares that may be purchased with accumulated payroll amounts at the applicable purchase price are issued to the employee.

Rights to purchase stock under the ESPP are generally not transferable by the employee.

Termination of Employment; Withdrawal from the ESPP. Termination of a participant’s employment for any reason, including retirement or death or the failure of the participant to remain in the continuous employ of Symantec for at least 20 hours per week and more than five months in any calendar year during the applicable Offering Period cancels his or her option to purchase shares under the ESPP and terminates his or her participation. In such event, accumulated payroll deductions are returned (without interest unless required by applicable law) to the participant.

A participant may withdraw from the ESPP at any time during an Offering Period prior to a date specified for administrative reasons prior to the Purchase Date. Upon withdrawal, the participant’s accumulated payroll amounts are returned to him or her, without interest unless required by applicable law.

Adjustment of Shares. Subject to any required action by our stockholders, in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Symantec without consideration, proportionate adjustment shall be made to the number of shares remaining available for issuance under the ESPP, the purchase price and number of shares subject to then-outstanding options under the ESPP, and the maximum number of shares that may be purchased on any Purchase Date.

Corporate Transactions. In the event of a proposed change of control of Symantec (as set forth in the ESPP), each then-outstanding option under the ESPP will be assumed or an equivalent substitute option substituted by the buyer, unless the Board elects in lieu of that treatment to simply shorten the Offering Period then in progress and allow each outstanding option to be automatically exercised on a specified date preceding the closing of the transaction. If the Board sets an earlier Purchase Date in connection with a change of control transaction, the Offering Period then in progress will terminate on that Purchase Date.

Amendment and Termination of the ESPP. The Board may at any time amend or terminate the ESPP without the approval of the stockholders or employees, except that an amendment or termination generally cannot adversely affect options then outstanding (although the ESPP provides for certain exceptions to this rule).

Term. The ESPP shall expire on January 30, 2028, unless sooner terminated by the Board.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and Symantec of shares purchased under the Statutory Plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The Statutory Plan and the options granted under the Statutory Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code.

Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the Statutory Plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares.

Tax treatment upon transfer of the purchased shares depends on how long the participant holds the shares from the Purchase Date to the transfer date. If the stock is disposed of more than two years after the Offering Date, and more than one year after the Purchase Date for the stock being transferred, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the Offering Date over the purchase price (determined as of the Offering Date) will be treated as ordinary income. Any further gain will be taxed as a long-term capital gain.

Under current law, long-term capital gains are generally subject to lower tax rates than ordinary income. If the fair market value of the stock on the date of the disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will be a capital loss.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Purchase Date for the shares over the purchase price will be treated as ordinary income at the time of the sale or disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its Purchase Date fair market value, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Purchase Date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no U.S. federal income tax consequences to Symantec by reason of the grant or exercise of options under the ESPP. Symantec is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

Symantec may also grant options under Non-Statutory Plans to employees of our designated subsidiaries and affiliates that do not participate in the Statutory Plan. The specific terms of such Non-Statutory Plans are not yet known; accordingly, it is not possible to discuss with certainty the relevant tax consequences of these Non-Statutory Plans. The Non-Statutory Plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a Non-Statutory Plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, Symantec would be able to claim a tax deduction equal to this difference, and Symantec would be required to withhold employment taxes and income tax at the time of the purchase.

Accounting Treatment

Symantec recognizes compensation expense in connection with options outstanding under the ESPP in accordance with authoritative guidance on stock compensation. So long as Symantec continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, Symantec will recognize compensation expense which will be determined by the level of participation in the ESPP.

New Plan Benefits

Because benefits under the ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the ESPP. During fiscal year 2018, four Named Executive Officers participated in the ESPP.

As of October 10, 2018, since the inception of the ESPP, the aggregate number of shares issued to each named executive officer and the various indicated groups under the ESPP are:

Name	Number of Shares Issued Under ESPP
Named Executive Officers:
Clark, Gregory S.	—
Noviello, Nicholas R.	1,599
Fey, Michael D.	3,059
Taylor, Scott C.	3,059
Rosch, Francis C.(1)	10,141
All current executive officers as a group (6 persons)	21,609
All current non-employee directors as a group (12 persons)	—
All employees, excluding current executive officers	34,204,862

(1)	Former executive officer

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

PROPOSAL NO. 5

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Symantec Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, our named executive officers are compensated in a manner consistent with our pay-for-performance philosophy and corporate governance best practices. Our executive compensation programs for fiscal 2018 reflect these significant changes to our management team and to our business while promoting our pay-for-performance philosophy and corporate governance best practices. A few highlights, which are discussed further in the Compensation Discussion & Analysis, are:

•

We reward performance that meets our predetermined goals. Our compensation plans do not have guaranteed payout levels, and our named executive officers do not receive any payouts under performance-based cash or equity awards if the goals are not met. Our compensation plans are also capped to discourage excessive or inappropriate risk-taking by our executive officers.

•

The majority of the annual, at-target equity compensation of our named executive officers is in the form of performance-based restricted stock units (“PRUs”), which do not have any value unless the performance-based metrics are achieved. We do not award any stock options to our executives.

•	Our various incentive plans use multiple, non-duplicative measures that correlate to stockholder value, such that no single metric is overly emphasized in determining payouts in a year.

•

Our peer group consists primarily of businesses with a focus on software development, or software and engineering-driven companies that compete with us for talent. Our peer group companies are comparable to us in terms of complexity, global reach, revenue and market capitalization. We reevaluate our peer group on an annual basis and, when necessary, make adjustments.

•

We have long-standing stock ownership guidelines for our named executive officers, requiring them to hold a significant minimum value in shares so that they have a material financial stake in our Company, thereby further aligning the interests of our executive officers with those of our stockholders. We also prohibit the sale of any shares (except to meet tax withholding obligations) if doing so would cause them to fall below the required ownership levels.

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code.

•	We limit any potential cash severance payments to not more than 1x our executive officers’ total target cash compensation and 2x our CEO’s total base salary.

•

We have traditionally included clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct). In August 2017, our Board went a step further and adopted a “clawback” policy, applicable to all performance-based compensation granted to the company’s officers (even after they leave Symantec). In August 2018, our Board further expanded this clawback policy to allow for recoupment for certain violations of the Company’s policies. This policy supplements the contractual “clawback” rights described above we have had in place for many years, noted herein.

•

Our executive officers are prohibited from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, and are also prohibited from pledging their Symantec stock.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•	We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

We believe that our compensation program balances the interests of all of our constituencies — our stockholders, our executive officers, the remainder of our employee base, our business partners and our community — by, among other things, focusing on achievement of corporate objectives, attracting and retaining highly-qualified executive management and maximizing long-term stockholder value. We encourage you to read the Compensation Discussion & Analysis, compensation tables and narrative discussion related to executive compensation in this proxy statement.

The vote to approve the compensation of our named executive officers is advisory and, therefore, not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing its compensation philosophy and making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 5

OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as October 10, 2018, and their positions are shown below.

Name	Age	Position
Gregory S. Clark	53	Chief Executive Officer
Amy L. Cappellanti-Wolf	53	Senior Vice President and Chief Human Resources Officer
Michael D. Fey	43	President and Chief Operating Officer
Samir Kapuria	45	Executive Vice President, Cyber Security Services
Nicholas R. Noviello	49	Executive Vice President and Chief Financial Officer
Scott C. Taylor	54	Executive Vice President, General Counsel and Secretary

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

For information regarding Mr. Clark, please refer to Proposal No. 1, “Election of Directors” above.

Ms. Cappellanti-Wolf has served as our Senior Vice President and Chief Human Resources Officer since July 2014. Prior to joining us, she was Chief Human Resources Officer at Silver Spring Networks, Inc., a smart grid products provider, from June 2009 to July 2014. From September 2001 to June 2009, Ms. Cappellanti-Wolf served as Vice President, Human Resources of Cisco Systems, Inc., a networking company. From 2000 to 2001, she served as a Human Resources Director at Sun Microsystems, Inc. Ms. Cappellanti-Wolf served as Human Resources Director for The Walt Disney Company from 1995 to 2000 and held various roles in human resources with Frito-Lay, Inc., a division of PepsiCo, Inc., from 1988 to 1995. She has a Bachelor’s degree in journalism from West Virginia University and a Master’s degree in industrial and labor relations from West Virginia University.

Mr. Fey has served as our President and Chief Operating Officer since August 2016. Prior to that, he served as the President and Chief Operating Officer of Blue Coat from December 2014 to August 2016, when we acquired that company. Prior to joining Blue Coat, Mr. Fey served in a variety of capacities at the Intel Security Group from 2012 until 2014, including as Executive Vice President, Chief Technology Officer and as General Manager of Corporate Products. Previously, he served as Senior Vice President, Advanced Technologies and Field Engineering with McAfee, a software security company, from 2007 until 2012. Mr. Fey holds a Bachelor’s degree from Embry-Riddle Aeronautical University.

Mr. Kapuria has served as our Executive Vice President, Cyber Security Services since May 2018. Prior to that, he served as our Senior Vice President, Cyber Security Services from November 2014 to May 2018, as our Vice President, Products and Services from July 2012 to November 2014, and as our Vice President, Business Strategy and Security Intelligence from April 2011 to July 2012. Prior to April 2011, Mr. Kapuria held numerous other management positions with Symantec. Mr. Kapuria holds a bachelor’s degree in finance from the University of Massachusetts.

Mr. Noviello has served as our Executive Vice President and Chief Financial Officer since December 2016. Prior to that, he served as our Executive Vice President and Chief Integration Officer from August 2016 to November 2016. Prior to joining Symantec, Mr. Noviello served as Blue Coat’s Chief Financial Officer from January 2016 to August 2016, when we acquired that company. Prior to joining Blue Coat, he served as Executive Vice President, Finance and Operations, and Chief Financial Officer for NetApp, a publicly traded global data management and storage company, from January 2012 through January 2016. From January 2008 until January 2012, Mr. Noviello held a variety of posi-

tions of increasing seniority within the finance organization at NetApp, including Controller and Global Controller. Prior to joining NetApp, he spent eight years at Honeywell International, where he was Chief Financial Officer of two global business units, ran investor relations, and was a leader on the corporate mergers and acquisitions team. Mr. Noviello started his career at PricewaterhouseCoopers. He is a Certified Public Accountant and holds a Bachelor’s degree in business administration from Boston University and a Master’s degree in taxation from Fairleigh Dickinson University.

Mr. Taylor has served as our Executive Vice President, General Counsel and Secretary since August 2008. From February 2007 to August 2008, he served as our Vice President, Legal. Prior to joining Symantec, Mr. Taylor held various legal and administrative positions at Phoenix Technologies Ltd., a provider of core systems software, from January 2002 to February 2007, including most recently as Chief Administrative Officer, Senior Vice President and General Counsel. From May 2000 to September 2001, he was Vice President and General Counsel at Narus, Inc., a venture-backed private company that designs IP network management software. Mr. Taylor is a director of Piper Jaffray Companies, a national advisory board member of the Stanford University Center for Comparative Studies on Race and Ethnicity and serves on the board of trustees of Menlo School. He holds a Juris Doctorate from George Washington University and a Bachelor’s degree from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 10, 2018 with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board and nominee, (iii) the named executive officers of Symantec included in the Summary Compensation Table appearing on page 91 of this proxy statement and (iv) all current executive officers and directors of Symantec as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 638,538,278 shares of Symantec common stock outstanding as of October 10, 2018 (excluding shares held in treasury). Shares of common stock subject to stock options and restricted stock units vesting on or before December 9, 2018 (within 60 days of October 10, 2018) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Symantec Corporation, 350 Ellis Street, Mountain View, California 94043.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	78,822,026	12.3%
Vanguard Group Inc.(2)	63,359,516	9.9%
Capital World Investors(3)	43,353,589	6.8%
BlackRock, Inc.(4)	40,184,068	6.3%
Starboard Value LP(5)	36,000,796	5.6%
Directors and Executive Officers
Gregory S. Clark(6)	6,566,782	1.0%
Michael D. Fey(7)	2,308,211	*
Nicholas R. Noviello(8)	1,471,135	*
Scott C. Taylor	350,364	*
David L. Mahoney(9)	187,299	*
Amy L. Cappellanti-Wolf	178,361	*
Daniel H. Schulman(10)	156,865	*
Robert S. Miller	141,097	*
Geraldine B. Laybourne	131,614	*
Samir Kapuria(11)	105,116	*
Frank E. Dangeard	104,050	*
V. Paul Unruh	87,587	*
Francis C. Rosch**(12)	83,268	*
Anita M. Sands	49,706	*
Kenneth Y. Hao(13)	43,899	*
Suzanne M. Vautrinot	36,145	*
David W. Humphrey	33,190	*
Dale E. Fuller	14,200	*
Peter A. Feld(14)	—	—
All current Symantec executive officers and directors as a group (18 persons)(15)	11,965,621	1.9%

*	Less than 1%.

**	Former officer.

(1)

Based solely on a Schedule 13G/A filing made by T. Rowe Price Associates on February 14, 2018, reporting sole voting and dispositive power over the shares. This stockholder’s address is 100 E. Pratt Street, Baltimore, MD 21202.

(2)

Based solely on a Schedule 13G/A filing made by The Vanguard Group on February 9, 2018, reporting sole voting and dispositive power over the shares. This stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on a Schedule 13G/A filing made by Capital World Investors on September 10, 2018, reporting sole voting and dispositive power over the shares. This stockholder’s address is 333 South Hope Street, Los Angeles, CA 90071.

(4)

Based solely on a Schedule 13G/A filing made by the BlackRock, Inc. on February 8, 2018, reporting sole voting and dispositive power over the shares. This stockholder’s address is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on a Schedule 13D filing made by Starboard Value LP on September 18, 2018, reporting sole voting and dispositive power over the shares. This stockholder’s address is 777 Third Avenue, 18th Floor, New York, New York 10017. Mr. Feld is a Managing Member of Starboard Value LP and may be deemed to share voting and dispositive power over these shares.

(6)

Includes 1,122,938 shares held by the TR UA 01/29/2016 Gregory S. Clark Living Trust for which Mr. Clark exercises voting and dispositive power and 3,665,271 shares subject to options that will be exercisable as of December 9, 2018.

(7)	Includes 1,300,813 shares subject to options that will be exercisable as of December 9, 2018.

(8)	Includes 1,107,183 shares subject to options that will be exercisable as of December 9, 2018.

(9)	Includes 2,835 shares held by the Winnifred C. Ellis & David L Mahoney TR UA 06/25/1998 Trust for which Mr. Mahoney exercises voting and dispositive power.

(10)	Includes 135,952 shares held by the DHS 2017 Annuity Trust Agreement II for which Mr. Schulman exercises voting and dispositive power.

(11)	Includes 3,633 shares issuable upon the settlement of RSUs as of December 9, 2018.

(12)	Beneficial ownership data is current through Mr. Rosch’s departure date of June 28, 2018 and excludes 325,401 shares issued on the settlement of PRUs as of December 9, 2018.

(13)

These securities are held by Mr. Hao for the benefit of Silver Lake Technology Management LLC, certain of its affiliates and certain of the funds they manage (“Silver Lake”) and pursuant to Mr. Hao’s arrangement with Silver Lake, upon the sale of these securities, the proceeds are expected to be remitted to Silver Lake.

(14)	Excludes 36,000,796 shares of common stock beneficially owned by Starboard Value LP and its affiliates, which includes 11,499,000 shares underlying certain forward purchase contracts.

(15)	Includes 6,073,267 shares subject to options that will be exercisable as of December 9, 2018 and 3,633 shares issuable upon the settlement of RSUs as of December 9, 2018.

Symantec has adopted a policy that executive officers and members of the Board hold an equity stake in the Company. The policy requires each executive officer to hold a minimum number of shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position but are expected to make regular progress to achieve it. The Nominating and Governance Committee reviews the minimum number of shares held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of our executive officers and directors with our stockholders. See “Stock Ownership Requirements” under the Compensation Discussion & Analysis section for a description of the stock ownership requirements applicable to our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Symantec’s directors, executive officers and any persons who own more than 10% of Symantec’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to Symantec and written representations from the directors and executive officers, Symantec believes that all Section 16(a) filing requirements were met in fiscal 2018, except as follows: a Form 5 covering the distribution and sale of shares held in family trusts by Gregory S. Clark, due on May 14, 2018, was filed late on a Form 4 on June 5, 2018.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This compensation discussion and analysis (“CD&A”) describes the material elements of Symantec’s fiscal 2018 executive compensation program. For fiscal 2018, our named executive officers (“NEOs”) included the following current executive officers:

•	Gregory S. Clark, Chief Executive Officer (“CEO”);

•	Michael D. Fey, President and Chief Operating Officer (“COO”);

•	Nicholas R. Noviello, Executive Vice President and Chief Financial Officer (“CFO”); and

•	Scott C. Taylor, Executive Vice President, General Counsel and Secretary.

Our fiscal 2018 NEOs also included one executive officer who resigned following the end of fiscal 2018:

•	Francis C. Rosch, Former Executive Vice President, Consumer Digital Safety

Three Years of Transformation, Success and Challenges

This CD&A largely focuses on executive compensation granted in fiscal 2018. It also includes a discussion of long-term incentive compensation granted in fiscal 2017 and fiscal 2016, but earned based all or partly on fiscal 2018 financial or stock price performance.

Symantec has undertaken a significant transformation of its business between fiscal 2016 and fiscal 2018. In fiscal 2016, Symantec completed its strategic decision to focus solely on cybersecurity with the divestiture of its information management business, Veritas, which was completed in the fourth quarter of fiscal 2016. Our fiscal 2016 executive compensation program rewarded performance against an EPS target for the first three quarters of fiscal 2016, as well as performance in our TSR ranking over a two- and three-year period, respectively.

In fiscal 2017, Symantec continued its transformation by undertaking a major operational initiative to reduce costs and complexity, continuing to refocus its core business to deliver comprehensive cybersecurity products for both enterprises and consumers with the acquisitions of Blue Coat and LifeLock, and reconstituting its management team, which included a new CEO, COO and CFO from our Blue Coat acquisition. In fiscal 2017, we revised our executive compensation program to ensure that the appropriate incentives were in place to drive and complete our business transformation and cost reduction initiatives, a process we expected to take more than a single fiscal year. The fiscal 2017 executive compensation program leveraged non-GAAP operating income for fiscal 2018 as a key metric to focus the Company’s efforts on the announced cost savings plan and business transformation initiatives.

In fiscal 2018, Symantec focused on continued operational execution of the business transformation embarked upon in fiscal 2017 with a focus on revenue, operating income, EPS and cash flow growth. Key objectives for fiscal 2018 included:

•	Delivering strong revenue growth with the integrated business portfolio across both our Enterprise and Consumer segments;

•	Growing non-GAAP operating income dollars;

•	Improving non-GAAP operating income margin;

•	Increasing non-GAAP EPS;

•	Reducing debt levels;

•	Increasing deferred revenue balances; and

•	Delivering strong operating cash flow.

The improvement in our results over these three years of transformation demonstrates that we have met our key objectives.

Non-GAAP Operating Non-GAAP Revenue Non-GAAP EPS Operating Cash Flow (1) Income / ($mm) Margin Expansion ($)(1) ($mm) ($mm)(1) 29% CAGR 27% 9% 18 18 CAGR 8 CAGR 16 - 6 - - 1 17% 1 16 18 CAGR $1,710 6 - 1 $1.67 $4,960 $950 $1,194 $802 $4,163 $1,026 $1.03 $1.18 $3,600 34% 29% 29% ($209) FY16A FY17A FY18A FY16A FY17A FY18A FY16A FY17A FY18A FY16A FY17A FY18A

(1)

Please see “Annex C — Reconciliation of Selected GAAP Measures to Non-GAAP Measures” for a reconciliation of the relevant adjusted measures to the most directly comparable generally accepted accounting principles (“GAAP”) measures.

The design of our fiscal 2018 executive compensation program was aligned with the objectives noted above, with the intent to ultimately reinforce metrics and goals that would support stockholder value creation. In addition, the compensation programs were established in consideration of competitive market practices, the fact that several of the senior leaders were relatively new to Symantec and that we operate in the highly competitive cybersecurity talent market.

In developing our fiscal 2018 executive compensation programs, the Compensation Committee also relied on our regular stockholder outreach and engagement activities as well as more formal channels to communicate with stockholders, including the opportunity for stockholders to cast a non-binding advisory vote regarding executive compensation at our annual meeting. At our 2017 annual meeting of stockholders, the advisory vote on executive compensation for fiscal 2017 was approved by approximately 87% of stockholder votes.

Fiscal Year 2018 Business Results

During fiscal 2018, we focused on executing our plan and strategy following the substantial transformational changes we experienced in fiscal 2017. Symantec’s financial and operational results for fiscal 2018 demonstrate this increased focus on execution:

•

The Company’s fiscal 2018 total revenue, determined in accordance with GAAP, was $4.834 billion, an increase of 20% over fiscal 2017, with fiscal 2018 Enterprise Security segment GAAP revenue up 8%, and fiscal 2018 Consumer Digital Safety segment GAAP revenue up 37%.

•	Non-GAAP operating margin for fiscal 2018 was 34.5% compared to 28.7% in fiscal 2017. This year-over-year improvement reflects our top-line revenue growth, as well as enhanced operating efficiencies.

•

The Company significantly reduced the principal amount of debt during fiscal 2018 from approximately $8.3 billion to $5.1 billion, with $1.75 billion of the fiscal 2018 year-end balance comprised of convertible notes.

•	The Company grew deferred revenue balances by $316 million in fiscal 2018.

•

The Company generated cash flow from operating activities in fiscal 2018 of $950 million, compared to $209 million used for operating activities in fiscal 2017. Cash flow from operating activities in fiscal 2017 was impacted by a one-time payment for income taxes related to the gain on sale from the divestiture of Veritas during fiscal 2016. The divestiture of Veritas focused our portfolio and was a key component of our strategic refocus of the business to deliver comprehensive cybersecurity products.

•	The Company developed compelling product portfolios across both our Enterprise and Consumer solutions.

•	The Company completed the sale of its website security business and related PKI assets to DigiCert Inc. to refine the Company’s focus on higher growth cybersecurity offerings.

Additional Matters — Audit Committee Investigation

As disclosed on May 10, 2018, the Audit Committee of the Board, with the assistance of independent outside counsel and a forensic accounting firm, undertook a thorough independent investigation relating to allegations raised by a former employee (the “Audit Committee Investigation”). On September 24, 2018, the Company issued a press release announcing the completion of the Audit Committee Investigation, providing the following details regarding the Audit Committee’s findings and recommendations:

The Company does not anticipate a restatement or adjustment of any audited or unaudited, filed or previously announced, GAAP or non-GAAP financial statements, except as described below, with respect to a specific transaction with a customer entered into in the fourth quarter of fiscal 2018 (ended March 30, 2018).

No employment actions with respect to any Section 16 officer have been recommended as a result of this investigation.

The Audit Committee noted relatively weak and informal processes with respect to some aspects of the review, approval and tracking of transition and transformation expenses. The Audit Committee also observed that beginning in the second quarter of fiscal 2018 (ended September 29, 2017), the Company initiated a review by an outside accounting firm of, and took other steps to enhance, the Company’s policies and procedures regarding non-GAAP measures.

In addition to the matters announced in May 2018, the Audit Committee reviewed a transaction with a customer for which $13 million was recognized as revenue in the fourth quarter of fiscal 2018. After subsequent review of the transaction, the Company has concluded that $12 million of the $13 million should be deferred. Accordingly, the previously announced financial results for the fourth quarter of fiscal 2018 and the first quarter of fiscal 2019 (ended June 29, 2018) will be revised to take into account this deferral and any other financial adjustments required as a result of this revision.

The Audit Committee also reviewed certain allegations concerning, and identified certain behavior inconsistent with, the Company’s Code of Conduct and related policies. The Audit Committee referred these matters to the Company for appropriate action, which the Company intends to take.

The Audit Committee proposed certain recommendations which the Board of Directors has adopted, including: appointing a separate Chief Accounting Officer; appointing a separate Chief Compliance Officer reporting to the Audit Committee; clarifying and enhancing the Code of Conduct and related policies; and adopting certain enhanced controls and policies related to the matters investigated.

Following the completion of the Audit Committee Investigation, the Company has either implemented, or is in the process of implementing, the Audit Committee’s recommendations. Additionally, following the completion of the Audit Committee Investigation, our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 30, 2018. As further described in Item 9A “Controls and Procedures” of our Annual Report on Form 10-K for the year ended March 30, 2018, our management has concluded that, as of March 30, 2018, our internal control over financial reporting was effective at the reasonable assurance level.

Also as previously announced, the Company voluntarily contacted the SEC regarding the Audit Committee’s investigation. The SEC commenced a formal investigation and the Company will continue to cooperate with that investigation.

Fiscal Year 2019 Compensation Preview

As announced in connection with the Audit Committee Investigation, certain of the Company’s filings with the Securities and Exchange Commission were delayed, including this Proxy and the fiscal 2018 CD&A contained herein. Subsequent to the announcement of fiscal 2018 performance results, fiscal 2019 guidance, and the Audit Committee Investigation, Symantec’s stockholders experienced a substantial decline in the Company’s stock price. In this context, Mr. Clark, in consultation with the Compensation Committee, elected to forego a fiscal 2019 equity award. Mr. Clark also determined, in consultation with the Compensation Committee, that none of the Company’s NEOs would receive a base salary increase for fiscal 2019.

Fiscal Year 2018 Compensation Results — Overview of Compensation through Our Transformation

Fiscal Year 2018 Compensation Components

Our fiscal year 2017 compensation program design reflected the transformation we planned to undertake. Our fiscal year 2018 compensation programs built upon the substantial transformation achieved by the Company in fiscal 2017. In fiscal 2018, we maintained our historical compensation program design for base salary and short-term cash incentive awards, and reverted back to our historical compensation program design for PRUs, as shown below:

Component	Metrics / Purpose
Base Salary	• Supports attraction and retention of talent • Aligned with role, contributions, and competitive market practice

Annual Incentive(1)

• 50% Revenue (non-GAAP)

 Encourages overall company growth, a key stockholder value driver

• 50% Operating Income (non-GAAP)

 Provides a strong focus on cost control, aligns with stockholder value growth

Equity Incentive

•  70% Performance Based Restricted Stock Units (PRUs)

 Independently-measured corporate metrics (non-GAAP EPS and relative TSR) provide  short-term and long-term motivation

• 30% time-vested restricted stock units (RSUs)

 Promotes retention and stockholder alignment

(1)	In fiscal 2018, these awards would have been payable in fully-vested RSU awards.

Compensation Outcomes Driven by our 2018 Results

Our fiscal 2018 financial results and total stockholder return drove the outcomes of the 2018 Executive Annual Incentive Plan (“FY18 EAIP”) and the FY18 PRUs, FY17 PRUs and FY16 PRUs, as follows:

Component	Metric(1)(2)	Achievement	Funding
FY18 EAIP	FY18 Adjusted Non- GAAP Operating Income(3)	95.20%	0%
	FY18 Adjusted Non- GAAP Revenue(3)	96.40%	0%
FY18 PRUs	FY18 Adjusted Non- GAAP EPS	95.20%	50.5% of the FY18 Year One Shares became eligible to be earned at the end of fiscal 2020.
FY17 PRUs	FY18 Adjusted Non- GAAP Operating Income(4)	109.29%	268.20% (of which 250.00% vested and was funded as of FY18 end)(5)
FY16 PRUs	2-year relative TSR	112.20%	106.45% (based on FY16 Q1-Q3 EPS, 1-year TSR ended FY17 and 2-year TSR ended FY18)

(1)	Please refer to the respective sections for each component below for a full overview of how the targets for each award were calculated.

(2)

In calculating the actual FY18 performance of each metric, the Company utilizes the relevant metric that we report in our quarterly earnings releases, and makes certain adjustments where required, in accordance with the terms of the underlying plans. Please refer to the respective sections below for details on the adjustments to the actual results under each plan, where appropriate.

(3)

Please see “-II. Executive Annual Incentive Plan — Executive Annual Incentive Plan Performance Measures and Target Setting” for a description of how FY18 adjusted non-GAAP operating income and FY18 adjusted non-GAAP revenue is calculated under the FY18 EAIP.

(4)

Please see “-III. Equity Incentive Awards — Performance-based Restricted Stock Units (PRUs) – Fiscal Year 2017 PRU Achievement” for a description of how FY18 adjusted non-GAAP operating income is calculated under the FY17 PRUs.

(5)	An additional 18.20% is eligible to be earned at the end of fiscal 2019, subject to continued employment through that date.

The plan payouts reflect mixed results relative to the performance goals established for the respective plans:

FY18 EAIP. In fiscal 2018, the Company set challenging performance targets for the FY18 EAIP based on the strong progress made against its business strategy during fiscal 2017. Our Compensation Committee established the adjusted non-GAAP operating income and revenue metrics because it believed, among other factors, that these measures strongly correlate with stockholder value creation. Despite significant year-over-year improvements in results, the Company did not achieve the incremental threshold levels set for the non-GAAP operating income and non-GAAP revenue under the FY18 Executive Annual Incentive Plan. Accordingly, no payouts were made to our named executive officers under the payout formula for the FY18 Executive Annual Incentive Plan.

FY18 PRUs. These awards may be earned over three years based on the Company’s achievement of non-GAAP EPS for fiscal 2018, as adjusted under the plan, along with relative TSR against the Nasdaq 100 index for the two-year and three-year periods ending at the completion of fiscal 2019 and fiscal 2020, respectively. 50% of the total FY18 PRUs (“FY18 Year One Shares”) were eligible to be earned based on fiscal 2018 non-GAAP EPS. Our Compensation Committee established the non-GAAP EPS portion for the FY18 Year One Shares because it believed it would allow evaluation of Company performance on its short-term strategy execution, while requiring longer-term three-year vesting to provide alignment with stockholders over a more extended time period. For fiscal 2018, our non-GAAP EPS target under the FY18 PRUs was $1.64 per share with a threshold performance level of $1.56 per share. The Compensation Committee determined that we achieved a fiscal 2018 non-GAAP EPS of $1.56 per share, or 95.2% of this metric, resulting in the threshold level having been achieved and 50.5% of the FY18 Year One Shares (25.25% of the total FY18 PRUs) becoming eligible to be earned at the end of the FY18 PRU Performance Period at the end of fiscal 2020.

FY17 PRUs. These awards were earned based on fiscal 2018 adjusted non-GAAP operating income, which was selected as the metric for the FY17 PRUs because it provided a powerful incentive to both complete the Company’s business transformation goal while also requiring the executive team to deliver increased profitability. The fiscal 2018 non-GAAP operating income target under the FY17 PRUs was $1,560 million (which took into account the Blue Coat and LifeLock acquisition and DigiCert, Inc. divestiture). The Company achieved $1,705 million in adjusted non-GAAP operating income in fiscal 2018, resulting in the achievement of 109.29% of target, with a payout of 268.20%, 250% of which being earned and vested at the end of fiscal 2018. The Compensation Committee believes the targets set in June 2016, and subsequently revised in March 2017 and October 2017, had the desired effect to drive the demonstrated growth in non-GAAP operating income from fiscal 2016 to fiscal 2018.

FY16 PRUs. These awards were earned based on a combination of fiscal 2016 EPS results and subsequent relative TSR versus the S&P 500 over fiscal 2017 and fiscal 2018. The FY16 PRUs paid out at 112.2% of target.

See “II. Executive Annual Incentive Plan” below for details on the EAIP design and pay outcome, and “Previously Granted Long Term Incentive Pay Outcomes” below for a full description of the design and pay outcomes of the FY18, FY17, and FY16 PRUs.

Our Compensation Philosophy and Practices

Our executive compensation programs are designed to drive our success as a market leader in cybersecurity. As we structure and oversee these programs, we focus on the achievement of corporate and individual performance objectives, and aim to attract and retain highly-qualified executive management while maximizing long-term stockholder value.

A number of principles and circumstances inform our executive compensation decisions. One important principle is our belief that it benefits all of our constituencies for management’s compensation to be tied to the Company’s current and long-term performance. As a result, at-risk pay comprises a significant portion of our executive compensation, particularly for individuals in more senior and influential positions.

We believe it is important to attract, motivate and retain highly-qualified executives who demonstrate strong commitment to Symantec’s success. We review relevant market and industry practices to structure compensation packages that are competitive in the markets in which we compete for executive talent. While we strive for a basic level of internal pay equity among our management team members, we believe that it is also important to reward outstanding individual performance, team success, and Company-wide results.

We are also sensitive to our need to balance the interests of our executive officers with those of our stockholders, especially when compensation decisions might increase our cost structure or stockholder dilution. We strive to appropriately balance the interests of all of our constituencies — our stockholders, our executive officers, our employee base, our business partners and our community.

Compensation Policies and Practices

As described below, the overriding principle driving the design of our executive compensation programs continues to be our belief that our employees, customers, partners and stockholders all benefit when management’s compensation is tied to our current and long-term performance. The following factors demonstrate our commitment to pay-for-performance and to corporate governance best practices:

•

Payouts Based on Performance. We reward performance that meets targets set by the Compensation Committee. Our compensation plans do not have guaranteed payout levels, and our executive officers do not receive any payouts under performance-based cash or equity awards if the goals are not met. Our compensation plans are also capped to discourage excessive or inappropriate risk-taking by our executive officers.

•

Performance-based Restricted Stock Units (“PRUs”); no Options. The majority of the annual, at-target equity compensation of our executive officers is in the form of PRUs, which have no value unless our Company achieves the targeted metrics for each PRU award. We do not award stock options to our executive officers (although some executives that joined our Company in connection with an acquisition may hold options granted to them by the acquired company and assumed by our Company).

•

Metrics Correspond to Stockholder Value. Our incentive plans use multiple, non-duplicative measures that correlate to stockholder value, with no single metric overly emphasized in determining payouts in any year.

•

Relevant Compensation Peer Group. Our compensation peer group consists primarily of businesses with a focus on software development, or software and engineering-driven companies that compete with us for talent. Our peer group companies are comparable to us in terms of complexity, global reach, revenue and market capitalization. We reevaluate our peer group on an annual basis and, as necessary, make adjustments to our peer group.

•

Meaningful Stock Ownership Guidelines for Executives. We have long-standing stock ownership guidelines for our named executive officers, requiring them to hold a significant minimum value in shares so that they have a material financial stake in our Company and our success, aligning the interests of our executives with those of our stockholders. We also prohibit the sale of shares by executives (except to meet tax withholding obligations) if doing so would cause them to fall below required ownership levels.

•	Annual Say-on-Pay Vote and Stockholder Engagement. We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

•	No Tax Gross-ups Permitted. We do not provide for gross-ups of excise tax amounts under Section 4999 of the Code.

•

Limited Cash Severance. We limit any potential cash severance payments to not more than 1x of each of our non-CEO’s executive officers’ total target cash compensation and to 2x our CEO’s annual base salary.

•

Clawback Provisions. We have a recoupment, or “clawback”, policy applicable to all incentive-based compensation for certain violations of Symantec policies and to all performance-based compensation granted to the Company’s executives (even after they leave Symantec). This policy supplements contractual clawback rights which we have had in place for all of our executive compensation plans for many years, providing that any excess compensation paid to an executive officer is to be returned if our financial statements are the subject of a restatement due to error or misconduct.

•

Short-selling, Hedging and Pledging Prohibited. Our executives are prohibited from short-selling Symantec stock, hedging or engaging in transactions involving Symantec-based derivative securities, and they are prohibited from pledging their Symantec stock. For more on these prohibitions and waivers therefrom, see “Corporate Governance–Policy Against Short-Selling, Hedging and Pledging Symantec Securities.”

•	Stockholder Approval Required for Repricing or Exchanges. Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

Named Executive Officer Compensation

General

Our named executive officers were compensated in a manner consistent with our core pay-for-performance compensation philosophy. The following are some important elements of our named executive officers’ compensation for fiscal 2018:

•

Majority of pay at risk. For fiscal 2018, based on full target award value, approximately 95% of our CEO’s target total direct compensation was at risk and approximately 94% of the target total direct compensation for our other named executive officers was at risk.

•

Short-term incentive compensation linked directly to Symantec financial results. Our annual incentive compensation for executives is structured to emphasize performance. Under the FY18 Executive Annual Incentive Plan, the named executive officers were eligible to receive performance-based incentive cash awards based on Company achievement of targeted non-GAAP operating income and non-GAAP revenue during fiscal 2018. In fiscal 2018, these short-term awards would have been payable in fully-vested RSU awards.

•

100% equity-based long-term incentive compensation, the majority of which is performance-based. For fiscal 2018, the long-term compensation component of our named executive officers’ compensation packages consisted entirely of equity incentive awards.

•	Seventy percent of the value of the target equity incentive awards granted to our named executive officers were made in PRUs (with the remaining 30% in RSUs).

•	Under the FY18 PRUs, the NEOs were eligible to earn:

•

50% of the shares based on Company achievement of adjusted non-GAAP EPS for fiscal 2018. The Compensation Committee believed this metric would create a near-term measure for goal achievement and short-term stockholder value creation that could be impacted by the performance of the executive team while creating long-term alignment with stockholder value creation.

•

25% of the shares may be earned at the end of fiscal 2019 and the final 25% of the shares may be earned at the end of fiscal 2020 based on Company achievement over the two-year and three-year periods of relative TSR for the Company compared to TSR for the Nasdaq 100 index. The Compensation Committee believed these were proper metrics to allow for continued evaluation of the Company’s performance on short-term financial execution against its peers while also maintaining multi-year sustainability of stockholder value creation.

•

The FY18 PRUs further encourage executive retention with the Company since the executive must, subject to limited circumstance, be employed with the Company through the end of fiscal 2020 in order to vest in any earned FY18 PRUs.

•

The fiscal 2018 incentive compensation performance measures were selected because they focus on measuring the executive team’s execution following Symantec’s business transformation during the preceding fiscal year. The TSR benchmark group was updated to the Nasdaq 100 index under the FY18 PRU plan from the S&P 500 which was used in our prior PRU plans (except for the FY17 PRU plan, under which TSR was not a metric) because the Compensation Committee believes the Nasdaq 100 index is more closely aligned to Symantec in terms of industries represented in the index.

“Say on Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

We hold an advisory vote on named executive officer compensation, commonly known as a “Say-on-Pay” vote, on an annual basis. While these votes are not binding, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation programs and philosophy as disclosed in our proxy statement on an annual basis. The Compensation Committee values our stockholders’ opinions and the Board and the Compensation Committee consider the outcome of each vote when making future compensation decisions for our named executive officers. We received approximately 97% and 87% of the votes cast on the advisory vote in favor of our executive compensation programs in fiscal 2016 and fiscal 2017, respectively.

In addition to the annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation matters generally. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our stockholders. For example, during fiscal 2018 we engaged in discussions with stockholders representing approximately 65% of our then outstanding shares to discuss, among other topics, executive compensation matters.

COMPENSATION COMPONENTS

The major components of target compensation for our named executive officers during fiscal 2018 were: (i) base salary, (ii) short-term cash incentive awards and (iii) long-term equity incentive awards.

Analysis of Compensation Components

Note that the financial measures used as performance targets for our NEOs are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements and may differ from the non-GAAP results we report in our quarterly earnings releases. We explain how we use these non-GAAP measures in our discussions on the calculations of each metric below.

I. Base Salary

The Compensation Committee reviews the named executive officers’ base salaries annually as part of its overall competitive market assessment and may make adjustments based on talent, experience, performance, contribution levels, individual role, positioning relative to market and our overall salary budget. Except as described under “Named Executive Officer Compensation” above, the independent members of the Board review the CEO’s salary in executive session (i.e., without any executives present), and changes are considered in light of market pay assessments and the Board’s annual CEO performance evaluation, in each case without the participation of our CEO. In setting the base salaries for the other named executive officers, the Compensation Committee also generally considers the recommendations of the CEO based upon his annual review of their performance. See “Factors We Consider in Determining Our Compensation Programs” for a discussion of how the Compensation Committee performs its competitive market assessment.

The following table presents each named executive officer’s base salary for fiscal 2018. None of our named executive officers received a base salary increase in fiscal 2018 as compared to fiscal

2017, because our Compensation Committee deemed the base salary for each named executive officer was effective in continuing to achieve the Compensation Committee’s goals for this component of each officer’s executive compensation.

Name of NEO	Fiscal 2017 Annual Salary ($)	Change in Salary (%)	Fiscal 2018 Annual Salary ($)
Gregory S. Clark(1)	1,000,000	—	1,000,000
Michael D. Fey(1)	865,000	—	865,000
Nicholas R. Noviello(1)	650,000	—	650,000
Scott C. Taylor	600,000	—	600,000
Francis C. Rosch(2)	700,000	—	700,000

(1)	Messrs. Clark, Fey and Noviello joined the Company following the Company’s acquisition of Blue Coat in August 2016 and received an annualized portion of the amounts listed here for fiscal 2017.

(2)	Mr. Rosch served as our Executive Vice President, Consumer Digital Safety through June 28, 2018.

II. Executive Annual Incentive Plan

Executive Annual Incentive Plans for our executive officers were adopted pursuant to the Senior Executive Incentive Plan, which was most recently approved by our stockholders in 2013. The Executive Annual Incentive Plans are annual cash incentives designed to reward named executive officers (and other participants) for generating strong financial results for our Company in the short term. In fiscal 2018, these awards would have been payable in fully-vested RSU awards. To align our executives’ incentive awards with key drivers of the Company’s financial performance, all named executive officers earn incentive compensation based on performance against pre-set corporate targets. The Compensation Committee typically sets, and evaluates achievement of, individual performance targets for named executive officers as well.

Executive Annual Incentive Plan Target Opportunities: Under the Executive Annual Incentive Plans, each named executive officer has a target award opportunity for a given fiscal year, expressed as a percentage of base salary, with the ability to earn above or below that target based on actual performance. Target award opportunities for our Executive Annual Incentive Plans are established by the Compensation Committee using the various inputs described below. The following table presents each named executive officer’s target bonus opportunity (on an actual and percentage of base salary basis) for fiscal 2018 under the FY18 Executive Annual Incentive Plan:

Name of NEO	Fiscal 2018 Target Percent of Base (%)	Fiscal 2018 Target ($)
Gregory S. Clark	150	1,500,000
Michael D. Fey	150	1,297,500
Nicholas R. Noviello	100	650,000
Scott C. Taylor	100	600,000
Francis C. Rosch	100	700,000

In general, these target award opportunities for fiscal 2018 were determined based on relevant market data, desired market positions, the desired mix between cash and equity-based incentive pay, internal pay equity goals, and the role of the named executive officer. Mr. Clark’s target bonus opportunity was increased to 150% of base salary for fiscal 2018 to more closely align with competitive market practices for CEOs with similar scope and responsibilities. When target bonus opportunities are established for executive officers, there is no assurance that the performance objectives associated with the awards will be realized and all payouts are capped based on achievement of relevant performance metrics. Payment is contingent upon achievement of the threshold performance level for both metrics.

The threshold performance levels were not achieved in fiscal 2018, so no payouts were made to our named executive officers under the FY18 Executive Annual Incentive Plan.

Executive Annual Incentive Plan Performance Measures and Target Setting: Executive Annual Incentive Plan performance targets are typically established within the first 90 days of each plan year. Our management develops goals to propose to the Compensation Committee after taking into account a variety of factors, including our historical performance, internal budgets, market and peer performance and external expectations for our performance. The Compensation Committee reviews, adjusts as necessary and approves the goals, the range of performance to be rewarded and the weighting of the goals. After the end of each fiscal year, the Compensation Committee reviews our actual performance against the performance measures established in the fiscal year’s Executive Annual Incentive Plans (after making any appropriate adjustments to such measures for the effects of corporate events that were not anticipated in establishing the performance measures), determines the extent of achievement and approves the payment of annual cash incentives, if warranted.

The FY18 Executive Annual Incentive Plan was comprised of two metrics: non-GAAP operating income and non-GAAP revenue. We used these performance metrics because:

•	over time, we believe that non-GAAP operating income and non-GAAP revenue measures strongly correlate with stockholder value creation for Symantec;

•

non-GAAP operating income and non-GAAP revenue measures are transparent to investors and are calculated on the same basis as described in our quarterly earnings releases and supplemental materials, with certain adjustments as described below;

•	non-GAAP operating income and non-GAAP revenue measures are designed to balance growth and profitability; and

•	the executive team can have a direct impact on these metrics through skillful management and oversight.

Consistent with the presentation in our quarterly earnings releases and supplemental materials, in our executive compensation programs, we define (i) non-GAAP operating income as GAAP operating income, adjusted, as applicable, to exclude website security and PKI results included in our third quarter of fiscal year 2018 results, stock-based compensation expense, charges related to the amortization of intangible assets, restructuring, separation, transition and other related expenses, acquisition and integration expenses, certain gains or losses on litigation contingencies and settlements, the impact from deferred revenue and inventory fair value adjustments as part of business combination accounting entries and certain other income and expense items that management considers unrelated to Symantec’s core operations; and (ii) non-GAAP revenue as GAAP revenue adjusted, as applicable, to exclude website security and PKI revenue included in our third quarter of fiscal year 2018 revenue, certain litigation contingencies and settlements, and the impact from deferred revenue fair value adjustments as part of business combination accounting entries. For purposes of calculating achievement of both metrics under the FY18 Executive Annual Incentive Plan, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plans.

The FY18 Executive Annual Incentive Plan provides that the determination of achievement of the non-GAAP operating income and non-GAAP revenue metrics is formulaic, while the individual performance metric is determined based on a qualitative evaluation of the individual’s performance against pre-established objectives with input from our CEO. In rating the individual’s performance, the Compensation Committee gives weight to the input of our CEO, but final decisions about the compensation of our named executive officers is made solely by the Compensation Committee. The Compensation Committee has discretion to adjust individual awards as appropriate.

Weighted Average Annual Individual Individual Base of Revenue and Incentive Performance Payout Salary $ Operating Income Target % Factor % Amount $ Funding %

The payout curves for each of non-GAAP revenue and non-GAAP operating income are as follows:

Fiscal 2018 Non-GAAP Operating Income Performance and Payout Ranges	Fiscal 2018 Non-GAAP Revenue Performance and Payout Ranges

Payout as % of Target 200% 150% 100% 50% 0% Target level payout between $1.707 and $1.747 billion 130% payout at $1.792 billion Max at $2.000 billion 40% payout at $1.655 billion $1,600 $1,700 $1,800 $1,900 $2,000 Non-GAAP Operating Income (millions) Payout as % of Target 200% 150% 100% 50% 0% Max at $5.207 billion Target at $5.007 billion 40% payout at $4.901 billion $4,800 $4,900 $5,000 $5,100, $5,200 Non-GAAP Revenue (millions)

The non-GAAP operating income and non-GAAP revenue metrics are tested and funded independently of each other and are weighted equally. With the exception of our CEO, the actual individual payouts are generally further modified based on the individual performance factor generally in the range of 0% to 140% based on the performance achievement against pre-established individual goals for the fiscal year.

	Non-GAAP Operating Income (%)	Non- GAAP Revenue (%)	Individual Performance Modifier (%)	Total Payout as a Percentage of Target (%)
Threshold	40	40	35	14
Target	100	100	100	100
Maximum	200	200	140	280

Non-GAAP operating income and non-GAAP revenue performance targets were established based on a range of inputs, including external market economic conditions, growth outlooks for our product portfolio, the competitive environment, our internal budgets and market expectations. The targets for achievement of non-GAAP operating income and non-GAAP revenue and payout curves for the FY18 Executive Annual Incentive Plan reflected the substantial improvement in non-GAAP operat-

ing income and non-GAAP revenue that the Company experienced in fiscal 2017 and were adjusted to reflect the financial impact of the divestiture of the Company’s website security business and related PKI assets to DigiCert, Inc. that was completed in October 2017 (the adjustment also took into consideration the effect of two small acquisitions that were completed in July 2017).

As presented in the table below, for fiscal 2018, our non-GAAP operating income target under the FY18 EAIP was $1,707 million and our non-GAAP revenue target under the FY18 EAIP was $5,007 million. The non-GAAP operating income and non-GAAP revenue targets prior to the October 2017 adjustment were $1,857 million and $5,210 million, respectively. The Compensation Committee sets rigorous targets for incentive plan metrics, the achievement of which would reflect outstanding performance. As described more fully below under Achievement of Fiscal 2018 Performance Metrics, the Company did not achieve either of the threshold performance levels and no payouts were made to our named executive officers.

Individual Performance Assessment: In general, individual awards are determined based in part on assessment of individual performance results and impact against both quantitative and qualitative expectations for the executive’s role. The CEO’s payout opportunity does not include any individual performance modifier.

Individual performance is evaluated based on both quantitative and qualitative results in the following key areas:

•	financial and operational goals for the executive’s area of responsibility and the entire Company;

•	leadership qualities as well as functional competencies and knowledge for the executive’s area of responsibility; and

•	development and management of the executive’s team of employees.

Leadership skills are a common component of each of these objectives and are a significant factor in the assessment of individual performance. The executive’s willingness to contribute to cross-functional initiatives outside his or her primary area of responsibility, and the executive’s contribution to our performance-focused culture, are also extremely important aspects of the individual performance assessment.

Under the FY18 Executive Annual Incentive Plan, if the threshold performance level for each Company performance metric is achieved, the CEO evaluates the level of each named executive officer’s individual performance against the pre-determined goals following the end of fiscal year and then make a recommendation to the Compensation Committee. The Compensation Committee would then review the CEO’s compensation recommendations for the other named executive officers, make any appropriate adjustments, and approve their compensation, if warranted.

Achievement of Fiscal 2018 Performance Metrics:

FY18 Executive Annual Incentive Plan Results

	Target ($) (millions)	Actual ($) (millions)(1)	Achievement (%)	Threshold (%)	Funding (%)
Non-GAAP Operating Income	1,707	1,625	95.2%	97%	0%
Non-GAAP Revenue	5,007	4,827	96.4%	98%	0%
Fiscal 2018 Funding					0%

(1)	For purposes of calculating achievement of both metrics, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plans.

With the strong progress made against the business transition plan in fiscal 2017, including year-over-year improvements in financial results between fiscal 2016 and fiscal 2017, in fiscal 2018 the Compensation Committee set challenging targets for non-GAAP operating income and non-GAAP revenue under the FY18 Executive Annual Incentive Plan that required outstanding performance be achieved in fiscal 2018. Notwithstanding the year-over-year improvements in results between fiscal 2017 and fiscal 2018, the Company did not achieve either of the threshold performance levels set for non-GAAP operating income and non-GAAP revenue under the FY18 Executive Annual Incentive Plan. Because neither threshold was achieved, no payouts were made to our named executive officers under the payout formula for the FY18 Executive Annual Incentive Plan. Individual performance metrics were set for our executive officers and were designed to be a factor in determining payout amounts, but ultimately were not taken into consideration because the threshold financial operating metrics were not achieved.

III. Equity Incentive Awards

The primary purpose of our equity incentive awards is to align the interests of our named executive officers with those of our stockholders by rewarding the named executive officers for creating stockholder value over the long term. By compensating our executives with equity incentive awards, our executives hold a stake in Symantec’s financial future. The gains realized in the long term depend on our executives’ ability to drive the financial performance of Symantec as reflected in its share price. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in the highly-competitive market for talent in which we compete.

Our 2013 Plan, provides for the award of stock options, stock appreciation rights, restricted stock, and restricted stock units (including PRUs). For fiscal 2018, the equity incentive component of our executive compensation program consisted of PRUs and RSUs for all of our named executive officers. We also offer all employees in eligible countries the opportunity to participate in the 2008 Employee Stock Purchase Plan, which allows for the purchase of our stock at a discount to the fair market value through payroll deductions. This plan is designed to comply with Section 423 of the Code. During fiscal 2018, four of the named executive officers participated in the 2008 Employee Stock Purchase Plan.

We seek to provide equity incentive awards that are competitive with companies in our peer group and the other information technology companies that the Compensation Committee includes in its competitive market assessment. As such, we establish target equity incentive award grant guideline levels for the named executive officers based on competitive market assessments. When making annual equity awards to named executive officers, we consider our Company performance during the past year, the role, responsibility and performance of the individual named executive officer, the competitive market assessment described above, prior equity awards, and the level of vested and unvested equity awards then held by each named executive officer. In making equity awards, we also generally take into consideration gains recognizable by the executive from equity awards made in prior years. Mercer, an outside consulting firm, provides the Compensation Committee with market data on these matters, as well as providing to the Compensation Committee summaries of the prior grants made to the individual named executive officers.

As discussed below, the Compensation Committee believes that for fiscal 2018, a mix of PRUs and time-vested RSUs was the appropriate long-term equity incentive for named executive officers. For fiscal 2018, our CEO received approximately 70% of the value of his target annual equity incentive award in the form of PRUs and 30% in the form of RSUs. This is consistent with our philosophy to allocate a significant portion of the value of the CEO’s target total long-term equity incentive award in the form of PRUs rather than time-vested RSUs. For the fiscal 2018 awards, in order to provide a strong incentive to deliver on our longer- term performance objectives, we applied the same philosophy to grant a majority of the value of the target total long-term equity incentive award in the form of PRUs with our other named executive officers as well. 70% of the other named executive officers’ equity incentive award target value was also granted in the form of PRUs and approximately 30% in the form of RSUs.

For Messrs. Clark, Noviello and Fey, fiscal 2018 marked each executive’s first full fiscal year with Symantec following the acquisition of Blue Coat in August 2016 and included each executive’s first full-year equity incentive grant by Symantec. Accordingly, comparisons with certain equity grant amounts listed for fiscal 2017 herein (for example, in the Summary Compensation Table, below) may not take into account the grants each of these executives received in fiscal 2017 by Blue Coat prior to the close of the acquisition. See Note 2 to the Summary Compensation Table, below.

Restricted Stock Units (RSUs): RSUs represent the right to receive one share of Symantec common stock for each RSU vested upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. The Compensation Committee believes that RSUs align the interests of the named executive officers with the interests of our stockholders because the value of these awards appreciates if the trading price of our common stock appreciates, and these awards also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our common stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our named executive officers in fiscal 2018 as part of the annual review process provide that each award vests in three installments: 30% in June 2018, 30% in June 2019 and 40% in June 2020.

Details of RSUs granted to our named executive officers in fiscal 2018 are disclosed in the Grants of Plan-Based Awards table on page 95 and summarized in the last table within the next subsection below.

Performance-based Restricted Stock Units (PRUs): The Compensation Committee grants PRUs in furtherance of our pay for performance philosophy. Our Compensation Committee established this program to enhance our pay for performance culture with components directly linked to Company performance against established metrics over two- and three-year periods. Unlike our RSU awards, the shares underlying the PRUs awarded for fiscal 2018 are eligible to be earned only if we achieve a threshold of non-GAAP EPS for fiscal 2018 and a threshold of relative TSR against the Nasdaq 100 index for the two- and three-year periods ending fiscal 2019 and fiscal 2020, respectively, as shown below.

FY2018 PRU Design FY 2018 FY 2019 FY 2020 50% - FY2018 EPS Performance (A) Payout Range 0% - 200% for each metric 25% - 2-year TSR Performance (B) 25% - 3-year TSR Performance (C) A + B + C = Total Number of PRUs Earned (Subject to continued employment, all of the earned shares are released at the end of FY2020)

For fiscal 2018, our PRU design reflected a renewed focus on linking executive compensation to operational execution and stockholder value creation. The Compensation Committee believed that using independently-measured corporate metrics (non-GAAP EPS and relative TSR) for the FY18 PRUs would motivate our executive team by providing distinct separate opportunities to earn awards. Non-GAAP EPS was chosen to help create a near-term measure for goal achievement and short-term stockholder value creation that could be impacted by the performance of the executive team, while also supplementing the non-GAAP operating income performance metrics under the FY17 PRUs and the non-GAAP operating income and revenue performance metrics under the FY18 Executive Annual Incentive Plan.

For the FY18 PRUs, adjusted non-GAAP EPS is calculated as GAAP profit before tax, adjusted, as applicable, to exclude website security and PKI results included in our third quarter of fiscal year 2018 results, stock-based compensation expense, charges related to the amortization of intangible assets, restructuring, separation, transition and other related expenses, acquisition and integration expenses, certain gains or losses on litigation contingencies and settlements, the impact from deferred revenue and inventory fair value adjustments as part of business combination accounting entries, non-cash interest expense, gains on divestitures and sale of assets, loss from equity interest, income from discontinued operations and certain other income and expense items that management considers unrelated to Symantec’s core operations, less GAAP tax expense excluding (i) the discrete impacts of changes in tax legislation, (ii) most other significant discrete items, (iii) certain unique GAAP reporting requirements under discontinued operations and (iv) the income tax effects of the non-GAAP adjustment to our operating results described above. This amount is divided by a fixed share count, which eliminates dilution or stock buybacks from impacting the financial performance in the calculation of non-GAAP EPS. For purposes of calculating achievement of this metric, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plan.

The two and three-year relative TSR metric was chosen to enable evaluation of Company performance against its peers while maintaining multi-year sustainability of stockholder value creation. We changed our TSR benchmark group to the Nasdaq 100 index from the S&P 500 which was used in prior year PRU plans, because the Compensation Committee believed the Nasdaq 100 index is more closely aligned to Symantec in terms of industries and companies represented.

With respect to the non-GAAP EPS metric of the FY18 PRUs, 50% of the shares underlying the FY18 PRUs (“FY18 Year One Shares”) are eligible to be earned based on the achievement of the non-GAAP EPS threshold amount. Depending on actual results, 0% to 200% of the FY18 Year One Shares will be eligible to be earned at the end of the 3-year performance period. With some exceptions (including acceleration of vesting upon a change in control of our Company under the terms of the Symantec Executive Retention Plan, as amended), the FY18 Year One Shares earned at the end of fiscal 2018 will vest, if at all, only at the end of fiscal 2020 (the “FY18 PRU Performance Period”), and the named executive officer must be employed by us at the end of such period in order to vest in the award. The following table presents threshold, target and maximum performance levels and payouts at the non-GAAP EPS metric:

	EPS Performance as a Percentage of Target (%)	EPS Payout as a Percentage of Target (%)
Threshold Level Payout %	95	50
Target Level Payout %	100	100
Maximum Payout %	108	200

For fiscal 2018, our non-GAAP EPS target under the FY18 PRUs was $1.64 per share with a threshold level of $1.56 per share. The Compensation Committee determined that we achieved 95.2% of the target level of this metric, resulting in the threshold level having been achieved and 50.5% of the FY18 Year One Shares becoming eligible to be earned at the end of the FY18 PRU Performance Period at the end of fiscal 2020.

With respect to the relative TSR metric of the FY18 PRUs, 25% of the shares underlying the FY18 PRUs (“FY18 Year Two Shares”) are eligible to be earned based on the achievement of the Company’s relative TSR threshold amount over the two-year TSR performance ending on the last day of fiscal

2019, measured against the two-year TSR performance of companies comprising the Nasdaq 100 index over the same period. The companies deemed to be in the Nasdaq 100 index for this purpose consist of those companies that make up the Nasdaq 100 index at the end of fiscal 2019. Depending on achievement of this metric, 0% to 200% of the FY18 Year Two Shares will be eligible to be earned at the end of the FY18 PRU Performance Period. With some exceptions (including acceleration of vesting upon a change in control under the terms of the Symantec Executive Retention Plan, as amended), the FY18 Year Two Shares vest, if at all, only at the end of the FY18 PRU Performance Period, and the named executive officer must be employed by us at the end of such period in order to vest in the award.

An additional 25% of the shares underlying the FY18 PRUs (“FY18 Year Three Shares”) are eligible to be earned only based on the achievement of the Company’s relative TSR threshold amount over the three-year TSR performance ending on the last day of fiscal 2020, as measured against the three-year TSR performance of companies comprising the Nasdaq 100 index over the same period. The companies deemed to be in the Nasdaq 100 index for this purpose consist of those companies that make up the Nasdaq 100 index at the end of fiscal 2020. Depending on the achievement of this metric, 0% to 200% of the FY18 Year Three Shares will be eligible to be earned at the end of the FY18 PRU Performance Period. With some exceptions (including acceleration of vesting upon a change in control of our Company under the terms of the Symantec Executive Retention Plan, as amended), the FY18 Year Three Shares vest, if at all, only at the end of the FY18 PRU Performance Period, and the named executive officer must be employed by us at the end of such period in order to vest in the award. If our TSR performance applicable to the FY18 Year Two Shares (2-year performance) is below target, any unearned shares below the target level are added to the FY18 Year Three Shares. TSR is calculated using a 60-trading day average stock price at the beginning and end of the applicable period plus the value of dividends provided in the respective period.

The following table presents threshold, target and maximum performance levels and payouts of the relative TSR metric for the FY18 Year Two Shares and the FY18 Year Three Shares:

	TSR Percentile Rank against Nasdaq 100	TSR Payout as a Percentage of Target (%)
Threshold Level Payout %	25th	50
Target Level Payout %	50th	100
Maximum Payout %	75th	200

Details of PRUs granted to our named executive officers in fiscal 2018 are disclosed in the Grants of Plan-Based Awards table on page 95 and summarized in the last table within the next subsection below.

Equity Grant Summary: The following table summarizes the number of shares granted subject to equity awards in fiscal 2018, the value of each award and the total value of the equity awards for each named executive officer as of the grant date (with all values of RSU awards based upon the closing price for a share of our common stock of $29.71 on June 9, 2017). The grant values provided below were established in the context of various factors, including competitive award opportunities for direct peer roles and potential alternative roles for which key individuals were potential candidates and the strategic importance of roles relative to the fiscal year 2018 and ongoing execution of the business transformation begun in fiscal 2017.

For Messrs. Clark, Noviello and Fey, fiscal 2018 marked each executive’s first full fiscal year with Symantec following the acquisition of Blue Coat in August 2016 and included each executive’s first full-year equity grant by Symantec. Accordingly, comparisons with certain equity grant amounts listed for fiscal 2017 herein (for example, in the Summary Compensation Table, below) may not take into account the grants each of these executives received in fiscal 2017 by Blue Coat prior to the close of the acquisition. Please refer to Note 2 to the Summary Compensation Table on page 91 for additional information regarding the calculation of the PRU value at grant date.

Name of NEO	Target PRUs (#)	PRU Value at Grant Date ($)	RSUs (#)	RSU Value at Grant Date ($)	Total Target Equity Incentive Awards Value at Grant Date ($)
Gregory S. Clark	339,674	11,657,612	145,575	4,325,033	15,982,645
Michael D. Fey	317,029	10,880,435	135,870	4,036,698	14,917,133
Nicholas R. Noviello	158,514	5,440,200	67,935	2,018,349	7,458,549
Scott C. Taylor	101,902	3,497,276	43,672	1,297,495	4,794,772
Francis C. Rosch	271,739	9,326,082	116,460	3,460,026	12,786,109

Previously Granted Long Term Incentive Pay Outcomes

Our fiscal 2018 financial results resulted in compensation plan payouts for long term incentive plan awards that had been made in fiscal 2016 and fiscal 2017. The payouts reflect mixed results relative to the performance goals established for the respective plans in the different fiscal years.

The FY16 PRUs paid out at 112.2% of target based on a combination of fiscal 2016 EPS results and subsequent total stockholder return (“TSR”) versus the S&P 500 over fiscal 2017 and fiscal 2018.

The FY17 PRU was funded at 268.20% of target, based on fiscal 2018 adjusted non-GAAP operating income results that were ahead of the original goals and delivered achievement of 109.29% of target. 250% of the shares were earned and vested at the end of fiscal 2018, with the remaining shares vesting at the end of fiscal 2019.

The FY18 PRUs were structured so that 50% of the awards were eligible to be earned based on fiscal 2018 non-GAAP EPS (the FY18 Year One Shares). We achieved non-GAAP EPS of $1.56 per share, or 95.2% of this metric, resulting in the threshold level having been achieved and 50.5% of the FY18 Year One Shares (25.25% of the total FY18 PRUs) becoming eligible to be earned at the end of the FY18 PRU Performance Period at the end of fiscal 2020. The remaining 50% of FY18 PRUs will be eligible to vest based on two and three year relative TSR; any shares earned based on relative TSR performance will vest at the end of fiscal year 2020.

Fiscal Year 2016 PRU Achievement

FY2016 PRU Design FY 2018 FY 2019 FY 2020 50% of shares earned based on FY2016 EPS TSR used as a Modifier (A) modified based on TSR Payout Range 100% - FY2016 1-year TSR Q1-Q3 EPS 0% - 150% Performance (B) Performance (A) 50% of shares earned based on FY2016 EPS(A) modified based on 2-year TSR Performance (C) EPS Payout Range 0% - 133% (A x 50% x B)+ (A x 50% x C) = Total Number of PRUs Earned (all of the earned shares are released after FY2020 end)

The PRUs granted to our named executive officers in fiscal 2016 (the “FY16 PRUs”) were eligible to be earned only if we achieved a threshold of non-GAAP EPS for the first three quarters of fiscal 2016. For purposes of calculating achievement for fiscal 2016, we define non-GAAP EPS as GAAP profit before tax, including discontinued operations, adjusted to exclude stock-based compensation expense, charges related to the amortization of intangible assets, restructuring, separation, transition and other related expenses, certain expenses related to transition service agreements with our former information management business, and certain other income and expense items that management considered unrelated to Symantec’s core operations, less GAAP tax expense excluding the income tax effects of the non-GAAP adjustment to our operating results described above. This amount is divided by diluted weighted-average shares outstanding for the period. For purposes of calculating achievement of this metric, foreign exchange movements were held constant at plan rates.

Our fiscal 2016 awards were granted and specifically designed by our Compensation Committee to enhance our pay for performance culture with a component directly linked to our TSR over two and three-year periods. Depending on our achievement of this metric, 0% to 133% of the target shares would be eligible to be earned at the end of the second and third fiscal year after the fiscal year of grant, based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our Company as compared to the S&P 500. If any target shares became eligible (the “eligible shares”) to be earned in the second and third fiscal year after the fiscal year of grant as a result of achievement of the non-GAAP EPS metric for the fiscal year of grant, then 50% to 150% of one-half of the eligible shares would be earned based on the achievement of the TSR goal for the two years ended at the end of the second fiscal year after the fiscal year of grant and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned at the end of the second fiscal year after the fiscal year of grant if less than 100% of the TSR goal is achieved for the two-year period then ended) would be earned based on the achievement of the TSR goal for the three years ended at the end of the third fiscal year after the fiscal year of grant. For the FY16 PRUs, we measure the performance period of the TSR to one year (fiscal 2017) and two years (fiscal 2017-2018 period) to exclude in each case the impact of the Veritas separation which took place during fiscal 2016. Subject to certain exceptions (including acceleration of vesting upon a change in control of our Company under the terms of the Symantec Executive Retention Plan, as amended), the award shall vest, if at all, only at the end of the third year of the performance period (i.e., fiscal 2018), and the named executive officer must be employed by us at the end of such period in order to vest in the award.

Below is the summary of our FY16 PRU performance metric achievements. The three-year performance period for the fiscal 2016 awards granted in fiscal 2016 completed at the end of fiscal 2018. The Compensation Committee certified an overall payout of 106.45% of the target award level.

Non-GAAP EPS		2-Year TSR		3-Year TSR
Performance as % of Target	Eligible Shares as % of Target Shares	S&P 500 Percentile Ranking	Payout as % of Target	S&P 500 Percentile Ranking	Payout as % of Target	Overall Payout
88.71%	81.19%	94th	150.00%	56th	112.24%	106.45%

Fiscal Year 2017 PRU Achievement

FY2017 PRU Design FY 2017 FY 2018 FY 2019 Addl Vesting Period 100% - FY2018 Operating Income for the portion Payout Range Up to 250% of target award vested after exceeding 250% of 0% - 300% FY2018 (A) target award (B) A + B = Total Number of PRUs Earned (Subject to continued employment, earned shares up to 250% of target award are released after FY2018 end; earned shares exceeding 250% of target award are released after FY 2019)

As noted above, the achievement associated with the FY17 PRUs marks a significant element of executive compensation that was determined on fiscal 2018 results and awarded in fiscal 2019. As a key component of our fiscal 2017 long-term equity incentive compensation program, in June 2016, our Compensation Committee granted PRUs to our then-current executive team, including Messrs. Taylor and Rosch under our 2013 Equity Incentive Plan. Similarly, in anticipation of their joining our executive team, Blue Coat granted Messrs. Clark, Fey and Noviello PRUs under an identical Blue Coat equity plan prior to the Blue Coat acquisition closing. At the time of grant in June 2016, the Company had announced a cost savings plan and business transformation initiatives which the Compensation Committee recognized would involve a multi-year effort on the part of the Company’s executives. Accordingly, the FY17 PRUs were designed with a performance metric that would focus the Company’s efforts on producing significantly increased profitability by the end of fiscal 2018. The Compensation Committee revised the performance metric and the targets upward in March 2017 to take into account the Blue Coat and LifeLock acquisitions, and subsequently adjusted the targets down in October 2017 in connection with the divestiture of the Company’s website security business and related PKI assets to DigiCert, Inc., which divestiture was completed in October 2017 (the October 2017 adjustment also took into consideration the effect of two small acquisitions that were completed in July 2017).

The Compensation Committee chose fiscal 2018 non-GAAP operating income as the appropriate metric for the FY17 PRUs because it provided a powerful incentive to both complete the Company’s business transformation goal while also requiring the executive team to deliver increased profitability. Taking into account the revisions to the performance metric in March 2017 and October 2017, the fiscal 2018 non-GAAP operating income target under the FY17 PRUs was $1,560 million, and the Company achieved $1,705 million in adjusted non-GAAP operating income in fiscal 2018, resulting in the achievement of 109.29% of target, with funding at 268.20% of target, 250% of which was earned and vested at the end of fiscal 2018, as discussed below. The Compensation Committee believes the targets set in June 2016, and subsequently revised in March 2017 and October 2017, had the desired effect to drive the demonstrated growth in non-GAAP operating income from fiscal 2016 to fiscal 2018.

For purposes of calculating performance under the FY17 PRUs, we define non-GAAP operating income as our fiscal 2018 GAAP operating income, adjusted, as applicable, to exclude website security and PKI results included in our third quarter of fiscal year 2018 results, stock-based compensation expense, charges related to the amortization of intangible assets, restructuring, separation, transition and other related expenses, acquisition and integration expenses, certain gains or losses on litigation contingencies and settlements, the impact from deferred revenue and inventory fair value adjustments as part of business combination accounting entries and certain other income and expense items that management and/or the Compensation Committee considers unrelated to Symantec’s core operations. Non-GAAP operating income was adjusted under FY17 PRUs to (i) allow for the negative impact of up to $91 million of foreign exchange rates on revenue, with no limit on the positive foreign exchange impact, and (ii) adjusted beneficially for changes to Symantec’s capital structure that positively impacted Symantec’s EPS on a non-GAAP Basis, such as cash interest expense savings due to prepayment of indebtedness.

Depending on our achievement of this metric, 0% to 300% of the target shares were eligible to be earned at the end of fiscal 2018, subject to additional vesting conditions in certain cases as discussed below. To further encourage continued service to our Company and our stockholders, for any achievement above 250% of target to be earned, the participant must generally be employed by our Company through the end of fiscal 2019 when the additional payout in excess of 250% will be made.

Below is the summary of our FY17 PRU performance metric achievement:

	FY18 non-GAAP Operating Income Target ($) (millions)	FY18 non-GAAP Operating Income Actual ($) (millions)	FY18 Non-GAAP Operating Income Performance as a % of Target	Vesting Level as a % of Target Award	Eligible Shares as a % of Target Shares at end of FY18	Eligible Shares as a % of Target Shares at end of FY19
Fiscal 2017 PRU	1,560	1,705	109.29	268.20	250.00	18.20

For purposes of calculating performance under the FY17 PRUs, our FY18 non-GAAP operating income target was $1,560 million and our actual FY18 non-GAAP operating income was $1,705 million. The Compensation Committee determined that we achieved 109.29% of target, resulting in a payout of 268.20% of target under the FY17 PRUs. According to the terms of the FY17 PRUs, 250% of the plan payout was earned at the end of fiscal 2018, and the additional 18.2% (the excess amount above 250% as described above) is eligible to be earned at the end of fiscal 2019, provided the participant is employed by our Company through the end of fiscal 2019.

Details of PRUs granted to our named executive officers in fiscal 2017 are disclosed in the Grants of Plan-Based Awards table on page 95 and summarized in the last table within the next subsection below.

Fiscal Year 2018 PRU Achievement

In designing the fiscal 2018 long-term incentive program, the Compensation Committee chose non-GAAP earnings per share (“EPS”) and relative total stockholder return (“TSR”) against the Nasdaq 100 index as the applicable performance metrics for the fiscal 2018 PRU awards (the “FY18 PRUs”). These awards may be earned over three years based on the Company’s achievement of non-GAAP EPS for fiscal 2018, as adjusted under the plan, along with relative TSR against the Nasdaq 100 index for the two-year and three-year periods ending at the completion of fiscal 2019 and fiscal 2020, respectively, as described below. Our Compensation Committee established the non-GAAP EPS portion of the FY18 PRUs because it believed it would allow evaluation of Company performance on its short-term strategy execution, while requiring longer-term three-year vesting to provide alignment with stockholders over a more extended time period. This EPS metric is balanced by longer-term relative

TSR measurement of stockholder value creation which requires Symantec to match or exceed median market results to achieve a payout of target or a greater number of shares.

	FY18 non-GAAP EPS Target	18 non-GAAP EPS Actual	Achievement as a Percentage of Target	Eligible Shares as a % of Target Shares at end of FY18
Fiscal 2017 PRU	$1.64 per share	$1.56 per share	95.20%	50.5% of the FY18 Year One Shares (20.25% of the total FY18 PRUs) became eligible to be earned at the end of fiscal 2020.

For fiscal 2018, our non-GAAP EPS target under the FY18 PRUs was $1.64 per share with a threshold performance level of $1.56 per share. The Compensation Committee determined that we achieved a fiscal 2018 non-GAAP EPS of $1.56 per share, or 95.20% of this metric, resulting in the threshold level having been achieved and 50.5% of the FY18 Year One Shares becoming eligible to be earned at the end of the FY18 PRU Performance Period at the end of fiscal 2020.*

*	See “Compensation Components — III. Equity Incentive Awards — Performance Restricted Stock Units (PRUs)” below for a description of adjusted non-GAAP EPS target and relative TSR.

Health and Welfare Benefits; Perquisites

All named executive officers are eligible to participate in our Section 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, named executive officers are eligible to participate in the deferred compensation plan, and to receive other benefits described below.

Deferred Compensation: Symantec’s named executive officers are eligible to participate in a nonqualified deferred compensation plan that provides management employees on our U.S. payroll with a base salary of $180,000 or greater (including our named executive officers) the opportunity to defer up to 75% of base salary, 100% of sales commissions, and 100% of annual incentive payments for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings. Three of our named executive officers participated in this plan during fiscal 2018. The plan is described further under “Non-Qualified Deferred Compensation in Fiscal 2018,” on page 98.

Perquisites: Symantec’s executive officers typically do not receive perquisites, except in limited circumstances when deemed appropriate and approved by the Compensation Committee. For example, an additional benefit available to executive officers is reimbursement for up to $10,000 for financial planning services. We also provide a car service for our CEO and incurred $155,196 in costs through the end of fiscal 2018 under this ongoing arrangement. In fiscal 2018, we entered into an aircraft lease agreement with our CEO for Company use of an aircraft owned by Mr. Clark, under which Mr. Clark recognized $3,075 in imputed income in fiscal 2018. The Compensation Committee provides these perquisites for business-related purposes and believes they are prevalent in the marketplace for executive talent. The value of the perquisites we provide is taxable to the named executive officers and the incremental cost to us for providing these perquisites is reflected in the Summary Compensation Table. These benefits are disclosed in the All Other Compensation column of the Summary Compensation Table on page 91.

Change of Control and Severance Arrangements: Our Executive Retention Plan provides (and the terms of our PRUs provide) participants with “double trigger” acceleration of vesting of equity awards and, if applicable, such awards become immediately exercisable, where the individual’s employment is terminated without cause, or is constructively terminated, within 12 months after a change in control of our Company (as defined in the plan). In the case of PRUs granted prior to fiscal 2017, PRUs will vest at target if the change in control occurs prior to the first performance period and will vest as to eligible shares based on the results for the initial performance period if the change in control occurs following the first performance period but before the end of the third performance period. In the case of PRUs granted in fiscal 2017, PRUs will vest at target regardless of whether the change in control event occurs prior to or during the performance period. The PRUs granted in fiscal 2018 will also vest at target if the change in control event takes place during the three-year performance period.

We believe that this double trigger acceleration appropriately furthers the intent of the applicable plan without providing an undue benefit to those executives who continue to be employed following a change in control transaction. The intent of the plan is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our Company, as well as to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our Company before a transaction closes.

The change in control and severance payments and benefits described above do not influence and are not influenced by the other elements of compensation as these benefits serve different objectives than the other elements. We do not provide for gross-ups of excise tax values under Section 4999 of the Code. Rather, we allow the named executive officer to reduce the benefit received or waive the accelerated vesting of options to avoid excess payment penalties.

Details of each individual named executive officer’s severance payments and benefits, including estimates of amounts payable in specified circumstances in effect as of the end of fiscal 2018, are disclosed under “Potential Payments Upon Termination or Change- in-Control” below.

FACTORS WE CONSIDER IN DETERMINING OUR COMPENSATION PROGRAMS

The Compensation Committee applies a number of compensation policies and analytic tools in implementing our compensation principles. These policies and tools guide the Compensation Committee in determining the mix and value of the compensation components for our named executive officers, consistent with our compensation philosophy. They include:

Focus on Pay-for-Performance: Our executive compensation program is designed to reward executives for results. As described below, the pay mix for our named executive officers emphasizes variable pay in the form of short-term cash and long-term equity awards. For cash awards, short-term results are measured by annual non-GAAP operating income, annual non-GAAP revenue and, for all our named executive officers except the CEO, individual performance. A significant portion of equity grants for our named executive officers are directly based on our financial performance. The value of the remainder of the equity grants to our named executive officers depends on the Company share price performance.

A Total Rewards Approach: Elements of the total rewards offered to our executive officers include base salary, short- and long-term incentives including equity awards, health benefits and a deferred compensation program.

Appropriate Market Positioning: Our general pay positioning strategy is to target the levels of base salary, annual short-term cash incentive structure and long-term equity incentive opportunities and benefits for our named executive officers with reference to the relevant market data for each position. Nonetheless, the Compensation Committee bases its decisions on its subjective judgment and may set the actual components for an individual named executive officer above or below the positioning benchmark based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., emphasizing short- or long-term results) and our budget.

Competitive Market Assessments: Market competitiveness is one factor that the Compensation Committee considers each year in determining a named executive officer’s overall compensation package, including pay mix. The Compensation Committee relies on various data sources to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies and published survey data from a broader set of information technology companies that the Compensation Committee believes represent Symantec’s competition in the broader talent market, based on the advice of Mercer, an outside consulting firm engaged by the Compensation Committee for fiscal 2018. The proxy statements of peer group companies provide detailed pay data for the highest-paid executives. Survey data, which we obtain from the Radford Global Technology Survey, provides compensation information on a broader group of executives and from a broader group of information technology companies, with positions matched based on specific job scope and responsibilities. The Compensation Committee considers data from these sources as a framework for making compensation decisions for each named executive officer’s position.

The information technology industry in which we compete is characterized by rapid rates of change and intense competition from small and large companies, and the companies within this industry have significant cross-over in leadership talent needs. As such, we compete for executive talent with leading software and services companies as well as in the broad information technology industry. We face particularly intense competition with companies located in the geographic areas where Symantec operates, regardless of specific industry focus or company size. Further, consistent with prior years, in part because we believe that stockholders measure our performance against a wide array of technology peers, for fiscal 2018 the Compensation Committee used a peer group that consists of a broad group of high technology companies in different market segments that were of a comparable size to us. The Compensation Committee used this peer group, as well as other relevant market data, to evaluate named executive officer pay levels.

The Compensation Committee reviews our peer group on an annual basis, with input from Mercer, and the group may be adjusted from time to time based on, among other factors, a comparison of revenues, market capitalization, industry, peer group performance, merger and acquisition activity and stockholder input. The Compensation Committee reviewed and revised our peer group for fiscal 2018. The following criteria were used to select our updated peer group to be used to evaluate named executive officer pay levels in connection with setting compensation for fiscal 2018:

•	Business with software development focus including security related businesses where possible;

•	Similar breadth, complexity and global reach as Symantec; and

•	Annual revenue 0.5x to 2.0x as a starting point but including companies based on an assessment of overlapping geography, engineering focus and executive talent competition.

The Compensation Committee selected the following companies as our fiscal 2018 peer group:

Fiscal 2018 Symantec Peer Group

Activision Blizzard, Inc.	eBay Inc.	Red Hat Inc.
Adobe Systems Incorporated	Electronic Arts Inc.	Salesforce.com, Inc.
Autodesk, Inc.	FireEye, Inc.	Synopsys, Inc.
Akamai Technologies Inc.	Intuit Inc.	VMware, Inc.
CA, Inc.	Palo Alto Networks Inc.
Citrix Systems, Inc.	PayPal Holdings, Inc.

LinkedIn and Yahoo! were removed from our fiscal 2018 peer group as a result of their acquisitions. The Compensation Committee evaluated our peer group for fiscal 2019 and determined to keep the companies otherwise the same for fiscal 2019.

Appropriate Pay Mix: Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured so that a large portion of their total direct compensation is paid based on the performance of our Company (modified by individual achievement). In determining the mix of the various reward elements and the value of each component, the Compensation Committee takes into account the executive’s role, the competitiveness of the market for executive talent, company performance, individual performance, internal pay equity and historical compensation. In making its determinations with regard to compensation, the Compensation Committee reviews the various compensation elements for the CEO and our other named executive officers (including base salary, target annual bonus and the value of vested and unvested equity awards actually or potentially issued).

The percentage of an executive officer’s compensation opportunity that is “at-risk,” or variable instead of fixed, is based primarily on the officer’s level of influence at Symantec. Executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our Company’s performance.

As illustrated by the following charts, for fiscal 2018, approximately 95% of our CEO’s target total direct compensation (sum of annual base salary, target annual incentive, and grant date fair value of equity awards) was at-risk, and on average approximately 94% of our other named executive officers’ compensation opportunity was at-risk compensation. As a result of no annual incentives being paid to our executive officers for fiscal 2018, actual pay was delivered 94% in the form of equity for our CEO and an average of 93% for our NEOs other than the CEO.

Fiscal 2018 Total Direct Compensation Mix(1) Fiscal 2018 Total Direct Compensation Mix(1) CEO NEOs except CEO Base Salary 5% Base Salary 6% Annual Annual Incentive 8% Incentive 7% RSU 23% RSU 23% PRU 63% PRU 63% At-Risk At-Risk Compensation Compensation 95% 94%

(1)	Does not equal 100% due to rounding.

Form and Mix of Long-Term Equity Incentive Compensation: The long-term equity incentive compensation component of our regular annual executive compensation program consists of PRUs and RSUs for all of our named executive officers. The Compensation Committee’s allocation between these two forms of equity is designed to strike the appropriate balance between performance and retention for long-term equity incentive awards.

For fiscal 2018, our CEO received approximately 70% of the value of his target annual equity incentive award in the form of PRUs and 30% in the form of RSUs. Other named executive officers,

also received, on average, approximately 70% of the target annual equity incentive award in the form of PRUs and 30% in the form of RSUs. We consider slightly lower proportional weighting of base salary in the CEO’s total direct compensation, compared to the other named executive officers, to be appropriate given both the level of total direct compensation and the broader level of influence over Company performance associated with the CEO role.

The percentages described above (and other percentage-based equity award values discussed below) are generally based on the grant date fair value of the shares of common stock underlying the RSUs, and the grant date fair value of the PRUs at the target level award size.

In making its compensation decisions and recommendations, the Compensation Committee may consider factors such as the individual executive’s responsibilities, performance, industry experience, current pay mix, total compensation competitiveness, previous equity awards, retention considerations, and other factors.

Compensation Risk Assessment: The Compensation Committee, in consultation with Mercer, conducted its annual risk analysis of Symantec’s compensation policies and practices and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives, or that they are reasonably likely to have a material adverse effect on Symantec.

Burn Rate and Dilution: We closely manage how we use our equity to compensate employees. We compute our “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We compute our “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage. We compute “overhang” as the total number of shares underlying options and awards outstanding plus shares available for issuance under all of our equity incentive plans (other than our Employee Stock Purchase Plan) at the end of a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. The Compensation Committee reviews and approves our equity usage for our equity compensation programs throughout the year based on our business and talent strategy and competitive market practices to attract, motivate and retain talent. In addition, the Compensation Committee considers the accounting charges that will be reflected in our financial statements under GAAP when establishing the forms of equity to be granted and the size of the overall pool available. For fiscal 2018, our gross burn rate was 1.49%, our net burn rate was 0.96% and our overhang was 12.23%.

Roles of Our Compensation Committee, Independent Directors, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing all of Symantec’s compensation programs, including the review and recommendation to the independent directors of our Board of all compensation arrangements for our CEO and the review and approval of the compensation arrangement for our other named executive officers.

The independent members of the Board evaluate our CEO’s performance and the Compensation Committee then reviews and recommends to the independent members of the Board all compensation arrangements for our CEO. After discussion, the independent members of the Board determine our CEO’s compensation. The Compensation Committee also discusses the performance of the other named executive officers with our CEO, reviews the compensation recommendations that our CEO submits for the other named executive officers, makes any appropriate adjustments and approves their compensation. While our CEO provides input and makes compensation recommendations with respect to executive officers other than himself, our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation by the Board or the Compensation Committee.

Since fiscal 2004, the Compensation Committee has engaged Mercer, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters. The Compensation Committee oversees Mercer’s engagement. Mercer representatives meet informally with the Compensation Committee Chair and the Chief Human Resources Officer and also with the Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present.

As part of its engagement for fiscal 2018, Mercer provided, among other services, advice and recommendations on the amount and form of executive and director compensation. For example, Mercer evaluated and advised the Compensation Committee on the peer group that the Compensation Committee uses to develop a market composite for purposes of establishing named executive officer pay levels (as described below), the competitiveness of our executive and director compensation programs, the design of awards and proposed performance metrics and opportunity ranges for incentive plans, compensation-related trends and developments in our industry and the broader talent market and regulatory developments relating to compensation practices.

We paid Mercer approximately $478,000 for executive compensation services in fiscal 2018. In addition, management engaged and Symantec paid Mercer and its affiliates for other services, including approximately $3,719,621 of unrelated consulting and business services in fiscal 2018. We also reimbursed Mercer and its affiliates for reasonable travel and business expenses. The Compensation Committee did not review or approve the other services provided by Mercer and its affiliates to Symantec, as those services were approved by management in the normal course of business within the scope of the Compensation Committee’s pre-authorization for such services. Based in part on policies and procedures implemented by Mercer to ensure the objectivity of its executive compensation consultants and the Compensation Committee’s assessment of Mercer’s independence pursuant to the SEC rules, the Compensation Committee concluded that the consulting advice it receives from Mercer is objective and not influenced by Mercer and its affiliates’ other relationships with Symantec and that no conflict of interest exists that will prevent Mercer from being independent consultants to the Compensation Committee.

The Compensation Committee establishes our compensation philosophy, approves our compensation programs and solicits input and advice from several of our executive officers and Mercer. As mentioned above, our CEO provides the Board and the Compensation Committee with feedback on the performance of our executive officers and makes compensation recommendations (other than with respect to his own compensation) that are presented to the Compensation Committee for their approval. Our CEO, Chief Human Resources Officer and General Counsel regularly attend the Compensation Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding Symantec’s performance and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, Mercer works with our Chief Human Resources Officer and other members of management to obtain information necessary for Mercer to make their own recommendations as to various matters, as well as to evaluate management’s recommendations.

Equity Grant Practices: The Compensation Committee generally approves grants of equity awards to the named executive officers at its first meeting of each fiscal year, or shortly thereafter through subsequent action. The grant date for all equity grants made to employees, including the named executive officers, is generally the 10th day of the month following the applicable meeting. If the 10th day is not a business day, the grant is generally made on the previous business day. The Compensation Committee does not coordinate the timing of equity awards with the release of material, nonpublic information. RSUs may be granted from time to time throughout the year, but all RSUs (with the exception of grants assumed with acquisitions) generally vest on either March 1, June 1, September 1 or December 1 for administrative reasons.

Change of Control and Severance Arrangements: The vesting of certain stock options, RSUs and PRUs held by our named executive officers will accelerate if they are subject to an involuntary (including constructive) termination of employment under certain circumstances. For additional information about these arrangements, see “—Health and Welfare Benefits; Perquisites — Change of Control and Severance Arrangements” above and “Potential Payments Upon Termination or Change-in-Control,” below.

RELATED POLICIES AND CONSIDERATIONS

To ensure that the overall executive compensation structure is aligned with stockholder interests and competitive with the market, we maintain the following policies:

Stock Ownership Requirements

We believe that in order to align the interests of our executive officers with those of our stockholders, our executive officers should have a financial stake in our Company. We have maintained stock ownership requirements for our executive officers since October 2005. For fiscal 2018, our executive officers were required to hold shares of our common stock (excluding stock options and unvested RSUs and PRUs) with value equal to:

•	CEO: 6x base salary (increased from 5x base salary effective August 1, 2017 to further align with interests of stockholders);

•	CFO and President and COO: 3x base salary; and

•	Executive Vice Presidents: 2x base salary.

The executive officer is required to acquire and thereafter maintain the stock ownership required within four years of becoming an executive officer of Symantec. During the four-year transition period, each executive officer must retain at least 50% of all net (after-tax) equity grants until the required stock ownership level is met.

As of October 10, 2018, all of our named executive officers have reached the stated ownership requirements for fiscal 2018. See the table below for individual ownership levels relative to the executive’s ownership requirement.

Named Executive Officer	Ownership Requirement(1) (# of shares)	Holdings as of October 10, 2018 (# of shares)
Gregory S. Clark	301,508	2,901,511
Michael D. Fey	130,402	1,007,398
Nicholas R. Noviello	97,990	363,952
Scott C. Taylor	60,302	350,364
Francis C. Rosch(2)	n/a	n/a

(1)	Based on the closing price for a share of our common stock of $19.90 on October 10, 2018.

(2)	Mr. Rosch served as our Executive Vice President, Consumer Digital Safety through June 28, 2018.

Recoupment “Clawback” Policies

In 2017, we adopted a recoupment, or “clawback”, policy applicable to all performance-based compensation granted to the Company’s officers (even after they leave Symantec). In August 2018,

our Board further expanded this clawback policy to allow for recoupment for certain violations of the Company’s policies. This updated policy supplements the contractual clawback rights we have had in all of our executive compensation plans since fiscal 2009 (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct).

Insider Trading, Hedging and Pledging Policies

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including, but not limited to, trading in Symantec-based option contracts (for example, buying and/or writing puts and calls). It also prohibits pledging Symantec stock as collateral for a loan. Notwithstanding this policy, the Board granted a waiver from the prohibition against transactions with respect to derivative securities for Mr. Feld and Starboard solely for the purpose of enabling Starboard to exercise the forward contracts that were in existence before Mr. Feld was appointed to the Board and that were described in Starboard’s Schedule 13D with respect to the Company filed with the SEC on August 16, 2018. The grant of this waiver was conditioned upon Mr. Feld’s and Starboard’s compliance with all applicable laws and all other provisions of our Insider Trading Policy in connection with such derivative securities transactions.

In addition, our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Symantec securities while in possession of material, non-public information. It also requires that each of our directors, our Chief Executive Officer, our President, and our Chief Financial Officer conduct any open market sales of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows insiders to sell and diversify their holdings in our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Company at the time of the sale. All other executives are strongly encouraged to trade using Exchange Act Rule 10b5-1 plans.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Symantec. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While the Compensation Committee may consider the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for Symantec’s executive compensation program, even if the awards may not be deductible by Symantec for tax purposes.

Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed the exception to the deductibility limit that were previously available for “qualified performance-based compensation” (including stock option grants, performance-based cash bonuses and performance-based equity awards, such as performance-based restricted stock units) effective for taxable years beginning after December 31, 2017. Compensation paid to certain of our executive officers for taxable years beginning prior to December 31, 2017 remains deductible if such compensation would otherwise be deductible for such taxable year. The Tax Cuts and Jobs Act also increased the number of executive officers who are affected by the loss of deductibility effective for taxable years beginning after December 31, 2017. As a result, any compensation paid to certain of our executive officers for taxable years beginning after December 31, 2017 in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded by the Tax Cuts and Jobs Act to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 (including performance-based restricted stock units granted to our executive officers who were “covered employees” within the meaning of Section 162(m) that were intended to qualify as performance-based compensation for purposes of Section 162(m) and that were granted prior to such time but not yet vested or settled).

We believe that compensation expense incurred in respect of the exercise of our stock options granted to our executive officers prior to November 2, 2017 will continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m) in the Tax Cuts and Jobs Act, including the scope of the transition relief, we can offer no assurance of such deductibility with respect to payment of cash bonuses paid or RSUs or PRUs settled after December 31, 2017.

Tax Implications for Officers. Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Sections 280G and 4999 of the Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our named executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change-in-Control” (beginning on page 91 below) as severance or change of control payments that could implicate this excise tax. As mentioned above, we do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and cash-based performance-based compensation incentives as expenses in the amount paid, or estimated to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid in cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the requirements of FASB Accounting Standards Codification Topic 718. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2018 were Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller and Daniel H. Schulman. None of the members of the Compensation Committee in fiscal 2018 were at any time during fiscal 2018 or at any other time an officer or employee of Symantec or any of its subsidiaries, and none had or have any relationships with Symantec that are required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2018.

Compensation Committee Report

The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference. The Compensation Committee has reviewed and discussed with management the CD&A contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended March 30, 2018.

By: The Compensation and Leadership Development Committee of the Board:

David L. Mahoney (Chair)

Peter A. Feld*

Geraldine B. Laybourne

Robert S. Miller

Daniel H. Schulman

*	Joined the Compensation Committee on September 16, 2018.

Summary of Compensation

The following table shows for the fiscal year ended March 30, 2018, compensation awarded to or paid to, or earned by each individual who served as our Chief Executive Officer, our Chief Financial Officer during fiscal 2018 and the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at the end of fiscal 2018 (the “named executive officers”).

Summary Compensation Table for Fiscal 2018

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards(1)(2) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Gregory S. Clark	2018	1,000,000		—		15,982,645		—	—	(3)	364,936	(4)	17,347,581
Chief Executive Officer	2017	666,667	(5)	—		4,269,815	(6)	—	743,333	(7)	379,937	(8)	6,059,752	(6)
Nicholas R. Noviello	2018	650,000		—		7,458,549		—	—	(3)	47,606	(9)	8,156,155
Executive Vice President and CFO	2017	433,333	(5)	—		1,077,917	(6)	—	479,673	(7)	172,740	(10)	2,163,663	(6)
Michael D. Fey	2018	865,000		—		14,917,133		—	—	(3)	41,832	(11)	15,823,965
President and COO	2017	544,167	(5)	—		2,856,660	(6)	—	909,370	(7)	131,000	(12)	4,441,197	(6)
Scott C. Taylor	2018	600,000		—		4,794,772		—	—	(3)	621,788	(13)	6,016,560
Executive Vice President, General Counsel and Secretary	2017	600,000		150,000	(14)	4,831,307		—	568,374	(7)	363,462	(15)	6,513,143
	2016	593,939		—		3,082,307		—	283,380	(16)	86,028	(17)	4,045,654
Francis C. Rosch	2018	700,000		—		12,786,109		—	—	(3)	755,059	(18)	14,241,168
Former Executive Vice President, Consumer Digital Safety*	2017	612,500	(19)	—		6,039,114		—	623,970	(7)	461,965	(20)	7,737,549
	2016	504,394		—		5,137,221		—	320,750	(16)	97,334	(21)	6,059,699

*	Mr. Rosch served as our Executive Vice President, Consumer Digital Safety through June 28, 2018.

(1)

The amounts shown in this column reflect the aggregate grant date fair value of awards, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSUs and PRUs) and was determined based on the fair value of our common stock on the date of grant/modification, except for the amounts listed for Messrs. Clark, Noviello and Fey for fiscal 2017 and described further in footnote 6 below. For a discussion of the valuation methodology used to value the PRUs awarded during fiscal years 2016, 2017 and 2018, see footnote 2 below. For details of the awards granted in fiscal 2018, see the table “Grants of Plan-Based Awards”, below.

(2)

The FY18 PRUs are based on a three-year performance period. The FY18 PRUs are eligible to be earned if we achieve at least the threshold level of the performance goal for adjusted non-GAAP EPS for fiscal 2018 and at least the threshold level of the performance goals for relative TSR against the Nasdaq 100 index for the two- and three- year periods ending fiscal 2019 and fiscal 2020, respectively. Depending on our achievement of these metrics, 0% to 200% of the target shares are eligible to be earned at the end of fiscal 2020, provided the participant is employed with the Company through the end of fiscal 2020, with certain exceptions. One-half of the eligible shares will be based on the achievement of the adjusted non-GAAP EPS performance goal, one-quarter of the eligible shares will be based on the achievement of the two-year relative TSR performance goal, and the remaining one-quarter of shares will be based on the achievement of the three-year relative TSR performance goal.

The FY17 PRUs were a one-time design award based on a one-year performance period ended fiscal 2018. The FY17 PRUs are eligible to be earned if we achieve at least 50% of the target level non-GAAP operating income performance for fiscal 2018. Depending on our achievement of this metric, 0% to 300% of the target shares were eligible to be earned with the first 250% of the target shares eligible to be earned at the end of fiscal 2018 and any remaining eligible shares (up to 50% for an aggregate of 300%) eligible to be earned at the end of fiscal 2019, provided the participant is employed with the Company through the end of fiscal 2019 with certain exceptions.

The FY16 PRUs are based on a three-year performance period. The FY16 PRUs are eligible to be earned if we achieve at least 70% of the target level non-GAAP EPS performance. Depending on our achievement of this metric, 0% to 133% of the target shares was eligible to be earned at the end of the fiscal 2016, based on, and subject to further adjustment as a result of, the achievement of the TSR goal for our Company as compared to the S&P 500 (the market-related component) in fiscal 2017 and 2018. If any target shares become eligible (the “eligible shares”) to be earned as a result of achievement of the performance-related component, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the first and second fiscal years and 50% to 150% of the remaining one-half of the eligible shares (plus any eligible shares not earned at the end of the second fiscal year) may be earned based on the achievement of the TSR goal for the first, second and third fiscal years. Consistent with ASC Topic 718, the full grant date fair value for the market-related component, or the TSR adjustment, for the entire three-year performance cycle is included in the amounts shown for the year of grant and was determined using a Monte Carlo simulation option pricing model (“Monte Carlo model”) as of the date the PRUs were awarded.

The table below sets forth the grant date fair value (prior to any applicable modifications) determined in accordance with ASC Topic 718 principles for the performance-related components of these awards (i) based upon the probable outcome of the fiscal years 2016, 2017 and 2018 performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the fiscal years 2016, 2017 and 2018 performance-related component as of the grant date. Also set forth below are the grant date fair values pertaining to the market-related component or the TSR adjustment and significant inputs and assumptions used in the Monte Carlo model, determined upon grant in fiscal years 2016, 2017 and 2018, and which are not subject to probable or maximum outcome assumptions.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-Related Component Grant Date Fair Value ($)
Gregory S. Clark	2018	11,657,612	23,315,223	N/A
Nicholas R. Noviello	2018	5,440,200	10,880,401	N/A
Michael D. Fey	2018	10,880,435	21,760,871	N/A
Scott C. Taylor	2018	3,497,277	6,994,553	N/A
	2017	2,866,870	8,600,609	N/A
	2016	1,814,793	2,584,234	1,943,033
Francis C. Rosch	2018	9,326,082	18,652,165	N/A
	2017	3,583,574	10,750,722	N/A
	2016	3,024,672	4,307,081	3,238,407

Grant Date	Fiscal Year	Grant Date Fair Value per Unit ($)	Volatility (%)	Risk-Free Interest Rate (%)
6/9/2017	2018	34.32	23.23	1.47
6/10/2015	2016	27.03	22.55	1.07

We adjusted the performance metrics under our FY17 PRU grants on March 8, 2017. The incremental modification charges were based on the Company’s stock price on the date of the modification ($29.60) multiplied by the incremental expected achievement percentage multiplied by the number of granted units. Volatility and interest rate were not factors.

For Messrs. Clark, Noviello and Fey, fiscal 2018 marked each executive’s first full fiscal year with Symantec following the acquisition of Blue Coat by Symantec in August 2016. The amounts listed for fiscal 2018 for such executives include each executive’s first full-year equity incentive grant by Symantec. The grants listed for such executives in fiscal 2017 do not take into account any grants such executives received in fiscal 2017 by Blue Coat prior to the close of the acquisition.

(3)	No annual bonus under the FY18 Executive Annual Incentive Plan was earned in fiscal 2018 because the minimal threshold performance metrics were not met.

(4)

Represents (a) $199,665 for dividend equivalent payments on stock awards, (b) $7,000 of matching contributions to Mr. Clark’s account under our 401(k) plan, (c) $155,196 related to our provision of car and driver services for Mr. Clark, and (d) $3,075 imputed income charges to Mr. Clark for personal passengers flights on the corporate aircraft.

(5)

Represents the base salary earned by such executive from the closing of the Blue Coat acquisition in August 2016 through the end of fiscal 2017. The fiscal 2017 annual base salary for Messrs. Clark, Noviello, and Fey was $1,000,000, $650,000 and $865,000, respectively. Mr. Fey’s annual base salary, initially set at $800,000 in August 2016, was increased to $865,000 effective February 1, 2017.

(6)

These amounts represent the incremental fair values of modified PRUs that were granted prior to and assumed by us at the closing of the Blue Coat acquisition. Under SEC rules, we are required to disclose in the Stock Awards column the grant date fair value of each equity award computed in accordance with ASC 718. However, no grant date fair value was recorded by Symantec for these awards in accordance with ASC 718 because they were awarded by Blue Coat’s board of directors prior to the closing of the Blue Coat acquisition. As a result, the amounts reported in the Stock Awards column above may understate the compensation awarded to these executive officers for fiscal 2017 because they do not include any grant date fair value for such awards. In March 2017 we adjusted the performance metrics under our FY17 PRU grants to reflect both the impact of the acquisitions of Blue Coat and LifeLock on the fiscal 2017 financial plan and to account for the transformational impact on our business of our cost and complexity reduction initiatives. As a result of these adjustments, incremental fair values of the modified awards are included in the Stock Awards column above and further described in the table below.

	2017 Stock Awards
Name	FY17 PRU Modification Charge ($)	2017 Total (Without PRU Modification Charges) ($)
Gregory S. Clark	4,269,815	—
Michael D. Fey	2,856,660	—
Nicholas R. Noviello	1,077,917	—

(7)	Represents the executive officer’s annual bonus under the FY17 Executive Annual Incentive Plan, which was earned in fiscal 2017 and paid in fiscal 2018.

(8)

Represents (a) $250,000 in bonus payment earned by Mr. Clark prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October 2016, (b) $75,000 for reimbursement of Mr. Clark’s attorney’s fees in connection with the negotiation of his employment agreement with us, (c) $32,515 for dividend equivalent payments on stock awards, (d) $17,422 related to our provision of car and driver services for Mr. Clark and (e) $5,000 of matching contributions to Mr. Clark’s account under our 401(k) plan.

(9)

Represents (a) $34,685 for dividend equivalent payments on stock awards, (b) $6,271 of matching contributions to Mr. Noviello’s account under our 401(k) plan, (c) $5,000 for reimbursement for tax services, (d) $930 in contributions to Mr. Noviello’s Company-sponsored long-term disability insurance and (e) $720 in Company wellness credit.

(10)

Represents (a) $162,500 in bonus payment earned by Mr. Noviello prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October 2016, (b) $5,417 of matching contributions to Mr. Noviello’s account under our 401(k) plan and (c) $4,823 for dividend equivalent payments on stock awards.

(11)

Represents (a) $24,817 for dividend equivalent payments on stock awards, (b) $6,000 of matching contributions to Mr. Fey’s account under our 401(k) plan, (c) $6,000 for reimbursement for tax services, (d) $4,085 for coverage of expenses related to attendance at the fiscal 2018 sales achiever’s trip, and (d) $930 in contributions to Mr. Fey’s Company-sponsored long-term disability insurance.

(12)

Represents (a) $125,000 in bonus payment earned by Mr. Fey prior to the closing of the Blue Coat acquisition under Blue Coat’s Fiscal 2017 Bonus Plan, but paid by Symantec in October 2016 and (b) $6,000 of matching contributions to Mr. Fey’s account under our 401(k) plan.

(13)

Represents (a) $614,283 for dividend equivalent payments on stock awards, (b) $4,625 of matching contributions to Mr. Taylor’s account under our 401(k) plan, (c) $1,950 for reimbursement for tax services, and (d) $930 in contributions to Mr. Taylor’s Company-sponsored long-term disability insurance.

(14)	Represents an additional bonus paid to Mr. Taylor in connection with his service as a member of the Office of the President during the CEO transition process announced in April 2016.

(15)

Represents (a) $354,812 for dividend equivalent payments on stock awards, (b) $5,125 of matching contributions to Mr. Taylor’s account under our 401(k) plan, and (c) $3,525 for reimbursement for tax services.

(16)	Represents the executive officer’s annual bonus under the Executive Annual Incentive Plans for fiscal 2016, which was earned in fiscal 2016 and paid in fiscal 2017.

(17)

Represents (a) $60,816 for dividend equivalent payments on stock awards, (b) $15,834 for reimbursement for tax services, (c) $6,188 of matching contributions to Mr. Taylor’s account under our 401(k) plan, (d) $2,335 in contributions to Mr. Taylor’s Company-sponsored life insurance policy and (e) $855 in contributions to Mr. Taylor’s Company-sponsored long-term disability insurance.

(18)

Represents (a) $722,048 for dividend equivalent payments on stock awards, (b) $6,000 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (c) $4,415 for reimbursement for tax services, (d) $22,386 for coverage of expenses related to attendance at the fiscal 2018 sales achiever’s trip, and (e) $210 in contributions to Mr. Rosch’s Company-sponsored long-term disability insurance.

(19)	Mr. Rosch’s base annual salary increased from $525,000 to $700,000 during fiscal 2017 to compensate him for his expanded role and responsibilities following the LifeLock acquisition.

(20)

Represents (a) $440,020 for dividend equivalent payments on stock awards, (b) $8,063 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (c) $7,907 for coverage of expenses related to attendance at the fiscal 2016 sales achiever’s trip, and (d) $5,975 for reimbursement for tax and services.

(21)

Represents (a) $55,763 for dividend equivalent payments on stock awards, (b) $23,853 for coverage of expenses related to attendance at the fiscal 2015 sales achiever’s trip and paid in fiscal 2016, (c) $6,638 of matching contributions to Mr. Rosch’s account under our 401(k) plan, (d) $6,211 for spousal medical benefits, (e) $2,955 for reimbursement for tax services and (f) $1,914 in contributions to Mr. Rosch’s Company-sponsored life insurance policy.

The following table shows for the fiscal year ended March 30, 2018 certain information regarding grants of plan-based awards to our named executive officers from our incentive plans:

Grants of Plan-Based Awards in Fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clark, Gregory S.	6/9/17	750,000	1,500,000	3,000,000	169,837	339,674	679,348	145,575	—	—	15,982,645
Noviello, Nicholas R.	6/9/17	113,750	650,000	1,820,000	79,257	158,514	317,028	67,935	—	—	7,458,549
Fey, Michael D.	6/9/17	227,063	1,297,500	3,633,000	158,515	317,029	634,058	135,870	—	—	14,917,133
Taylor, Scott C	6/9/17	105,000	600,000	1,680,000	50,951	101,902	203,804	43,672	—	—	4,794,772
Rosch, Francis C.	6/9/17	122,500	700,000	1,960,000	135,870	271,739	543,478	116,460	—	—	12,786,109

(1)

Represents threshold, target and maximum payouts with respect to each applicable metric under the FY18 Executive Annual Incentive Plan. For a summary of the terms of the FY18 Executive Annual Incentive Plan, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Executive Annual Incentive Plan” beginning on page 69.

(2)

The amounts shown in these rows reflect the threshold, target, and maximum potential eligible shares to be earned for the PRUs awarded during fiscal 2018 and as further described in the CD&A section beginning on page 60. These FY18 PRUs are eligible to be earned at the end of fiscal 2020 and are based on the achievement of performance goals for adjusted non-GAAP EPS for the one-year performance period ended March 30, 2018 and the relative TSR ranking for our Company as compared to the Nasdaq 100 index for the two- and three- year performance periods ending March 29, 2019 and April 3, 2020, respectively.

(3)	These RSUs vest as to 30% on June 1, 2018, 30% on June 1, 2019, and 40% on June 1, 2020.

(4)

The aggregate grant date fair value of the equity incentive plan awards is calculated by multiplying the target number of shares by the PRU grant date fair value on June 9, 2017, which was $34.32. For additional details on the grant date fair value of the PRUs, see footnotes 1 and 2 to the Summary Compensation Table above. The aggregate grant date fair value of Other Stock Awards is the number of shares multiplied by the RSU grant date fair value on June 9, 2017, which was $29.71.

For a summary of the terms of the FY18 Executive Annual Incentive Plan, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Executive Annual Incentive Plans” above. Details of acceleration of the equity awards described are disclosed under “Compensation Discussion & Analysis (CD&A) — Health and Welfare Benefits; Perquisites — Change in Control and Severance Arrangements” above and “Potential Payments Upon Termination or Change-in-Control” below.

The following table shows for the fiscal year ended March 30, 2018, certain information regarding outstanding equity awards at fiscal year-end for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2018

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)		Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested(1) ($)
Gregory S. Clark	6/9/2017					145,575	(2)	3,763,114	425,441	(3)	10,997,650
	(4)					288,499	(5)	7,457,699	2,579,198	(6)	66,672,268
	(4) (7)	2,860,006	805,265	6.73	9/9/2025
Nicholas R. Noviello	6/9/2017					67,935	(8)	1,756,120	198,538	(3)	5,132,207
	(4)					88,908	(9)	2,298,272	651,119	(6)	16,831,426
	(4) (10)	875,570	231,613	8.35	1/27/2026
Michael D. Fey	6/9/2017					135,870	(11)	3,512,240	397,078	(3)	10,264,466
	(4)					193,017	(12)	4,989,489	1,725,576	(6)	44,606,140
	(4) (13)	758,807	542,006	6.73	9/9/2025
Scott C. Taylor	6/9/2017					43,672	(14)	1,128,921	127,632	(3)	3,299,287
	6/10/2016					49,714	(15)	1,285,107	444,447	(6)	11,488,955
	6/10/2015					19,167	(16)	495,467	76,515	(17)	1,977,913
	6/10/2014					9,297	(18)	240,327
Francis C. Rosch	6/9/2017					116,460	(19)	3,010,491	340,353	(3)	8,798,125
	6/10/2016					15,091	(20)	390,102	517,857	(6)	13,386,603
	6/10/2015					31,946	(21)	825,804	127,526	(17)	3,296,547
	6/10/2014					9,297	(22)	240,327

(1)

The market value of the equity awards that have not vested is calculated by multiplying the number of units of stock that have not vested by the closing price of our common stock on March 29, 2018, which was $25.85.

(2)	Of the 145,575 shares underlying this award, 43,673 shares vested on June 1, 2018, 43,672 shares vest on June 1, 2019 and 58,230 shares vest on June 1, 2020.

(3)

These FY18 PRUs are eligible to be earned at the end of fiscal 2020 and are based on the achievement of performance goals for adjusted non-GAAP EPS for the one-year performance period ended March 30, 2018 and the relative TSR ranking for our Company as compared to the Nasdaq 100 index for the two- and three- year performance periods ending March 29, 2019 and April 3, 2020, respectively. The number of shares and the payout value set forth above reflect the target potential payout which represents 125.25% of the target number of PRUs. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(4)

Represents an equity award previously granted by Blue Coat and assumed by Symantec upon the closing of the Blue Coat acquisition. Upon assumption, by their terms, these awards converted into the right to receive shares of our common stock, subject to applicable service or performance-based vesting conditions.

(5)	Of the remaining 288,499 shares underlying this award, 123,642 shares vested on August 1, 2018 and 164,857 shares vest on August 1, 2019.

(6)

These FY17 PRUs were eligible to vest at the end of fiscal 2018 based on, and subject to further adjustment as a result of, the achievement of non-GAAP operating income for fiscal 2018. The number of shares and the payout value set forth above reflect the target potential payout which represents 268.20% of the target number of PRUs. Any achievement above 250% of target will be paid at the end of fiscal 2019, subject to certain restrictions. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(7)	Of the remaining 805,265 unvested shares underlying this option, 161,053 shares vested monthly on the first of each month through August 1, 2018.

(8)	Of the 67,935 shares underlying this award, 20,381 shares vested on June 1, 2018, 20,380 shares vest on June 1, 2019 and 27,174 shares vest on June 1, 2020.

(9)	Of the remaining 88,908 shares underlying these awards, 16,076 shares vested on June 1, 2018, 31,214 shares vest on August 1, 2018 and 41,618 shares vest on August 1, 2019.

(10)	Of the remaining 231,613 unvested shares underlying this option, approximately 46,323 shares vested monthly on the first of each month through August 1, 2018.

(11)	Of the 135,870 shares underlying this award, 40,761 shares vested on June 1, 2018, 40,761 shares vest on June 1, 2019 and 54,348 shares vest on June 1, 2020.

(12)	Of the remaining 193,017 shares underlying this award, 82,722 shares vested on August 1, 2018 and 110,295 shares vest on August 1, 2019.

(13)	Of the remaining 542,006 unvested shares underlying this option, 108,401 shares vested monthly on the first of each month through August 1, 2018.

(14)	Of the 43,672 shares underlying this award, 13,102 shares vested on June 1, 2018, 13,102 shares vest on June 1, 2019 and 17,468 shares vest on June 1, 2020.

(15)	Of the remaining 49,714 shares underlying this award, 21,306 shares vested on June 1, 2018 and 28,408 shares vest on June 1, 2019.

(16)	The remaining 19,167 shares underlying this award vested on June 1, 2018.

(17)

These FY16 PRUs were eligible to vest at the end of fiscal 2018 based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our Company as compared to the S&P 500 for the 3-year performance period ended March 30, 2018. The number of shares and the payout value set forth above reflect the maximum potential payout and represents 106.45% of the target number of PRUs. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(18)	The remaining 9,297 shares underlying this award vested on June 1, 2018.

(19)	Of the 116,460 shares underlying this award, 34,938 shares vested on June 1, 2018, 34,938 shares vest on June 1, 2019 and 46,584 shares vest on June 1, 2020.

(20)	The remaining 15,091 shares underlying this award vested on June 1, 2019.

(21)	The remaining 31,946 shares underlying this award vested on June 1, 2018.

(22)	The remaining 9,297 shares underlying this award vested on June 1, 2018.

The following table shows for the fiscal year ended March 30, 2018, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

Option Exercises and Stock Vested in Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Gregory S. Clark	200,000	4,654,261	2,961,345	78,299,177
Michael D. Fey	1,300,812	28,761,644	1,691,202	44,159,307
Nicholas R. Noviello	375,000	7,887,155	702,455	18,524,813
Scott C. Taylor	—	—	622,938	14,525,191
Francis C. Rosch	68,000	1,058,907	706,604	18,494,345

(1)	The number of shares and value realized for stock awards set forth above reflect RSU awards vested and released in fiscal 2018 and PRUs vested in fiscal 2018 and released in fiscal 2019.

Non-Qualified Deferred Compensation in Fiscal 2018

The table below provides information on the non-qualified deferred compensation of the named executive officers for the fiscal year ended March 30, 2018.

	Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gregory S. Clark	—	—	—	—	—
Michael D. Fey	—	—	—	—	—
Nicholas R. Noviello	65,000	—	3,867	—	85,322
Scott C. Taylor	210,000	—	5,101	—	260,481
Francis C. Rosch	70,000	—	7,377	—	134,121

In fiscal 2018, certain management employees on our U.S. payroll with a base salary of $180,000 or greater, including each of the named executive officers, were eligible to participate in the Symantec Corporation Deferred Compensation Plan. Prior to January 1, 2017, the plan provided the opportunity for participants to defer up to 75% of base salary and 100% of variable pay each year. Variable pay included annual incentive plan and commission payments. Deferral elections must be made prior to the beginning of a calendar year and cannot be revoked as of the day immediately prior to commencement of that year. The plan is “unfunded” and all deferrals are general assets of Symantec. Amounts deferred by each participant under the plan are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the plan will then be adjusted based on the performance of the measurement funds that have been selected by the participant. Prior to January 1, 2017, the measurement funds available under the plan were substantially identical to the investment funds available under our 401(k) plan. Each participant may change their measurement fund selections on a daily basis. The plan requires that benefits accumulated in the bookkeeping accounts for each participant not meeting a 5-year service requirement be distributed to the participant following his or her termination of employment with us for any reason. If a 5-year service requirement is met, accumulated benefits in the accounts established prior to 2017 will be distributed according to the participant’s designated payment election.

Beginning January 1, 2017, the investment options within the Deferred Compensation Plan were expanded to include additional asset classes. Participants are still able to defer up to 75% of salary and 100% of annual incentive payments, but are now able to defer up to 100% of sales commissions as a separate election. Additionally, participants have the opportunity to elect each year whether to receive that year’s deferrals upon a specified date or upon termination of employment, and the form of payment elected will be honored regardless of a participant’s length of service.

Beginning January 1, 2018, upon first entering the Deferred Compensation Plan, a participant has the option to make a one-time election, which will apply to all future account balances to determine how they will be paid in the event of a change in control. By making the one-time election a participant will receive all remaining account balances in a lump sum in the month following the month of termination, if termination occurs within two (2) years following a change in control. If a participant’s employment ended before the change in control, any remaining balances will be distributed in a lump sum within 90 days of the change in control.

Potential Payments Upon Termination or Change-In-Control

Set forth below is a description of the plans and agreements (other than the Deferred Compensation Plan) that could result in potential payouts to our named executive officers in the case of their termination of employment and/or a change in control of Symantec. For information regarding potential payouts upon termination under the Deferred Compensation Plan, in which certain of our executive officers participate, see “Non-Qualified Deferred Compensation in Fiscal 2018” above.

Symantec Executive Retention Plan

In January 2001, the Board approved the Symantec Executive Retention Plan, to deal with employment termination resulting from a change in control of the Company. The plan was modified by the Board in July 2002, April 2006, June 2007, April 2012, February 2016 and January 2018. Under the terms of the plan, all equity compensation awards (including, among others, stock options, RSUs and PRUs) granted by the Company to the Company’s Section 16(b) officers (including our named executive officers) would become fully vested (at target or to the extent of achievement for PRUs) and, if applicable, exercisable following a change in control of the Company (as defined in the plan) after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control. In the case of PRUs granted prior to fiscal 2017, PRUs will vest at target if the change in control occurs prior to the first performance period, will vest as to eligible shares if the change in control occurs following the first performance period but before achievement is determined with respect to the second performance period, and will vest as to the sum of the eligible shares determined to be earned for the second performance period plus 50% of the eligible shares if the change in control occurs following the second performance period but before achievement is determined with respect to the third performance period. In the case of the PRUs granted in fiscal 2017, PRUs vest at target if the change in control occurs prior to the end of the performance period and will vest as to actual earned shares if the change in control occurs following the performance period but before the end of the additional vesting period. Additionally, in accordance with the terms of the PRU award agreement, in the case that an executive’s employment with the Company terminates by reason of the executive’s death, total and permanent disability or an involuntary termination by the Company other than for cause (as defined in the award agreement) after the end of the first year of the performance period but prior to the end of the performance period, then the executive will be entitled to payment of a prorated number of PRUs based on the number of months in the performance period during with the executive was employed by the Company, provided that the Company’s performance met at least the threshold level of the applicable performance metric during the first year of the performance period.

The plan also provides for the payment of a cash severance benefit for our named executive officers equal to one times such officer’s base salary and target payout under the Executive Annual Incentive Plan applicable to such named executive officer in the circumstances described above (i.e., following a change in control of the Company after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control.)

Symantec Executive Severance Plan

In April 2012, the Compensation Committee adopted the Symantec Executive Severance Plan to provide severance benefits to specified officers of Symantec, including our named executive officers. The executive officers must meet certain criteria in order to participate in the plan, including, among other criteria, (i) the executive officer was involuntarily terminated from active employment other than for cause (as defined in the plan); (ii) the executive officer was not terminated due to the sale of a business, part of a business, divestiture or spin-off and offered employment upon terms and conditions substantially identical to those in effect immediately prior to such sale, divestiture or spin-off; and (iii) the executive officer is not entitled to severance under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by Symantec.

Under the terms of the plan, the executive officer will receive severance payments equal to one times the sum of his or her base salary in effect at the time of his or her involuntary termination. The executive officer will also receive a one-time bonus of $15,000, minus taxes and other legally required deductions. The executive officer is also entitled to receive six months of outplacement services, including counseling and guidance. The executive officer is solely responsible for all COBRA premiums for his or her continuation coverage.

In fiscal 2016, the Compensation Committee revised the plan to provide an additional payment equivalent to 75% of the executive officer’s prorated target incentive bonus under the Executive Annual Incentive Plan in effect for such fiscal year to the executive officer who was terminated in the second half of such fiscal year and was employed in good standing for a minimum of six (6) months prior to his or her termination date. This payment was added to standardize benefits to all of our executive officers and to be competitive with overall market practices.

Payment of severance payments, one-time bonus payment, outplacement services and 75% of the prorated target bonus under the Executive Annual Incentive Plan pursuant to the Symantec Executive Severance Plan is subject to the applicable executive officer returning a release of claims against Symantec.

Gregory S. Clark

The following table summarizes the value of the payouts to Mr. Clark pursuant to the Symantec Executive Retention Plan, the Symantec Executive Severance Plan and Mr. Clark’s employment agreement, assuming a qualifying termination as of March 30, 2018 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $25.85 on March 29, 2018 minus the exercise price):

	Severance Pay ($)	Option Vesting ($)	RSU Vesting ($)	PRU Vesting ($)
Involuntary Termination Because of Market Conditions or Division Performance	2,020,031	15,396,667	—	69,655,393
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	2,000,000	15,396,667	7,457,699	33,639,742
Termination Without Cause	2,020,031	15,396,667	—	69,655,393
Termination Due to Death or Disability	—	15,396,667	—	69,655,393

Nicholas R. Noviello

The following table summarizes the value of the payouts to Mr. Noviello pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 30, 2018 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $25.85 on March 29, 2018 minus the exercise price):

	Severance Pay ($)	Option Vesting ($)	RSU Vesting ($)	PRU Vesting ($)
Involuntary Termination Because of Market Conditions or Division Performance	1,156,538	4,053,228	415,565	17,584,534
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	1,300,000	4,053,228	4,054,392	10,373,295
Termination Without Cause	1,156,538	4,053,228	4,054,392	17,584,534
Termination Due to Death or Disability	—	4,053,228	415,565	17,584,534

Michael D. Fey

The following table summarizes the value of the payouts to Mr. Fey pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 30, 2018 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $25.85 on March 29, 2018 minus the exercise price):

	Severance Pay ($)	Option Vesting ($)	RSU Vesting ($)	PRU Vesting ($)
Involuntary Termination Because of Market Conditions or Division Performance	1,857,163	10,363,155	—	46,601,976
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	2,162,500	10,363,155	8,501,729	24,826,883
Termination Without Cause	1,857,163	10,363,155	8,501,729	46,601,976
Termination Due to Death or Disability	—	10,363,155	—	46,601,976

Scott C. Taylor

The following table summarizes the value of the payouts to Mr. Taylor pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 30, 2018 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $25.85 on March 29, 2018):

	Severance Pay ($)	Option Vesting ($)	RSU Vesting ($)	PRU Vesting ($)
Involuntary Termination Because of Market Conditions or Division Performance	1,069,038	—	—	14,266,151
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	1,200,000	—	3,149,823	8,426,468
Termination Without Cause	1,069,038	—	3,149,823	14,266,151
Termination Due to Death or Disability	—	—	—	14,266,151

Former Officer:

Francis C. Rosch

Mr. Rosch served as our Executive Vice President, Consumer Digital Safety through June 28, 2018. Mr. Rosch left the Company voluntarily and accordingly was not entitled to and did not receive any payouts under the Symantec Executive Retention Plan or the Symantec Executive Severance Plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the ratio of the annual total compensation of Mr. Clark, our CEO, to the median of the annual total compensation of our employees. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Symantec is a global cybersecurity company and operates in 46 countries. As of the end of fiscal 2018, March 30, 2018, we employed 11,830 employees globally. Of our total workforce, approximately

48% was based in the United States and 52% was based outside of the United States as of the end of fiscal 2018. Our compensation programs and reward offerings are designed to reflect local market practices across our global operations.

Pay Ratio:

•	Mr. Clark’s fiscal 2018 annual total compensation was $17,347,581, as reported in the “Total” column of the “2018 Summary Compensation Table” in this proxy statement.

•	The fiscal 2018 annual total compensation of our median employee (other than our CEO) was $102,869.

•	Based on this information, the pay ratio of the annual total compensation our CEO to the median of the annual total compensation of our employees is 168.6 to 1.

Identification of the Median Employee:

For purposes of identifying our median employee, we used our global employee population as of March 30, 2018, identified based on our global human resources system of record, inclusive of all regular employees employed by the company as of that date. We used total direct compensation as our consistently applied compensation measure. In this context, total direct compensation is the sum of the annualized value of base salary, the annual incentive target amount or annual commission target amount in effect as of March 30, 2018, and the grant date fair value of all equity awards granted during fiscal 2018. Part-time employees’ compensation reflects their part-time pay rate. Cash compensation figures were converted from local currency to U.S. dollars using the exchange rate the Company used for 2018 internal budgeting purposes. Symantec did not utilize the de minimis exemption to eliminate countries representing no more than 5% of our global population in the aggregate as allowed by SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedure

Symantec has adopted a written related person transactions policy which provides for the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” The Nominating and Governance Committee reviews transactions that may be “related person transactions,” which are transactions between Symantec and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any Symantec executive officer, director, nominee for director, or stockholder holding more than 5% of any class of Symantec’s voting securities, in each case, since the beginning of the previous fiscal year, and their immediate family members.

Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions are deemed not to be “related person transactions” (meaning the related person is deemed to not have a direct or indirect material interest in the transaction):

•	compensation to executive officers determined by Symantec’s Compensation Committee;

•

any transaction with another company at which a related person is a director or an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $2,000,000, or three percent of that company’s total annual gross revenues, provided that the transaction involves the purchase of either company’s goods and services and the transaction is subject to usual trade terms and is in the ordinary course of business and the related person is not involved in the negotiation of the transaction;

•	any compensation paid to a director if the compensation is required to be reported in Symantec’s proxy statement;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

•

any charitable contribution, grant or endowment by Symantec or the Symantec Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as a director or an employee (other than an executive officer), if the aggregate amount involved does not exceed $120,000, or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or

•	any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Under the policy, members of Symantec’s legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to the Nominating and Governance Committee. In addition, transactions may be identified through Symantec’s Code of Conduct or other Symantec policies and procedures, and reported to the Nominating and Governance Committee. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction.

Certain Related Person Transactions

Investments by Firms Affiliated with our Directors

On February 3, 2016, Symantec entered into an investment agreement with investment entities affiliated with Silver Lake, relating to the issuance to Silver Lake of $500 million principal amount of 2.5% convertible unsecured notes, due 2021. In connection with the investment, Kenneth Y. Hao, a managing partner and managing director of Silver Lake, was appointed to our Board.

On June 12, 2016, Symantec entered into an investment agreement with investment entities affiliated with Silver Lake and Bain Capital relating to the issuance of $1.25 billion aggregate principal amount of 2.0% convertible unsecured notes due 2021. Pursuant to the investment agreement, Silver Lake, a private equity firm of which Mr. Hao is a managing partner and managing director, has agreed to purchase $500 million aggregate principal amount of the notes, and Bain Capital, private equity firm of which Mr. Humphrey is a managing director, has agreed to purchase $750 million aggregate principal amount of the notes. The transactions contemplated by this investment agreement closed concurrently with the closing of the Blue Coat acquisition on August 1, 2016. In connection with the investment, David W. Humphrey, a managing director of Bain Capital, was appointed to our Board.

The 2.5% convertible unsecured notes, due 2021 (the “2.5% Notes”), bear interest at a rate of 2.5% per annum. The 2.0% convertible unsecured notes, due 2021 (the “2.0% Notes” and, together with the 2.5% Notes, collectively, the “Notes”), bear interest at a rate of 2.0% per annum. Interest is payable semiannually in cash under the Notes. The initial conversion rate for the 2.5% Notes was 59.6341 shares of our common stock, and cash in lieu of fractional shares, per $1,000 principal amount of the 2.5% Notes, which was equivalent to an initial conversion price of approximately $16.77 per share of common stock. The initial conversion rate for the 2.0% Notes was 48.9860 shares of our common stock, and cash in lieu of fractional shares, per $1,000 principal amount of the 2.0% Notes, which was equivalent to an initial conversion price of approximately $20.41 per share of common stock. The conversion rates under the Notes are subject to customary anti-dilution adjustments. Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the Notes.

As of March 30, 2018, $1.75 billion in aggregate principal amount of the Notes was outstanding. During fiscal 2018, we paid an aggregate of $37.5 million in interest on the Notes.

Symantec also entered into a Registration Rights Agreement pursuant to which holders of the Notes have certain registration rights with respect to the Notes and the shares of our common stock issuable upon conversion of the Notes.

Reinvestment Agreements with our Executive Officers

On June 12, 2016, we entered into reinvestment agreements with Mr. Clark and GSC-OZ Investment LLC, an entity controlled by Mr. Clark, pursuant to which the parties agreed to purchase, in the aggregate, 2,329,520 shares our common stock for an aggregate purchase price of $40,300,696. On August 1, 2016, we issued and sold these shares to Mr. Clark and GSC-OZ Investment LLC. The agreements provide that, in the aggregate, 207,907 of such shares will vest monthly until October 30, 2019, subject to Mr. Clark’s continued service to the Company, and that all of the shares are subject to transfer restrictions. These transfer restrictions were lifted on August 1, 2017 when our common stock achieved the specified volume weighted average trading price over a defined period as set forth in the agreements.

On June 12, 2016, we entered into a reinvestment agreement with each of Mr. Fey and Mr. Noviello pursuant to which each of Mr. Fey and Mr. Noviello agreed not to transfer certain shares of common stock to be issued upon exercise of options held by Mr. Fey and Mr. Noviello. On August 1, 2017 these shares were released from transfer restrictions when our common stock achieved the specified volume weighted average trading price over a defined period as set forth in the agreements.

Transactions with Starboard Value LP

In September 2018, the Company entered into the Starboard Agreement with Starboard, an affiliate of Mr. Feld. For more about the Starboard Agreement, see “Proposal No. 1 — Election of Directors — Agreement with Starboard Value LP.”

Aircraft Lease Agreement

On November 9, 2017, the Company and Mr. Clark entered into an Aircraft Lease Agreement (the “Aircraft Lease Agreement”) for the occasional lease by the Company of an aircraft owned by Mr. Clark. Under the Aircraft Lease Agreement, the Company will reimburse Mr. Clark for business travel on his aircraft at a rate of $2,500 per flight hour plus additional operating costs. The Nominating and Governance Committee of our Board of Directors approved the Aircraft Lease Agreement after completing a competitive analysis of comparable chartered aircraft rates, which showed that the reimbursement rate is at or below market rates for the charter of similar aircraft. The Nominating and Governance Committee during fiscal 2018 also adopted a Company-wide Aircraft Usage Policy, which governs the approved business usage of corporate aircraft, including Mr. Clark’s, and set an annual cap on the amount of expenses to be incurred by the Company under the policy at two million dollars. During fiscal 2018, we incurred approximately $1,322,200 in fees for the aircraft owned by Mr. Clark. Please see “Executive Compensation and Related Information — Summary Compensation Table” on page 91 for more information.

Familial Relationships

From time to time, the Company or its subsidiaries may have employees who are related to our executive officers or directors. The step-daughter of Anita M. Sands, one of our directors, began employment with the Company in a customer service role during fiscal 2019. Because her employment did not begin until fiscal 2019, she did not earn any compensation in fiscal 2018. The Nominating and Governance Committee of the Board reviewed and approved her employment and determined that her employment with the Company would not present a conflict of interest under the Company’s Related-Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Exchange Act or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Audit Committee is comprised solely of independent directors, as defined by current Nasdaq listing standards, and operates under a written charter which was most recently amended by the Board on January 29, 2018. The Audit Committee oversees Symantec’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements that were included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Symantec’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Symantec’s accounting principles and discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the registered public accounting firm’s communications with the Audit Committee concerning independence from management and Symantec, and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and Symantec.

The Audit Committee discussed with Symantec’s internal accountants and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Symantec’s internal controls, and the overall quality of Symantec’s financial reporting.

The Audit Committee also received the report of management contained in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2018, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in Symantec’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Symantec’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2019.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 30, 2018 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

V. Paul Unruh (Chair)

Frank E. Dangeard

Robert S. Miller

Anita M. Sands

Suzanne M. Vautrinot

SYMANTEC CORPORATION

2018 ANNUAL MEETING OF STOCKHOLDERS

MEETING INFORMATION

Information About Solicitation and Voting

This proxy is solicited on behalf of the Board for use at the Annual Meeting, which will be conducted via live webcast on December 3, 2018, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof. We will provide a re-playable webcast of the Annual Meeting, which will be available on the events section of our investor relations website at investor.symantec.com.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Symantec and respond to questions from stockholders.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on five proposals. The proposals are:

1.	Election to the Board of the eleven nominees named in this proxy statement;

2.	Ratification of the appointment of KPMG as our independent registered public accounting firm for the 2019 fiscal year;

3.	Approval of amendments to our 2013 Equity Incentive Plan, as amended;

4.	Approval of amendments to our 2008 Employee Stock Purchase Plan, as amended;

5.	An advisory vote to approve executive compensation; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote FOR each of the nominees to the Board (Proposal No. 1), FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2019 fiscal year (Proposal No. 2); FOR the approval of amendments to our 2013 Equity Incentive Plan, as amended (Proposal No. 3); FOR the approval of amendments to our 2008 Employee Stock Purchase Plan, as amended (Proposal No. 4); and FOR the approval of compensation to our named executive officers (Proposal No. 5).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of Symantec, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, October 5, 2018, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 638,538,278 shares of

Symantec common stock outstanding and entitled to vote. Each share of common stock is entitled to vote on each matter properly brought before the meeting.

Stockholder of Record: Shares Registered in Your Name

If on October 5, 2018 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada).

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on October 5, 2018 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•

vote at the virtual annual meeting — to participate in and vote at the virtual annual meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials;

•	vote via the Internet or via telephone — instructions are shown on your proxy card; or

•

vote by mail — if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 2, 2018. Submitting your proxy, whether via the Internet, by telephone or by mail if you received a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to virtually attend the meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still virtually attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you virtually attend and vote at the Annual Meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. If you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote your shares on any of the proposals, except for Proposal No. 2, ratification of the appointment of KPMG as our independent public accounting firm for the 2019 fiscal year. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to virtually attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning the votes “FOR” a director must exceed the number of votes “AGAINST” a director.

•

Proposal Nos. 2, 3, 4, and 5.    Approval of each of Proposals Nos. 2, 3, 4, and 5 requires the affirmative “FOR” vote of a majority of the shares entitled to vote on these proposals at the Annual Meeting and virtually attending the Annual Meeting or represented by proxy.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you vote over the internet or by telephone, please follow the instructions included on the proxy card or proxy materials on how to vote over the Internet or by telephone. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

Who is paying for this proxy solicitation?

Symantec is paying the costs of the solicitation of proxies. We have retained D.F. King & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $9,500, plus reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if I receive more than one proxy card or set of proxy materials?

If you receive more than one proxy card or set of proxy materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on your proxy card or proxy materials on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, you can also complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	virtually attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if you are a beneficial owner and you wish to change or revoke your proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by virtually attending and voting at the Annual Meeting.

How can I attend the Annual Meeting and submit questions?

To attend the Annual Meeting and submit your questions prior to or during the Annual Meeting, please visit www.virtualshareholdermeeting.com/SYMC2018. To participate in the Annual Meeting or to submit questions in advance of the meeting, you will need the 16-digit control number included with your proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call:

1-855-449-0991 (U.S. Domestic Toll Free)

1-720-378-5962 (International)

Why are you not holding the Annual Meeting in a physical location?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. In addition, the online format will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.virtualshareholdermeeting.com/SYMC2018.

How can I get electronic access to the proxy materials?

The proxy materials will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Where can I find the voting results?

The preliminary voting results will be announced at the Annual Meeting and posted on our website at investor.symantec.com. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission in a current report on Form 8-K within four business days of the Annual Meeting.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2019 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Symantec’s Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Symantec Corporation, 350 Ellis Street, Mountain View, California 94043, Attn: Corporate Secretary.

To be timely for the 2019 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between August 5, 2019 and September 4, 2019 (or, if the 2019 annual meeting is called for a date that is more than 30 calendar days before or more than 60 calendar days after the anniversary of the date of the 2018 Annual Meeting, then by no later than 10 calendar days after our public announcement of the date of the 2019 annual meeting). A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s Bylaws.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec’s 2019 annual meeting must be received by us not later than July  1, 2019 in order to be considered for inclusion in Symantec’s proxy materials for that meeting.

Available Information

Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K for fiscal year 2018, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Investor Relations

The Annual Report is also available at investor.symantec.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Symantec stockholders will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Symantec will promptly deliver a separate copy of the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call Symantec’s Investor Relations department at 350 Ellis Street, Mountain View, California 94043, Attn: Investor Relations, telephone number (650) 527-8020.

Any stockholders who share the same address and currently receive multiple copies of Symantec’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Symantec’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNEX A

SYMANTEC CORPORATION

2013 EQUITY INCENTIVE PLAN

As adopted by the Board on July 25, 2013

and as amended thereafter

1.    Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights, Restricted Stock Units, and Restricted Stock Awards. Capitalized terms not defined in the text are defined in Section 30.

2.    Shares Subject to the Plan.

2.1    Number of Shares Available. Subject to Sections 2.2 and 19, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 82,000,000 Shares.

Subject to Sections 2.2 and 19, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued will again be available for grant and issuance in connection with future Awards under this Plan. The following Shares may not again be made available for future grant and issuance as Awards under the Plan: (i) Shares that are withheld to pay the Exercise or Purchase Price of an Award or to satisfy any tax withholding obligations in connection with an Award, (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR or (iii) shares of the Company’s Common Stock repurchased on the open market with the proceeds of an Option Exercise Price. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.2    Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or there is a change in the corporate structure (including, without limitation, a spin-off), then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARS, (c) the maximum number of Shares that may be issued as ISOs set forth Section 5.8, (d) the number of Shares that may be granted pursuant to Section 3 below, (e) the Purchase Price and number of Shares subject to other outstanding Awards (other than Options and SARs which are provided for in (b) above), and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 6 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will be rounded down to the nearest whole Share, and may be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the assumption and substitution clause in Section 19.3.

In the event of an extraordinary cash dividend by the Company, the Committee, in its sole discretion, may, in lieu of the any of the methods of adjustments set forth above, determine that: (a) Participants holding outstanding RSUs will be entitled to receive a cash payment, with respect to each Share subject to such Awards, in an amount equal to the per-Share extraordinary cash dividend amount, provided, however, that unless determined otherwise by the Committee, any cash payment or new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant has the right to receive with respect to the Participant’s unvested RSUs pursuant to this clause (a) shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested RSUs and (ii) may be issued subject to such escrow arrangements as the Committee may deem appropriate, and/or (b) the Exercise Price of outstanding Options and SARs may be reduced by an amount equal to the per-Share extraordinary cash dividend amount, provided, however, that the Committee may, in its sole discretion, determine that a cash payment shall be made to a Participant holding an Option or SAR partially or entirely in lieu of such a reduction in Exercise Price on a per-Share cent-for-cent basis.

3.    Eligibility. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors (each an “Eligible Individual”) of the Company or any Parent, Subsidiary or Affiliate of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Eligible Individual will be eligible to receive more than 2,000,000 Shares in any calendar year under this Plan, pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 3,000,000 Shares in the calendar year in which they commence their employment. For purposes of these limits only, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. Subject to the provisions of the Plan, the Committee may from time to time, select among the Eligible Individuals, those to whom Awards shall be granted and determine the nature and amount of each Award. No Eligible Individual shall have any right, by virtue of this Plan to receive an Award. An Eligible Individual may be granted more than one Award under this Plan.

4.    Administration.

4.1    Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a)    construe and interpret this Plan, any sub-plan, Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)    select Eligible Individuals to receive Awards;

(d)    determine the form and terms of Awards;

(e)    grant Awards and determine the number of Shares or other consideration subject to Awards;

(f)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

(g)    grant waivers of Plan or Award conditions;

(h)    determine the vesting, exercisability and payment of Awards;

(i)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)    amend any Award Agreements executed in connection with this Plan;

(k)    determine whether the performance goals under any performance-based Award have been met and whether a performance-based Award has been earned;

(l)    determine whether, to what extent an Award may be canceled, forfeited, or surrendered;

(m)    adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(n)    adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(o)    make all other determinations necessary or advisable for the administration of this Plan, any sub-plan or Award Agreement;

(p)    delegate any of the foregoing as permitted by applicable law to one or more executive officers pursuant to a specific delegation, in which case references to “Committee” in this Section 4.1 will refer to such delegate(s), except with respect to Insiders.

4.2    Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. To the extent permitted by applicable laws, the Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3    Section 162(m) and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

5.    Options. An Option is the granting of a right, but not the obligation, to purchase Shares. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option (subject to Section 5.4 below), the circumstances upon and the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1    Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. To the extent that any Option designated as an ISO in the Award Agreement fails to qualify as such under applicable law, it shall be treated instead as a NQSO.

5.2    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee at the time it acts to approve the grant. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3    Exercise Period. Options will be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.

5.4    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 10 and the Award Agreement and in accordance with any procedures established by the Committee.

5.5    Method of Exercise. Options may be exercised only by delivery to the Company of a written or electronic notice or agreement of stock option exercise (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased and all applicable Tax-Related Items. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.2. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6    Termination of Participant. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a)    If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options are vested and exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b)    If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant’s death or disability), then Participant’s Options may be exercised only to the extent that such Options are vested and exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

5.7    Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8    Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Affiliate, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment. No more than 100,000,000 Shares will be issued pursuant to the exercise of ISOs under this Plan.

5.9    Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options (but not beyond the original term of such Option) and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted unless the Committee determines that such action is necessary or advisable to comply with applicable laws or facilitate the offering and administration of the Plan in view of such laws; (b) any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code; and (c) notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding Options.

5.10    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code.

5.11    Minimum Vesting. At the time of grant, no Option will be granted that vests (or, if applicable, is exercisable) until at least twelve (12) months following the date of grant of the Option; provided, however, that up to five percent (5%) of the Shares authorized for issuance under this Plan may be subject to Options and/or SARs that do not meet the foregoing vesting (and, if applicable, exercisability) requirements.

6.    Non-Employee Director Equity Awards.

6.1    Types of Awards. All Awards other than ISOs may be granted to non-employee directors under this Plan. Awards granted pursuant to this Section 6 may be automatically made pursuant to a policy adopted by the Board (as such policy may be amended from time to time by the Board) or made from time to time as determined in the discretion of the Board, or, if the authority to grant Awards to non-employee directors has been delegated by the Board, the Committee. No non-employee director may receive cash compensation and Awards under the Plan exceeding $900,000 in total combined value (as described below) in the aggregate in any calendar year. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted or cash payments made to an individual while he or she was serving in the capacity as an employee or while he or she was a consultant but not a non-employee director will not count for purposes of the limitations set forth in this Section 6.1

6.2    Eligibility. Awards granted pursuant to this Section 6 shall be granted only to non-employee directors. Any non-employee director, including without limitation any non-employee director who is appointed as a member to the Board, will be eligible to receive an Award under this Section 6.

6.3    Vesting, Exercisability and Settlement. Except as set forth in Section 19, Awards granted pursuant to Section 6 shall vest, become exercisable and be settled as determined by the Board and consistent with Section 5.11 and Section 9.4 or, if the authority to make such determinations has been delegated by the Board, the Committee. With respect to Options and SARs, the Exercise Price of such Award granted to non-employee directors shall not be less than the Fair Market Value of the Shares at the time such Award is granted.

7.    Restricted Stock Awards. A Restricted Stock Award is an offer by the Company to issue Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may be issued or purchase, the Purchase Price (if any), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1    Restricted Stock Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement (the “Restricted Stock Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A Participant can accept a Restricted Stock Award by signing and delivering to the Company the Restricted Stock Agreement, and full payment of the Purchase Price (if any) and all applicable withholding taxes, at such time and on such terms as required by the Committee. If the Participant does not accept the Restricted Stock Award at such time and on such terms as required by the Committee, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.

7.2    Purchase Price. The Purchase Price (if any) for a Restricted Stock Award will be determined by the Committee, and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 10 of this Plan and as permitted in the Restricted Stock Agreement, and in accordance with any procedures established by the Company.

7.3    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to all restrictions, if any, that the Committee may impose. These restrictions may be based on completion of a specified period of service with the Company and/or upon completion of performance goals as may be set forth in the Restricted Stock Agreement, which shall be in such form and contain such provisions (which need not be the same for each Participant) as the Committee shall from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select performance criteria, including from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. For Restricted Stock Awards intended to comply with the requirements of Section 162(m) of the Code, the performance goals shall be administered in a manner that complies with the requirements under that statute. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.4    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, Restricted Stock Awards shall cease to vest immediately if a Participant is Terminated during the vesting period or Performance Period applicable to the Award for any reason, unless the Committee determines otherwise, and any unvested Shares subject to such Restricted Stock Awards shall be subject to the Company’s right to repurchase such Shares or otherwise to any forfeiture condition applicable to the Award, as described in Section 14 of this Plan, if and as set forth in the applicable Restricted Stock Agreement.

8.    Restricted Stock Units. A Restricted Stock Unit (or RSU) is an award covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). The Committee will determine to whom an RSU grant will be made, the number of Shares subject to the RSU, the restrictions to which the Shares subject to the RSU will be subject, and all other terms and conditions of the RSU, subject to the following:

8.1    Terms of RSUs. RSUs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Affiliate, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. All RSUs will be evidenced by an Award Agreement (the “RSU Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A RSU may be awarded upon satisfaction of such performance goals as are set out in advance in the Award Agreement (the “Performance RSU Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. If the RSU is being earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each RSU; (b) select performance criteria, including from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares subject to the RSU. For RSUs intended to comply with the requirements of Section 162(m) of the Code, the performance goals shall be administered in a manner that complies with the requirements under that statute. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.2    Settlement. The portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

8.3    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.    Stock Appreciation Rights. A Stock Appreciation Right (or SAR) is an award that may be exercised for cash or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of settlement over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The Committee will determine to whom to grant a SAR, the number of Shares subject to the SAR, the restrictions to which the SAR will be subject, and all other terms and conditions of the SAR, subject to the following:

9.1    Terms of SARs. SARs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. The Committee will determine all terms of each SAR including, without limitation: the number of Shares deemed subject to each SAR, the time or times during which each SAR may be settled, the consideration to be distributed on settlement, and the effect on each SAR of its holder’s Termination. All SARs will be evidenced by an Award Agreement (the “SAR Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. The Exercise Price of a SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant’s individual Award Agreement (the “Performance SAR Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. If the SAR is being earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each SAR; (b) select performance criteria, including from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares deemed subject to the SAR. Prior to exercise of any SAR earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the SARs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. Notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding SARs. The term of a SAR shall be ten (10) years from the date the SAR is awarded or such shorter term as may be provided in the Award Agreement.

9.2    Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

9.3    Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9.4    Minimum Vesting. At the time of grant, no SAR will be granted that vests (or, if applicable, is exercisable) until at least twelve (12) months following the date of grant of the SAR; provided, however, that up to five percent (5%) of the Shares authorized for issuance under this Plan may be subject to SARs and/or Options that do not meet the foregoing vesting (and, if applicable, exercisability) requirements.

10.    Payment for Share Purchases. Payment for Shares purchased pursuant to this Plan may be made in cash, by check or by wire transfer or, where expressly approved for the Participant by the Committee and where permitted by law:

(a)    by cancellation of indebtedness of the Company to the Participant;

(b)    by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)    cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price plus any Tax-Related Items; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the Exercise Price not satisfied by such reduction in the number of whole Shares to be issued;

(d)    by waiver of compensation due or accrued to the Participant for services rendered;

(e)    with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a“FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell all or a portion of the Shares so purchased to pay for the Exercise Price and any applicable Tax-Related Items, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(f)    by such other consideration and method of payment as permitted by the Committee and applicable law; or

(g)    by any combination of the foregoing.

11.    Withholding Taxes.

11.1    Withholding Generally. The Company, its Parent, Subsidiaries and Affiliates, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, its Parent, Subsidiaries and Affiliates, an amount sufficient to satisfy any Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or its Parent, Subsidiaries or Affiliates, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) through withholding in Shares as set forth in Section 11.2 below; (iv) where payments in satisfaction of the Awards are to be made in cash, through withholding all or part of the cash payment in an amount sufficient to satisfy the Tax-Related Items; or (v) any other method of withholding deemed acceptable by the Committee. No Shares (or their cash equivalent) shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

11.2    Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form and during a period acceptable to the Committee.

12.    Privileges of Stock Ownership; Voting and Dividends. Except to the extent that the Committee grants an RSU that entitles the Participant to credit for dividends paid on Award Shares prior to the date such Shares are issued to the Participant (as reflected in the RSU Agreement), no Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. For the avoidance of doubt, in the event the Committee grants an RSU that entitles a Participant to credit for dividends on Award Shares prior to the date such Shares are issued, dividends may be accrued but shall not be paid to a Participant until Shares are vested Shares. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s original Purchase Price or otherwise forfeited to the Company.

13.    Transferability. Unless determined otherwise by the Committee or its delegate(s) or pursuant to this Section 13, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by (i) a will or (ii) by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such Award may contain such additional terms and conditions as the Committee or its delegate(s) deems appropriate. All Awards will be exercisable: (A) during the Participant’s lifetime only by (x) the Participant, or (y) the Participant’s guardian or legal representative; (B) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (C) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such person’s guardian or legal representative. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

14.    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Shares that are not vested held by a Participant following such Participant’s Termination at any time specified after the Participant’s Termination Date, for cash and/or cancellation of purchase money indebtedness, at the Participant’s original Exercise Price or Purchase Price, as the case may be. Alternatively, at the discretion of the Committee, Award Shares issued to the Participant for which the Participant did not pay any Exercise or Purchase Price may be forfeited to the Company on such terms and conditions as may be specified in the Award Agreement. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15.    Escrow; Pledge of Shares. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

16.    Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. This Section shall not be construed to defeat the requirements of Section 22.2.

17.    Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal, state, and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation, and no liability for failure, to issue Shares or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies, including governmental agencies outside the United States, that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any local, state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. Furthermore, the inability or impracticability of the Company to obtain or maintain approval from any governmental agencies or to complete any registration or other qualification of the Shares under any applicable law or ruling as set forth herein shall relieve the Company of any liability with respect to the failure to issue or sell such Shares and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants. Finally, the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, local or foreign securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18.    Foreign Awards and Rights

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Company operates or has Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise or Purchase Price, methods of exercise and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to its Parent, Subsidiaries, Affiliates or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 2 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any federal, state, local or foreign securities law.

19.    Corporate Transactions.

19.1    Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) the consummation of a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the consummation of any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards); provided that, unless otherwise determined by the Board, all Awards granted pursuant to Section 6 shall accelerate and be fully vested upon such merger, consolidation or corporate transaction. In the event such successor corporation (if any) fails to assume or substitute Awards pursuant to a transaction described in this Subsection 19.1, all such Awards will expire on such transaction at such time and on such conditions as the Board shall determine. Notwithstanding the foregoing, a transaction described in (a) through (e) above must also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of a corporation’s assets, as the case may be, within the meaning of Code Section 409A and the regulations thereunder.

19.2    Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other “corporate transaction.”

19.3    Assumption or Substitution of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

20.    No Obligation to Employ; Accelerated Expiration of Award for Harmful Act. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant’s employment or other relationship at any time, with or without cause. Notwithstanding anything to the contrary herein, if a Participant is Terminated because of such Participant’s actual or alleged commitment of a criminal act or an intentional tort and the Company (or an employee of the Company) is the victim or object of such criminal act or intentional tort or such criminal act or intentional tort results, in the reasonable opinion of the Committee, in liability, loss, damage or injury to the Company, then, at the Committee’s election, Participant’s Awards shall not be exercisable or settleable and shall terminate and expire upon the Participant’s Termination Date. Termination by the Company based on a Participant’s alleged commitment of a criminal act or an intentional tort shall be based on a reasonable investigation of the facts and a determination by the Company that a preponderance of the evidence discovered in such investigation indicates that such Participant is guilty of such criminal act or intentional tort.

21.    Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under applicable law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).

22.    Certain Stockholder Approval Matters.

22.1    Plan Effectiveness; Increasing Plan Shares. This Plan became effective on October 22, 2013 (the “Effective Date”). Any amendment to this Plan increasing the number of Shares available for issuance hereunder shall be approved by the stockholders of the Company, consistent with applicable laws, within twelve (12) months before or after the effective date of such amendment (“Amendment Effective Date”). Upon the Amendment Effective Date, the Board may grant Awards covering such additional Shares pursuant to this Plan; provided, however, that: (a) no Option granted pursuant to such increase in the number of Shares subject to this Plan approved by the Board may be exercised prior to the time such increase has been approved by the stockholders of the Company; and (b) in the event that stockholder approval of any such amendment increasing the number of Shares subject to this Plan is not obtained, all Awards covering such additional Shares granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded.

22.2    Repricing Matters. Except in connection with a corporate transaction involving the Company (including without limitation any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off or exchange of shares), the terms of outstanding Awards may not without stockholder approval be amended to reduce the Exercise Price of outstanding Options or SARs, or to cancel outstanding Options or SARs in exchange either for (a) cash, or (b) new Options, SARS or other Awards with an exercise price that is less than the Exercise Price of the original (cancelled) Options or SARs.

23.    Term of Plan. Unless earlier terminated as provided herein, this Plan will terminate on October 22, 2023.

24.    Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of Section 6 of this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan to increase the number of shares that may be issued under this Plan, change the designation of employees or class of employees eligible for participation in this Plan, take any action in conflict with Section 22.2 above, or otherwise materially modify a provision of the Plan if such modification requires stockholder approval under the applicable rules and regulations of the Nasdaq Market.

25.    Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.    Governing Law. The Plan shall be governed by the laws of the state of Delaware, without regard to its conflict of laws.

27.    No Guarantee of Tax Consequences. Although the Company may endeavor to qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or to avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including without limitation Section 5.10, and the Company will have no liability to a Participant or any other party if an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive or maintain such favorable treatment or does not avoid such unfavorable treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

28.    Insider Trading Policy. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

29.    All Awards Subject to Company Clawback or Recoupment Policy. All Awards held by an executive officer shall be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to a financial restatement, as determined by the Board in its sole discretion, (ii) as provided under any clawback, recoupment or forfeiture policy adopted by the Board or (iii) required by law. Such clawback, recoupment or forfeiture policy, in addition to any other remedies available under applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

30.    Definitions. As used in this Plan, the following terms will have the following meanings:

“Affiliate” means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

“Award” means any award under this Plan, including any Option, Stock Appreciation Right, Restricted Stock Unit, or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

“Company” means Symantec Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option, and in the case of a Stock Appreciation Right the value specified on the date of grant that is subtracted from the Fair Market Value when such Stock Appreciation Right is settled.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)    if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c)    if such Common Stock is publicly traded but is not quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(d)    if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Outside Director” shall mean a person who satisfies the requirements of an “outside director” as set forth in regulations promulgated under Section 162(m) of the Code.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

1.    Profit Before Tax;

2.    Billings;

3.    Revenue;

4.    Net revenue;

5.    Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

6.    Operating income;

7.    Operating margin;

8.    Operating profit;

9.    Controllable operating profit, or net operating profit;

10.    Net Profit;

11.    Gross margin;

12.    Operating expenses or operating expenses as a percentage of revenue;

13.    Net income;

14.    Earnings per share;

15.    Total stockholder return;

16.    Market share;

17.    Return on assets or net assets;

18.    The Company’s stock price;

19.    Growth in stockholder value relative to a pre-determined index;

20.    Return on equity;

21.    Return on invested capital;

22.    Cash Flow (including free cash flow or operating cash flows);

23.    Cash conversion cycle;

24.    Economic value added;

25.    Individual confidential business objectives;

26.    Contract awards or backlog;

27.    Overhead or other expense reduction;

28.    Credit rating;

29.    Strategic plan development and implementation;

30.    Succession plan development and implementation;

31.    Improvement in workforce diversity;

32.    Customer indicators;

33.    New product invention or innovation;

34.    Attainment of research and development milestones;

35.    Improvements in productivity;

36.    Bookings;

37.    Attainment of objective operating goals and employee metrics; and

38.    Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for an Award.

“Plan” means this Symantec Corporation 2013 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price to be paid for Shares acquired under this Plan pursuant to an Award other than an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7. “Restricted Stock Unit” or “RSU” means an award of Shares pursuant to Section 8. “Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted pursuant to Section 9.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tax-Related Items” means federal, state, or local taxes and any taxes imposed by jurisdictions outside of the United States (including but not limited to income tax, social insurance contributions, fringe benefits tax, payment on account, employment tax obligations, and stamp taxes) required by law to be withheld and any employer liability shifted to a Participant.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Eligible Individual to the Company or a Parent, Subsidiary or Affiliate of the Company. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) vacation leave (iii) military leave, (iv) transfers of employment between the Company and its Parent, Subsidiaries or Affiliates; or (v) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than three months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company. In the case of any Participant on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or its Parent, Subsidiaries or Affiliates as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term, if any, set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

ANNEX B

SYMANTEC CORPORATION

2008 EMPLOYEE STOCK PURCHASE PLAN

Effective Date of Plan: September 22, 2008

Amended on September 20, 2010, October 22, 2013, November 2, 2015 and

January 30, 2018

1.	ESTABLISHMENT AND PURPOSE OF PLAN

(a)      Symantec Corporation, a Delaware corporation (the “Company”) adopted this 2008 Employee Stock Purchase Plan (the “Plan”) to grant options for the purchase of shares (“Shares”) of the Company’s Common Stock (“Common Stock”) to eligible employees of the Company, its parent corporation, and its Affiliates and Subsidiaries. For purposes of the Plan, “parent corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and “Affiliate” shall mean any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition in this Plan for purposes of the Statutory Plan (defined below).

(b)      The purpose of the Plan is to provide employees of the Company and certain Affiliates and Subsidiaries designated (any such designated Affiliate or Subsidiary, a “Designated Corporation”) by the Board of Directors of the Company (the “Board”) whose employees are eligible to participate in the Plan with a convenient means to acquire at a discount to market value an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Affiliates and Subsidiaries, and to provide an incentive for continued employment.

2.	STRUCTURE OF THE PLAN AND SUB-PLANS

(a)      This Plan document is an omnibus document which includes a sub-plan (the “Statutory Plan”) designed to permit offerings of grants to employees of the Company and certain Subsidiaries that are Designated Corporations (defined below) where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (each a “Non-Statutory Plan”) which permit offerings of grants to employees of certain Designated Corporations that are not intended to satisfy the requirements of Section 423 of the Code.

(b)      A total of seventy million (70,000,000) Shares may be issued under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan.

(c)      The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions.

(d)      The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Board may adopt Non-Statutory Plans applicable to particular Designated Corporations or locations that are not participating in the Statutory Plan, which shall be designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 2(b) of the Plan with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and any Non-Statutory Plans.

3.	ADMINISTRATION

(a)      The Plan is administered by the Board or by a committee designated by the Board (in which event all references herein to the Board shall be to the committee). Members of the Board shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

(b)      The Board (or the committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)      To determine when and how options to purchase Shares shall be granted and the provisions of each Offering Period (which need not be identical).

(ii)     To designate from time to time an Affiliate or Subsidiary as a Designated Corporation whose employees shall be eligible to participate in the Statutory Plan or a Non-Statutory Plan. For purposes of participation in the Statutory Plan, only Subsidiaries shall be considered Designated Corporations, and the Board shall designate from time to time which Subsidiaries will be Designated Corporations in the Statutory Plan. The Board shall designate from time to time which Subsidiaries and Affiliates shall be Designated Corporations in particular Non-Statutory Plans, provided, however, that at any given time, a Subsidiary that is a Designated Corporation in the Statutory Plan shall not be a Designated Corporation in a Non-Statutory Plan. The foregoing designations and changes in designations by the Board from time to time shall not require stockholder approval.

(iii)    To determine from time to time the method for allocating the number of total shares to be offered under each sub-plan, which determination shall not require stockholder approval.

(iv)    To construe and interpret the Plan and rights to purchase (options on) Shares, and to establish, amend and revoke rules and procedures for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the

Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(v)    To amend or terminate the Plan as provided in Section 24 below.

(vi)    To adopt rules and procedures and/or special provisions relating to the operation and administration of the Statutory Plan (subject to the limitations of Section 423 of the Code or any successor provision in the Code) and any Non-Statutory Plan, as appropriate, to permit or facilitate participation in the Statutory Plan or a particular Non-Statutory Plan by employees who are foreign nationals or employed or resident outside the United States or as designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States.

(vii) Generally, to exercise such powers and to perform such acts it deems necessary, desirable, convenient or expedient to promote the best interests of the Company and its Subsidiaries and to carry out that intent that the Statutory Plan be treated as an “employee stock purchase plan” under Section 423 of the Code.

(c)      Subject to the limitations of Section 423 of the Code or any successor provision in the Code with respect to the Statutory Plan, all questions of interpretation or application of the Plan shall be determined by the Board and its decisions shall be final and binding upon all persons.

4.	ELIGIBILITY

Any employee of the Company or any Designated Corporation is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following unless otherwise required under applicable local law:

(a)      employees who are not employed by the Company or a Designated Corporation on the third (3rd) business day before the beginning of such Offering Period;

(b)      employees who are customarily employed for less than 20 hours per week;

(c)      employees who are customarily employed for less than 5 months in a calendar year;

(d)      employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 425(d) of the Code, own stock or hold options to purchase stock or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries; and

(e)      individuals who provide services to the Company or any Designated Corporation as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5.	OFFERING PERIODS; OFFERING DATES; AND PURCHASE DATES

(a)      Each Offering Period under the Plan (each an “Offering Period”) shall be of the duration provided for or permitted herein. The first trading day (day on which the exchange or system on which the Common Stock is trading is open) of each Offering Period is referred to as the “Offering Date.” The Board may but need not provide for multiple purchases within a single Offering Period. The Board shall have the power to change the duration of Offering Periods without stockholder approval. The last trading day of each Offering Period (or in the case of an Offering Period encompassing multiple purchases, each such purchase period) is hereinafter referred to as the “Purchase Date.”

(b)      Subject to Section 5(c) below, each Offering Period shall be of twelve (12) months’ duration commencing February 16 and August 16 of each year and ending no later than the next and February 15 and August 15, respectively, thereafter, and each Offering Period shall consist of two purchase periods (each a “Purchase Period”).

(c) Notwithstanding 5(b) above and the other provisions of the Plan, the Board of Directors may, but need not, vary the terms and structure of the Offering Periods under this Plan, on such basis as it shall determine in its sole discretion (including without limitation, the length of each Offering Period and each Purchase Period, and the formula(s) for calculating the price(s) at which Shares may be purchased during such Offering Period or Purchase Period including a formula under which such price is calculated with reference to the fair market value (as provided for in Section 8 below) of the Common Stock as of the Offering Date or Purchase Period for the Offering Period); provided, however, that no Offering Period under the Plan shall have a duration in excess of twenty-seven (27) months (or such period as may be permitted under Code Section 423).

6.	PARTICIPATION IN THE PLAN

An eligible employee may become a participant in an Offering Period under the Plan if (a) as of the Offering Date with respect to the Offering Period he or she satisfies the eligibility requirements set forth above, and (b) not later than the third (3rd) business day prior to such Offering Date (at such time and in such manner as may be specified with respect to such Offering Period) he or she delivers to the Company or its authorized representative a subscription agreement indicating his or her desire to enroll in the Offering Period and authorizing payroll deductions in a manner consistent with Section 9 below. An eligible employee who does not timely deliver a subscription agreement by the date specified in advance of the applicable Offering Date shall not participate in that Offering Period and shall not participate in any subsequent Offering Period unless such employee enrolls in the Plan by timely delivering a subscription agreement to the Company or its representative prior to the Offering Date of the applicable, subsequent Offering Period. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of that Offering Period unless the employee withdraws from the Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreements in order to continue participation in the Plan with respect to subsequent Offering Periods. Any participant who has not withdrawn from the Plan pursuant to Section 11 below will automatically be re-enrolled in the Plan and granted a new option on the Offering Date of the next Offering Period.

7.	GRANT OF OPTION

(a)      Each employee enrolled in an Offering Period will be granted on the Offering Date an option to purchase on each Purchase Date for a particular Purchase Period up to that number of Shares determined by dividing the amount accumulated in such employee’s payroll deduction account during such Purchase Period by the Purchase Price applicable to that Purchase Period (as defined in Section 8 below).

(b)      In no event, however, shall the number of Shares subject to any option granted pursuant to this Plan exceed the limitations set forth in Section 10 below. The purchase price and fair market value of a Share shall be determined as provided in Section 8 below.

8.	PURCHASE PRICE

(a)      Unless otherwise determined by the Board in its discretion, the purchase price per Share at which a Share of Common Stock will be sold in any Offering Period (the “Purchase Price”) shall be the lesser of (i) eighty-five percent (85%) of the fair market value of a Share on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a Share on the Purchase Date. The fair market value of a Share shall be as determined in good faith by the Board. If the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Stock Market, the fair market value of a Share shall be the closing sales price for such stock, as quoted on such exchange or market constituting the primary market for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the fair market value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(b)      The Board may in its discretion, and without stockholder approval, change the Purchase Price from the formula set forth above, provided that the Purchase Price may not be less than the lesser of (a) eighty-five percent (85%) of the Offering Date fair market value of a Share and (b) eighty-five percent (85%) of the Purchase Date fair market value of a Share.

9.	PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS; ISSUANCE OF SHARES

(a)      The Purchase Price shall be accumulated by regular payroll deductions made during each Purchase Period, unless payroll deductions are not permitted under a statute, regulation, rule of a jurisdiction, in which case such other payments as may be approved by the Board (or committee) subject to this Section 9. The deductions are made as a percentage of the employee’s compensation in one percent (1%) increments not less than two percent (2%) nor greater than ten percent (10%). For purposes of the Statutory Plan, “compensation” shall mean all compensation, including, but not limited to base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, but excluding amounts related to Company equity compensation; provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. For purposes of any Non-Statutory Plan, “compensation” shall mean base salary. Payroll deductions shall commence on the first payroll date following the Offering Date and shall continue immediately preceding the last Purchase Date in the Offering Period unless sooner altered or terminated as provided in the Plan.

(b)      A participant may lower (but not increase) the rate of payroll deductions (including to zero) during an Offering Period by filing with the Company’s designated stock plan administrator (the “Administrator”) (which may also be the ESPP Broker, as defined below) a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than thirty (30) days after the Administrator’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or lower the rate of payroll deductions for any subsequent Offering Period by filing with the Administrator a new authorization for payroll deductions during the open enrollment period beginning on the first (1st) day of the month and ending three business days before the Offering Date.

(c)      All payroll deductions made for a participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions (unless required by applicable local law). All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions (unless required by applicable local law).

(d)      On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not withdrawn from the Plan in accordance with the provisions of Section 11 of the Plan before that date, the Company shall apply the funds then in the participant’s account to the purchase of whole Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per Share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant’s account after such purchase of Shares shall be refunded to such participant in cash (without interest except to the extent necessary to comply with local legal requirements outside the United States). In the event that the Plan has been oversubscribed as provided in Section 10(c), all funds not used to purchase Shares on the Purchase Date shall be returned to the participant (without interest except to the extent, otherwise required by applicable local law). No Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date, except to the extent required due to local legal requirements outside the United States.

(e)      As promptly as practicable after the Purchase Date, the number of Shares purchased by each participant upon exercise of each participant’s option shall be deposited into an account established in the participant’s name at the stock brokerage or other third party service provider designated by the Company (the “ESPP Broker”), as nominee holding the Shares for the benefit of the participant. In the event participant requests the receipt of certificated shares, the Company shall arrange the delivery to such participant of a certificate representing the Shares purchased on the Purchase Date; provided that the Board may deliver certificates to a broker or brokers that hold such certificate in street name for the benefit of each such participant.

(f)      During a participant’s lifetime, such participant’s option to purchase Shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse or in the name of the ESPP Broker, as nominee holding the Shares for the benefit of the participant.

(g)      To the extent required by applicable federal, state, local or foreign law, a participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of Shares by a participant. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

10.	LIMITATIONS ON SHARES TO BE PURCHASED

(a)      No employee shall be entitled to purchase Shares under the Plan at a rate which, when aggregated with his or her rights to purchase Shares of Common Stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the date such right is granted (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan.

(b)      Subject to Sections 9(a), 10(a) and 14(a) of the Plan, the maximum number of Shares that a participant may purchase on any single Purchase Date shall not exceed 10,000 Shares (the “Maximum Share Amount”); provided that prior to the commencement of any Offering Period, the Board may, in its sole discretion and without stockholder approval, change the Maximum Share Amount with respect to that Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once a Maximum Share Amount is set, it shall continue to apply in respect of all succeeding Purchase Dates and Offering Periods unless revised by the Board as set forth above.

(c)      If a participant is precluded by the limitations of Sections 10(a) or 10(b) from purchasing additional Shares under the Plan, then his or her payroll deductions shall automatically be discontinued and shall resume at the beginning of the next Purchase Period in which such participant is eligible to participate.

(d)      If the number of Shares to be purchased on a Purchase Date by all employees participating in the Plan exceeds the number of Shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each employee affected thereby. Any payroll deductions accumulated in such participant’s account which are not used to purchase Shares due to the limitations in this Section 10(d) shall be returned to the participant (without interest, unless required by applicable local law) as soon as practicable after the end of the applicable Purchase Period.

11.	WITHDRAWAL

(a)      Each participant may withdraw from an Offering Period under the Plan by signing and delivering to the Administrator notice on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period, or such shorter period of time as may be required in certain jurisdictions outside the United States as determined by the Board.

(b)      Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee (without interest, unless required by applicable local law) and his or her interest in the Plan shall terminate. In the event a participant voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in the Plan. To the extent applicable, if the fair market value on the first day of the current Offering Period in which a participant is enrolled is higher than the fair market value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of Shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12.	TERMINATION OF EMPLOYMENT

Termination of a participant’s employment for any reason, including retirement or death or the failure of a participant to remain an eligible employee as set forth in Section 4, terminates his or her participation in the Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative. For this purpose, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company; provided that such leave is for a period of not more than ninety (90) days or, if such leave is longer than ninety (90) days, reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law.

13.	RETURN OF PAYROLL DEDUCTIONS

In the event an employee’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company shall promptly deliver to the employee all payroll deductions credited to his or her account. Unless otherwise required by applicable local law, no interest shall accrue on the payroll deductions of a participant in the Plan.

14.	ADJUSTMENTS UPON CAPITAL CHANGES; CORPORATE TRANSACTIONS

(a)      Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised, the Maximum Share Amount set forth in Section 10(b) above, and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or there is a change in the corporate structure (including, without limitation, a spin-off) or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)      In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In such event, the Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned Shares.

(c)      In the event of a Corporate Transaction (defined below), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned Shares. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Board shall notify the participant that the option shall be fully exercisable on a date specified in such notice, and the option will terminate upon the expiration of such period. For purposes of the Plan, a “Corporate Transaction” means (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company).

(d)      The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of a Corporate Transaction.

15.	NONASSIGNABILITY

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.	REPORTS

Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his account setting forth the total payroll deductions accumulated, the number of Shares purchased, the per Share price thereof, and any other reports required by applicable law.

17.	NOTICE OF DISPOSITION

Each participant under a Statutory Plan shall notify the Company if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such Shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such Shares during the Notice Period, such participant shall keep the certificates representing such Shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on certificates.

18.	NO RIGHTS TO CONTINUED EMPLOYMENT

Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19.	EQUAL RIGHTS AND PRIVILEGES

All participants in an Offering Period under the Statutory Plan shall have the same rights and privileges with respect to their participation in the Statutory Plan for that Offering Period, in accordance with Section 423 of the Code and the related regulations (and any successor provisions) except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). Any provision of the Statutory Plan, a specific Offering Period or an option granted under the Statutory Plan which is inconsistent with this Section 19 shall without further act or amendment by the Company or the Board be reformed, if possible, to the extent necessary to render such provision in compliance with the requirements of Section 423 of the Code, or shall otherwise be deleted, and the remainder of the terms of the Statutory Plan, an Offering Period and/or an option shall not be affected.

20.	NOTICES; ELECTRONIC DELIVERY

(a)      All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b)      Any reference in the Plan to subscription agreements, enrollment forms, authorizations or any other document in writing shall include any agreement or document delivered electronically, including through the Company’s intranet.

21.	DESIGNATION OF BENEFICIARY.

(a)      Unless otherwise determined by the Committee, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the participant’s death.

(b)      Such designation of beneficiary may be changed by the participant at any time by written notice filed with the Company at the prescribed location before the participant’s death. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

22.	CONDITIONS UPON ISSUANCE OF SHARES

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed exchange control restrictions and/or securities laws outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no liability for failure to issue any Shares under this Plan in the event that such issuance cannot be accomplished in compliance with all applicable laws.

23.	APPLICABLE LAW

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

24.	EFFECTIVE DATE; TERM OF THE PLAN

The Plan shall become effective upon approval of the Plan by the stockholders of the Company, and shall continue until the earliest to occur of (i) termination of the Plan by the

Board, (ii) issuance of all of the Shares reserved for issuance under the Plan, or (iii) January 30, 2028.

25.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend or terminate the Plan. Termination of the Plan shall not affect options previously granted under the Plan, nor shall any amendment make any change in an option previously granted which would adversely affect the right of any participant (unless mutually agreed otherwise between the participant and the Company, which agreement must be in writing and signed by the participant and the Company); provided that if the Board determines that a change in applicable accounting rules or a change in applicable laws renders an amendment or termination desirable, then the Board may approve such an amendment or termination. Any amendment of the Plan shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law. In addition, without limiting the foregoing, the Board may not amend the Plan without approval of the stockholders of the Company if such amendment would: (i) increase the number of Shares that may be issued under the Plan; or (ii) expand the designation of the employees (or class of employees) eligible for participation in the Plan.

ANNEX C

SYMANTEC CORPORATION

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(In millions, except per share data)

	Year Ended
	March 30, 2018	March 31, 2017	April 1, 2016
Net revenues (GAAP)	$4,834	$4,019	$3,600
Deferred revenue fair value adjustment	126	144	—

Net revenues (Non-GAAP)	$4,960	$4,163	$3,600

Operating Income (loss) (GAAP)	$49	$(100)	$457
Deferred revenue fair value adjustment	126	144	—
Inventory fair value adjustment	—	24	—
Unallocated corporate charges	—	—	186
Stock-based compensation	610	440	161
Amortization of intangible assets	453	293	86
Restructuring, transition and other costs	410	273	136
Acquisition-related costs	60	120	—
Litigation settlement	2	—	—

Operating income (Non-GAAP)	$1,710	$1,194	$1,026

Operating margin (GAAP)	1.0%	(2.5%)	12.7%
Operating margin (Non-GAAP)	34.5%	28.7%	28.5%

Diluted net income (loss) per share (GAAP) (1)	$1.70	$(0.17)	$3.71
Adjustments to diluted net income (loss) per share
Deferred revenue fair value adjustment	0.19	0.23	—
Inventory fair value adjustment	—	0.04	—
Unallocated corporate charges	—	—	0.28
Stock-based compensation	0.91	0.71	0.24
Amortization of intangible assets	0.68	0.47	0.13
Restructuring, transition and other costs	0.61	0.44	0.20
Acquisition-related costs	0.09	0.19	—
Litigation settlement	0.00	—	—
Non-cash interest expense	0.07	0.06	—
Gain on divestiture and gain on sale of assets	(0.98)	—	—
Loss from equity interest	0.04	—	—
Income tax reform	(0.99)	—	—
Other income tax effects and adjustments	(0.65)	(0.54)	1.42
Total adjustment from continuing operations	(0.02)	1.61	2.27
Total adjustment from discontinued operations	(0.02)	(0.21)	(4.94)
Incremental dilution effect	—	(0.05)	(0.01)

Diluted net income per share (Non-GAAP)	$1.67	$1.18	$1.03

Diluted weighted-average shares outstanding (GAAP)	668	618	670
Incremental dilution	—	27	6

Diluted weighted-average shares outstanding (Non-GAAP	668	645	676

(1)	Net income (loss) per share amounts may not add due to rounding

Objective of non-GAAP measures: We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing Symantec’s performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Deferred revenue fair value adjustment: Our non-GAAP net revenues eliminate the impact of deferred revenue purchase accounting adjustments required by GAAP. GAAP requires an adjustment to the liability for acquired deferred revenue such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes.

Inventory fair value adjustment: Purchase accounting requires us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. These non-GAAP adjustments to our cost of revenues exclude the expected profit margin component that is recorded under purchase accounting associated with our acquisitions. We believe the adjustments are useful to investors as an additional means to reflect cost of revenues and gross margin trends of our business.

Unallocated corporate charges: A significant portion of the segments’ expenses arise from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses, collectively called corporate charges, include legal, accounting, real estate, information technology services, treasury, human resources and other corporate infrastructure expenses. Charges were allocated to the segments, and the allocations were determined on a basis that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. Corporate charges previously allocated to our former information management business (“Veritas”), but not classified within discontinued operations, were not reallocated to our other segments. We eliminate these unallocated corporate charges from our non-GAAP operating results to facilitate a more meaningful comparison of our past operating performance to current operating results.

Stock-based compensation: This consists of expenses for employee restricted stock units, performance-based awards, bonus share programs, stock options and our employee stock purchase plan, determined in accordance with GAAP. We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.

Amortization of intangible assets: Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements. Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.

Restructuring, transition and other costs: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include facilities and other exit and disposal costs, including asset write-offs. Transition costs are associated with formal discrete strategic information technology initiatives and primarily consist of consulting charges associated with our enterprise resource planning and supporting systems and costs to automate business processes. In addition, transition costs include expenses associated with our divestitures. We exclude restructuring, transition and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

Acquisition-related costs: These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these cost from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.

Litigation settlement: We may periodically incur charges or benefits related to litigation settlements. We exclude these charges and benefits when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results.

Non-cash interest expense and amortization of debt issuance costs: In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments because we believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our convertible debt and enhance investors’ ability to view the Company’s results from management’s perspective.

Gain on divestitures: We periodically recognize gains on divestitures, including in fiscal 2018 related to our WSS and PKI solutions. We have excluded these gains for purposes of calculating our non-GAAP results. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.

Gain (loss) from equity interest: We record gains or losses in equity method investments representing net income or loss attributable to our noncontrolling interest in companies over which we have limited control and visibility. We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing core results.

Income tax effects and adjustments: Prior to the third quarter of fiscal 2018, we used a projected long-term non-GAAP tax rate that reflected the elimination of the effects of the non-GAAP adjustments to our operating results described above and significant discrete items, as well as certain unique GAAP reporting requirements under discontinued operations as a result of the sale of Veritas in order to provide better consistency across the interim financial reporting periods. Starting with the third quarter of fiscal 2018, as a result of U.S. tax reform, we use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) certain unique GAAP reporting requirements under discontinued operations and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.

Discontinued operations: In August 2015, we entered into a definitive agreement to sell the assets of Veritas to Carlyle. The transaction closed on January 29, 2016. The results of Veritas, including the net gain on divestiture of $3.0 billion, are presented as discontinued operations in our Consolidated Statements of Operations and thus have been excluded from non-GAAP net income for all reported periods.

Diluted GAAP and non-GAAP weighted-average shares outstanding: Diluted GAAP and non-GAAP weighted-average shares outstanding are the same, except in periods that there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.

SYMANTEC CORPORATION 350 ELLIS STREET MOUNTAIN VIEW, CA 94043 ATTN: CORPORATE SECRETARY    VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SYMC2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E52057-P14083 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    SYMANTEC CORPORATION The Board of Directors recommends that you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. Gregory S. Clark ! ! ! 1b. Frank E. Dangeard ! ! ! 1c. Peter A. Feld ! ! ! 1d. Dale L. Fuller ! ! ! 1e. Kenneth Y. Hao ! ! ! 1f. David W. Humphrey ! ! ! 1g. David L. Mahoney ! ! ! 1h. Anita M. Sands ! ! ! 1i. Daniel H. Schulman ! ! ! 1j. V. Paul Unruh ! ! ! 1k. Suzanne M. Vautrinot ! ! !    The Board of Directors recommends that you vote FOR For Against Abstain proposals 2, 3, 4 and 5. 2. Ratification of the appointment of KPMG LLP as our ! ! ! independent registered public accounting firm for the 2019 fiscal year. 3. Approval of amendments to our 2013 Equity Incentive Plan, ! ! ! as amended. 4. Approval of amendments to our 2008 Employee Equity ! ! ! Incentive Plan, as amended. 5. Advisory vote to approve executive compensation. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E52058-P14083 This Proxy is Solicited on Behalf of the Board of Directors of Symantec Corporation 2018 Annual Meeting of Stockholders The undersigned stockholder(s) appoint(s) Gregory S. Clark, Nicholas R . Noviello and Scott C. Taylor (the “Proxies”) and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation (“Symantec”) that are held of record by the undersigned as of October 5, 2018, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on December 3, 2018 at 9:00 A.M. (Pacific Time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE ELEVEN NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, 4 AND 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side